Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143144

PROSPECTUS

Coda Octopus Group, Inc.

25,784,499 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 25,784,499 shares of our common stock. The total number of shares sold herewith consists of the following shares held by or to be issued to the selling stockholders: (i) 9,240,500 shares held by certain of our stockholders (ii) 13,744,999 shares issuable upon the exercise of A and B warrants, (iii) 2,399,000 shares issuable upon exercise of placement agent warrants and (iv) 400,000 shares issuable upon exercise of other warrants. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the cash exercise, if any, of warrants to purchase an aggregate of 16,543,999 shares of common stock. All costs associated with this registration will be borne by us.

The selling stockholders may sell their shares in public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

Our common stock is currently traded on the OTC Bulletin Board under the symbol CDOC. On June 8, 2009, the last reported sale price for our common stock on the OTC Bulletin Board was $0.061 per share.

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 12, 2009.

TABLE OF CONTENTS

Page

Prospectus Summary	1
Risk Factors	3
Forward Looking Statements	8
Use of Proceeds	8
Management's Discussion and Analysis or Plan of Operation	9
Business	19
Description of Property	31
Legal Proceedings	32
Directors and Executive Officers	33
Executive Compensation	36
Security Ownership of Certain Beneficial Owners and Management	46
Market for Common Equity and Related Stockholder Matters	47
Selling Stockholders	48
Certain Relationships and Related Transactions	51
Description of Securities	53
Plan of Distribution	55
Legal Matters	56
Experts	56
Where You Can Find More Information	57
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	57
Index to October 31, 2008 and 2007 Audited Consolidated Financial Statements and January 31, 2009 Unaudited Condensed Consolidated Financial Statements	58

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Coda Octopus Group, Inc. is referred to throughout this prospectus as the “Company,” "we" or "us."

Our Business

We are engaged in 3D subsea technology and are the developer and patent holder of real-time 3D sonar products which we expect to play a critical role in the next generation of underwater port security. We produce hardware, software and fully integrated systems which are sold and supported on a worldwide basis, with wide applications in two distinct market segments:

•
Marine geophysical survey (commercial), which focuses on oil and gas, construction and oceanographic research and exploration. Our current products encompass geophysical data collection and analysis, through to printers to output geophysical data collected by sonar that are marketed to survey companies, research institutions, salvage companies.

•
Underwater defense/security, which focuses on ports and harbors, state and federal government agencies and defense contractors. We started to focus on this market following the acquisition of OmniTech AS, a Norwegian company, in December 2002 (now operating under the name of Coda Octopus Omnitech AS).  Omnitech developed a prototype system, the Echoscope™, a unique, patented instrument which supplies accurate three-dimensional visualization, measurement, data recording and mapping of underwater objects. We have recently completed developing and commenced marketing this first real time, high resolution, three-dimensional underwater sonar imaging device which we believe has important applications in the fields of port security, defense and undersea oil and gas development.

In addition, through our two engineering services subsidiaries, Coda Octopus Martech Ltd., based in Weymouth, England, UK, and Coda Octopus Colmek, Inc. (formerly Miller & Hilton, Inc.), based in Salt Lake City, Utah, US, we provide engineering services to a wide variety of clients in the subsea, defense, nuclear and pharmaceutical industries. These engineering capabilities are increasingly being combined with our product offerings, bringing opportunities to provide complete systems, installation and support.

For the foreseeable future, we intend to intensify our focus on port security. We believe that in the post 9/11 era there are significant growth opportunities available in that particular market segment because of increased government expenditures aimed at enhancing security. Specifically, we believe that we have the ability to capitalize on this opportunity as a result of:

•
First mover advantage in 3D sonar markets based on our patented technology, research and development efforts and extensive and successful tests that date back almost two decades as well as the resulting broad customer acceptance, as evidenced by orders for our product and its derivatives from government agencies, research institutes and oil and gas companies, that conduct their own testing prior to placing orders.

•
Early recognition of need for 3D real-time sonar in defense/security applications. We believe that we are the first to bring to market a product with the capability of producing a 3D image of submerged or underwater objects or environment. Prior to the deployment of this method in the marine environment, producing an image of a submerged or underwater object or environment was accomplished strictly by two-dimensional sonar.

•	Expansion into new geographies like North America and Western Europe.

•	Expansion into new commercial markets like commercial marine survey and underwater construction with innovative products.

•	Recent sole source classification for one of our products and its derivatives by certain government procurement agencies.

Further, we believe the Echoscope™ will transform certain segments of the sonar product market. In addition, 3D sonar, currently in the early stages of adoption, has disruptive technology qualities as it has the ability to change industry standard practice in respect of the method for visualization and imaging of underwater objects and environment. Therefore, it will likely change who the suppliers into this market are as well as our market position and that of our competitors. We believe the market opportunities in underwater security and defense could grow at a rapid pace over the next several years.

We also believe that our two acquisitions, video surveillance capabilities and our counter-terrorism and anti-piracy training subsidiary strengthen our capabilities to produce comprehensive security and defense systems and solutions and provide new opportunity for us to expand our offerings.

During the recent fiscal year ended October 31, 2008, we generated revenues of $16,968,922 and we incurred a net loss of $7,920,517.  During the quarter ended January 31, 2009, we generated revenues of $3,199,106 and we incurred a net loss of $2,119,225.

Our principal executive office is located at 164 West 25th Street, 6R, New York, New York 10001 and our telephone number at that location is 212-924-3442. Our website address is www.codaoctopus.com.

This Offering

Shares offered by Selling Stockholders	Up to 25,784,499 shares, including 16,543,999 shares issuable upon exercise of warrants

Common Stock to be outstanding after the offering	65,544,243*

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder. See "Use of Proceeds" for a complete description

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3

* Based on the current issued and outstanding number of shares of 49,000,244 as of June 8, 2009, and assuming issuance of all 16,543,999 shares upon exercise of warrants that are included herein.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment.  Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have incurred significant losses to date and may continue to incur losses.

During the recent fiscal year ended October 31, 2008, we generated revenues of $16,968,922 and we incurred a net loss of $7,920,517.   During the quarter ended January 31, 2009, we generated revenues of $3,199,106 and we incurred a net loss of $2,119,225.  We may continue to incur losses for at least the next 12 months. Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

If we are unable to obtain additional funding, we may have to reduce our business operations.

We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash at hand including the proceeds from a recent financing transaction will satisfy our operational and capital requirements for the next 12 months. However, if we are unable to realize satisfactory revenue in the near future, we will be required to seek additional financing to continue our operations beyond that period. We will also require additional financing to expand into other markets and further develop our products. Except for the warrants issued in our recent offerings, we have no current arrangements with respect to any additional financing. Consequently, there can be no assurance that any additional financing on commercially reasonable terms or at all will be available when needed. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. Any additional equity financing may involve substantial dilution to our then existing stockholders. Our future capital requirements will depend upon many factors, including:

•	continued scientific progress in our research and development programs;
•	competing technological and market developments;

•	our ability to establish additional collaborative relationships; and
•	the effect of commercialization activities and facility expansions if and as required.

We have limited financial resources and to date no positive cash flow from operations. There can be no assurance that we will be able to obtain financing on acceptable terms in light of factors such as the market demand for our securities, the state of financial markets generally and other relevant factors. Raising additional funding may be complicated by certain provisions in the securities purchase agreements entered into in connection with our most recent financing. Specifically, the agreements require us to issue shares to the current investors at no additional consideration if, at any time, we issue shares below a purchase price of $1.00.

We are dependent on new products.

Our future revenue stream depends to a large degree on our ability to bring new products to market on a timely basis. We must continue to make significant investments in research and development in order to continue to develop new products, enhance existing products and achieve market acceptance of such products. We may incur problems in the future in innovating and introducing new products. Our development stage products may not be successfully completed or, if developed, may not achieve significant customer acceptance. If we were unable to successfully define, develop and introduce competitive new products, and enhance existing products, our future results of operations would be adversely affected. Development and manufacturing schedules for technology products are difficult to predict, and we might not achieve timely initial customer shipments of new products. The timely availability of these products in volume and their acceptance by customers are important to our future success. A delay in new product introductions could have a significant impact on our results of operations.

If the protection of our intellectual property rights is inadequate, our ability to compete successfully could be impaired.

We own four patents “Method for Producing a 3D Image”, “Subsea Positioning System and Apparatus.”, “Method of Constructing Mathematical Representations of Objects from Reflected Sonar Signals”, and “Patch Test for 3D Sonar”.   We rely on a combination of patent, trademark and trade secret protection to protect our proprietary rights. Nevertheless, the steps we take to protect our proprietary rights may be inadequate. Detection and elimination of unauthorized use of our products is difficult. We may not have the means, financial or otherwise, to prosecute infringing uses of our intellectual property by third parties. Further, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which we will sell our products and offer our services. If we are unable to protect or preserve the value of our patents, trademarks, copyrights, trade secrets or other proprietary rights for any reason, our business, operating results and financial condition could be harmed.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims that our products infringe upon the proprietary rights of others or that proprietary rights that we claim are invalid. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future claims will prevent us from operating our business as planned. If we are forced to defend against third-party infringement claims, whether they are with or without merit or are determined in our favor, we could face expensive and time-consuming litigation, which could distract technical and management personnel. If an infringement claim is determined against us, we may be required to pay monetary damages or ongoing royalties. Further, as a result of infringement claims, we may be required, or deem it advisable, to develop non-infringing intellectual property or enter into costly royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms that are acceptable to us, or at all. If a third party successfully asserts an infringement claim against us and we are required to pay monetary damages or royalties or we are unable to develop suitable non-infringing alternatives or license the infringed or similar intellectual property on reasonable terms on a timely basis, it could significantly harm our business.

Our products may contain errors or defects, which could result in damage to our reputation, lost revenues, diverted development resources and increased service costs, warranty claims and litigation.

Our devices are complex and must meet stringent requirements. We warrant to our customers that our products will be free of defect for various periods of time, depending on the product. In addition, certain of our contracts include epidemic failure clauses. If invoked, these clauses may entitle the customer to return or obtain credits for products and inventory, or to cancel outstanding purchase orders even if the products themselves are not defective.

We must develop our products, particularly software associated with these products, quickly to keep pace with the rapidly changing market, and we have a history of frequently introducing new products. Products and services as sophisticated as ours could contain undetected errors or defects, especially when first introduced or when new models or versions are released. In general, our products may not be free from errors or defects after commercial shipments have begun, which could result in damage to our reputation, lost revenues, diverted development resources, increased customer service and support costs and warranty claims and litigation which could harm our business, results of operations and financial condition.

Increased reliance on sales to government agencies carries the risk of us becoming overly dependent on one source of revenues.

We have recently introduced a new version of our Echoscope™, a sonar device that permits real time, three-dimensional viewing, imaging and data recording of underwater scenes and objects. Because of its ability to inspect harbor walls, ship hulls and bridge pilings under unfavorable visibility conditions, it is uniquely positioned as an aid in port and coastal infrastructure security. Therefore, we believe that the product is of great interest to government agencies, particularly the U.S. Department of Homeland Security, and we are focusing our marketing efforts on those entities. If those marketing efforts are successful, we will become increasingly dependent on government contracts. If for any reason government spending on these types of security devices is subsequently reduced, this may have a significant negative impact our sales and results of operations.

Our key subsidiaries also supply a significant amount of their services to government and quasi-government end-users. In the last fiscal year, Colmek, realized 71% of its revenues from government sub-contracting work and Martech our UK subsidiary realized 11.5% of its revenues from UK government contracting and/or sub-contracting. Excessive reliance on one customer or small group of customers as a source of revenues may have a negative impact on our results of operations if these customers purchase less of our products and services for any reason.

Our Business is Subject to Disruptions and Uncertainties Caused by War or Terrorism.

Acts of war or acts of terrorism could have a material adverse impact on our business, operating results, and financial condition. The threat of terrorism and war and heightened security and military response to this threat, or any future acts of terrorism, may cause further disruption to our economy and create further uncertainties. To the extent that such disruptions or uncertainties result in delays or cancellations of orders, or the manufacture or shipment of our products, our business, operating results, and financial condition could be materially and adversely affected.

We Are Exposed to Fluctuations in Currency Exchange Rates.

A significant portion of our business including some of our manufacturing is conducted outside the U.S., and as such, we face exposure to movements in non-U.S. currency exchange rates. These exposures may change over time as business practices evolve and could have a material adverse impact on our financial results and cash flows. Fluctuation in currency impacts our operating results.

Currently, we hedge only those currency exposures associated with certain assets and liabilities denominated in non-functional currencies. The hedging activities undertaken by us are intended to offset the impact of currency fluctuations on certain non-functional currency assets and liabilities. Our attempts to hedge against these risks may not be successful resulting in an adverse impact on our net income.

We Face Risks in Investing in and Integrating New Acquisitions.

We have recently acquired a number of companies and intend to continue to acquire other companies.  Acquisitions of companies entail numerous risks, including:

•	potential inability to successfully integrate acquired operations and products or to realize cost savings or other anticipated benefits from integration;
•	diversion of management’s attention from on-going business concerns;

•	loss of key employees of acquired operations;
•	the difficulty of assimilating geographically dispersed operations and personnel of the acquired companies;

•	the potential disruption of our ongoing business;
•	unanticipated expenses related to such integration;

•
the correct assessment of the relative percentages of in-process research and development expense that can be immediately written off as compared to the amount which must be amortized over the appropriate life of the asset;

•	the impairment of relationships with employees and customers of either an acquired company or our own business;

•	the potential unknown liabilities associated with acquired business;
•	inability to recover strategic investments in development stage entities; and

•	insufficient revenues to offset increased expenses associated with acquisitions.

As a result of such acquisitions, we have significant assets that include goodwill and other purchased intangibles. The testing of these intangibles under established accounting guidelines for impairment requires significant use of judgment and assumptions. Changes in business conditions could require adjustments to the valuation of these assets. In addition, losses incurred by a company in which we have an investment may have a direct impact on our financial statements or could result in our having to write-down the value of such investment. Any such problems in integration or adjustments to the value of the assets acquired could harm our growth strategy and have a material adverse effect on our business, financial condition and compliance with debt covenants.

Our management has limited experience in managing and operating a US public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company in the United States and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

Government regulation and legal uncertainties may harm our business.

Because of the nature of some of our products, they may be subject to United States and other export controls and may be exported outside the United States or the United Kingdom only with the required level of export license or through an export license exception. Changes in our products or changes in export and import regulations may create delays in the introduction of our products in international markets, prevent our customers with international operations from deploying our products throughout their global systems or, in some cases, prevent the export or import of our products to certain countries altogether. Any change in export or import regulations or related legislation, shift in approach to the enforcement or scope of existing regulations or change in the countries, persons or technologies targeted by these regulations could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers with international operations.

The complex nature of our products increases the likelihood that our products will contain defects.

Our products are complex and may contain defects when first introduced into the market and as new versions are released. Virtually all information technology products and particularly those with electro-mechanical components such as ours are subject to a certain rate of failure. Delivery of products with manufacturing defects or reliability or quality problems could significantly delay or hinder market acceptance of our products, which in turn could damage our reputation and adversely affect our ability to retain our existing customers and to attract new customers. Correcting these production problems may require us to expend significant amounts of capital and other resources. We cannot give you any guarantee that our products will be free from errors or defects after we start commercial production. If there are product errors or defects, this will result in additional development costs, loss of or delays in market acceptance of our products, diversion of technical and other resources from our other development efforts, increased product repair or replacement costs, or the loss of credibility with our current and prospective customers, which may have a negative impact upon our financial performance or status as a going concern.

If we cannot compete effectively, we will lose business.

The market for our products, services and solutions is positioned to become competitive. There are technological and marketing barriers to entry, but we cannot guarantee that the barriers we are capable of producing will be sufficient to defend the market share we wish to gain against future competitors. The principal competitive factors in this market include:

•	Ongoing development of enhanced technical features and benefits;
•	Reductions in the manufacturing cost of competitors’ products;
•	The ability to maintain and expand distribution channels;
•	Brand name;
•	The ability to deliver our products to our customers when requested;
•	The timing of introductions of new products and services; and
•	Financial resources.

Our competitors and prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their networks and product offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional products competitive to those we provide or plan to provide.

Loss of Jason Reid, our President and Chief Executive Officer, could impair our ability to operate.

If we lose our key employee, Jason Reid, or are unable to attract or retain qualified and suitable personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified scientific, technical and management personnel. We are highly dependent on our management, in particular, Jason Reid, our President and Chief Executive Officer, who is critical to the development of our business as a whole. Mr. Reid has an employment agreement with us. However the loss of his services could have a material adverse effect on our growth plan. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We have key man life insurance in place for Jason Reid.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors, of which as of the date hereof 6,287 Series A Preferred are issued and outstanding. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders.

In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

Risks relating principally to our common stock and its market value:

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;
•	additions or departures of key personnel;
•	sales of our common stock;
•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

You may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends on our common stock in the past and do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our stock is deemed to be penny stock.

Our stock is currently traded on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Even if our common stock is included for quotation, it will likely be subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a)	volatility or decline of our stock price;

(b)	potential fluctuation in quarterly results;

(c)	our failure to earn revenues or profits;

(d)	inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e)	inadequate capital to continue business;

(f)	changes in demand for our products and services;

(g)	rapid and significant changes in markets;

(h)	litigation with or legal claims and allegations by outside parties;

(i)	insufficient revenues to cover operating costs.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock offered by the selling security holders herewith.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General Overview

Coda Octopus develops, manufactures, sells and services real-time 3D and other sonar products, as well as engineering design and manufacturing services on a worldwide basis. Headquartered in New York City, with research and development, sales and manufacturing facilities located in the United Kingdom, United States and Norway, the Company is also engaged in software development, defense contracting and engineering services through subsidiaries located in the United States and the United Kingdom.

Founded in 1994, Coda operated for ten years as a private company based in the UK. By the late 1990s, the Company had developed a strong reputation as a developer and marketer of high quality software-based products used for underwater mapping, geophysical survey and other related marine applications.

Shortly after September 11, 2001, management was introduced to, and in December 2002 completed the acquisition of OmniTech AS, a Norwegian company that had developed and patented a prototype system called the  Echoscope ™. The Echoscope permits accurate three-dimensional visualization, measurement, data recording and mapping of underwater objects – in effect, the ability to “see” an object underwater in real time.

Management believed that real-time 3D sonar could represent a truly disruptive technology with the potential to change industry standard practices and procedures. It envisioned significant applications for this technology in Defense, Underwater Port Security, Oil and Gas Exploration and Security, Bridge Repair, and large-scale Underwater Construction projects. Given these beliefs, the Company decided that the best way to gain access to the capital and the visibility needed to commercialize real time 3D sonar, and to successfully enter multiple worldwide markets in the post 9/11 environment would be to move its headquarters to New York City, and to become a publicly traded company in the United States.

On July 13, 2004 Coda Octopus became a public company through a reverse merger with The Panda Project, Inc., a publicly traded Florida corporation. As a result of the transaction, Coda and its shareholders, including its controlling shareholder Fairwater Technology Group Ltd, were issued 20,050,000 common shares comprising approximately 90.9% of the then issued and outstanding shares of Panda. Subsequently, Panda was reincorporated in Delaware, and changed its name to Coda Octopus Group, Inc. By mid 2005, the Company had completed the move of its headquarters from the UK to New York City.

Since moving to New York, the Company has accomplished a series of objectives:

1.
It has raised approximately $33 million in funds, through three private placements primarily with institutional investors. The Company raised approximately $8 million in 2006, approximately $13 million in April/May 2007, and approximately $12 million in a convertible debt transaction that was completed in February 2008.

2.
It has completed the commercialization of the Echoscope and successfully deployed its real-time 3D technology and products on three continents with major corporations, governments, ports, law enforcement agencies and security organizations.

3.
It has significantly broadened both its revenue base and its base of expertise in engineering, defense electronics, military and security training, and software development primarily through the acquisition of four privately held companies. Management believes that broadening the base of the Company in these specific areas was necessary to position Coda Octopus as a reliable and experienced contractor, subcontractor and supplier of 3D sonar products and systems on a worldwide basis.

4.
Beginning in July 2007,the US Department of Defense (DoD) Technical Support Working Group (TSWG) funded Coda Octopus to build and deliver next-generation Underwater Inspection Systems™ (UIS) for the US Coast Guard and other potential users. The program has included money to build and deliver current systems, as well as a roadmap for their future development. During the year ended October 31, 2007, the Company delivered three UIS systems to the US Coast Guard against a purchase order totaling $2.59 million. In FY 2008 the Company was funded for an additional $1.53 million to develop certain mutually agreed technical enhancements to the system. The Company’s latest contract with TSWG covers the funding of an additional $1.4 million for additional enhancements and the delivery of additional systems. The Company believes it has successfully completed the key second-stage enhancements sought by the DoD and the Coast Guard. As a result, management believes that the Company is positioned to build and deploy fully integrated systems that meet the highest standards in the world. They enable users to “see” objects that are smaller than a baseball from a distance of more than 100 meters, and to do so in all kinds of ocean or water conditions at virtually any depth. In addition, the Company through its Colmek subsidiary, has more than 20 years of successful experience as a contractor with the Department of Defense, and as a subcontractor with various large primes, most particularly Raytheon.

5.
The Company has taken advantage of its first mover status in real-time 3D sonar to start to open up several potentially significant vertical markets in the private sector. Thus far, the three areas of focus have been Dredging, Underwater Construction, and Security. In each of these areas, the Company has selected a lead customer and has worked with that customer to develop and deploy a system that management believes will have wide application throughout the segment. In the case of Rotterdam-based Van Oord, Coda Octopus was funded to develop a particular application, and in other cases the Company has financed the development internally.

The Company believes that the largest potential markets for real-time 3D sonar are with government authorities both in the US and throughout the world. Here in the US, the Company has deployed systems with Jacksonville Sheriff ,  FL, and in Contra Costa County, CA, with immediate interest in at least six additional locations. Overseas, the Company has deployed systems in Korea, Japan, the United Kingdom and the Middle East, and has significant opportunities in Germany, Singapore, Malaysia and the Netherlands. Our main challenges are the long lead times in purchasing cycles, the current economic environment, and the initial adoption of new technology, which can take several years to effect.

The consolidated financial statements include the accounts of Coda Octopus and our domestic and foreign subsidiaries that are more than 50% owned and controlled, which includes Colmek Systems Engineering (now Coda Octopus Colmek, Inc.), which was acquired on April 6, 2007. Based in Salt Lake City Utah,   Colmek is a global provider of   engineering services, rugged products, and   system integration for the military, defense, and aerospace industry. It has 20 years of experience in serving as a successful military contractor, and as a subcontractor with various primes, most particularly Raytheon.

All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that we may undertake in the future, actual results may differ from those estimates.

Products and Services

We are engaged in 3D subsea technology and are the developer and patent holder of real-time 3D sonar products, which we expect to play a critical role in the next generation of underwater port security. We produce hardware, software and fully integrated systems, which are sold and supported on a worldwide basis, with wide applications in a number of distinct markets:

•
Marine geophysical survey (commercial), which focuses around oil and gas, oceanographic research and exploration, where we market to survey companies, research institutions, salvage companies. This was our original focus, with current products spanning geophysical data collection and analysis, through to printers to output geophysical data collected by sonar. We believe that our marine geophysical survey markets are experiencing rapid growth due to: 1) successful new product introductions in recent periods; 2) market-proximity benefits derived from the 2004 relocation to the United States; 3) initial market penetration into new sub-sectors of the marine geophysical survey markets; 4) the high price of oil and gas in the past few years, resulting in unprecedented exploration and production activity, which is still having some effect on the market even with lower current prices.

•
Underwater defense/security, where we market to ports and harbors, state, local and federal government agencies, law enforcement agencies and defense contractors. We have recently completed developing and commenced marketing our Underwater Inspection System (UIS™), the first real-time, high resolution, three-dimensional underwater sonar imaging system, which we believe has particularly important applications in the fields of port security, defense and undersea oil and gas development.

•
Underwater construction, where our products are used for real-time monitoring of construction which is conducted subsea, a particularly challenging environment. We have also developed for one of our customers a tailored software application to allow the laying of concrete Accropodes™ for constructing breakwaters. The advantage of our real-time system is in giving visibility where previously divers were used to help with the construction, a dangerous and inefficient process.

•
Dredging, where our products are used for pre-dredge survey and in a real-time mode where they monitor the quality and precision of the dredge. The advantage we give is in improving the dredge quality and drastically reducing the time involved – for example, if a re-dredge is required, this can be done immediately from the information we provide, instead of days or weeks later, when a new vessel may even have to be used.

•	Other applications, such as shallow water hydrography underwater logging, debris survey and treasure hunting.

In addition, through our two engineering services subsidiaries, Coda Octopus Martech Ltd, based in Weymouth, England, UK, and Coda Octopus Colmek, Inc., based in Salt Lake City, Utah, US we provide engineering services to a wide variety of clients in the subsea, defense, nuclear, government and pharmaceutical industries. These engineering capabilities are increasingly being combined with our product offerings, bringing opportunities to provide complete systems, installation and support.

For the foreseeable future, we intend to intensify our focus on port security. We believe that in the post 9/11 era there are significant growth opportunities available in that particular market segment because of increased government expenditures aimed at enhancing security. Specifically, we believe that we have the ability to capitalize on this opportunity as a result of:

•
First mover advantage in 3D sonar markets based on our patented technology, our research and development efforts and extensive and successful testing in this area that date back almost two decades as well as broad customer acceptance.

•	Early recognition of need for 3D real-time sonar in defense/security applications.
•	Expansion into new geographies like North America and Western Europe.
•	Expansion into new commercial markets like commercial marine survey with innovative products.
•	Recent sole source classification for one of our products and its derivatives by certain government procurement agencies.

Further, we believe the Echoscope™ will transform certain segments of the sonar products market. In addition, 3D sonar, currently in the early stages of adoption, has disruptive technology qualities as it has the ability to change industry standard practice in respect of the method for visualization and imaging of underwater objects and environment. Therefore, it will likely change who the suppliers into this market are as well as our market position and that of our competitors. We believe the market opportunity in underwater security and defense could grow at a rapid pace over the next several years.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements that have been prepared under accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements in conformity with US GAAP requires our management to make estimates and assumptions that affect the reported values of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported levels of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Below is a discussion of accounting policies that we consider critical to an understanding of our financial condition and operating results and that may require complex judgment in their application or require estimates about matters which are inherently uncertain. A discussion of our significant accounting policies, including further discussion of the accounting policies described below, can be found in Note 1, "Summary of Significant Accounting Policies" of our Consolidated Financial Statements.

Revenue Recognition

We record revenue in accordance with the guidance of the SEC's Staff Accounting Bulletin SAB No. 104 (SAB 104), which supersedes  SAB No. 101  in order to encompass  EITF No. 00-21 ,  Revenue Arrangements with Multiple Deliverables  (EITF 00-21).

Revenue is derived from sales of underwater technologies and equipment for imaging, mapping, defense and survey applications. Revenue is also derived through contracts gained by our Martech and Colmek businesses.

Revenue is recognized when conclusive evidence of firm arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectability is reasonably assured. No right of return privileges are granted to customers after shipment.

For arrangements with multiple deliverables, we recognize product revenue by allocating the revenue to each deliverable based on the fair value of each deliverable in accordance with  EITF No. 00-21  and SAB No. 104, and recognize revenue for equipment upon delivery and for installation and other services as performed. EITF No. 00-21 was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

Our contracts typically require customer payments in advance of revenue recognition. These deposit amounts are reflected as liabilities and recognized as revenue when the Company has fulfilled its obligations under the respective contracts.

Revenues derived from our software license sales are recognized in accordance with Statement of Position (SOP) SOP No. 97-2, “Software Revenue Recognition,” and SOP No. 98-9, “Modifications of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions”. For software license sales for which any services rendered are not considered essential to the functionality of the software, we recognize revenue upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed and determinable.

Recoverability of Deferred Costs

We defer costs on projects for service revenue. Deferred costs consist primarily of direct and incremental costs to customize and install systems, as defined in individual customer contracts, including costs to acquire hardware and software from third parties and payroll costs for our employees and other third parties.

We recognize such costs in accordance with our revenue recognition policy by contract. For revenue recognized under the completed contract method, costs are deferred until the products are delivered, or upon completion of services or, where applicable, customer acceptance. For revenue recognized under the percentage of completion method, costs are recognized as products are delivered or services are provided in accordance with the percentage of completion calculation. For revenue recognized ratably over the term of the contract, costs are recognized ratably over the term of the contract, commencing on the date of revenue recognition. At each balance sheet date, we review deferred costs, to ensure they are ultimately recoverable. Any anticipated losses on uncompleted contracts are recognized when evidence indicates the estimated total cost of a contract exceeds its estimated total revenue.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, to account for stock-based compensation to employees. Prior to the adoption of SFAS 123(R) we elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123.

Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on November 1, 2004 using the modified prospective method. The fair value of each option grant issued after November 1, 2004 will be determined as of grant date, utilizing the Black-Scholes option pricing model. The amortization of each option grant will be over the remainder of the vesting period of each option grant.  We use the fair value method for equity instruments granted to non-employees and use the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Purchase price allocation and impairment of intangible and long-lived assets

Intangible and long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for intangible and long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model.

We measure the carrying value of goodwill recorded in connection with the acquisitions for potential impairment in accordance with SFAS No. 142 Goodwill and Other Intangible Assets”. To apply SFAS 142, a company is divided into separate “reporting units”, each representing groups of products that are separately managed. For this purpose, we have one reporting unit. To determine whether or not goodwill may be impaired, a test is required at least annually, and more often when there is a change in circumstances that could result in an impairment of goodwill. If the trading of our common stock is below book value for a sustained period, or if other negative trends occur in our results of operations, a goodwill impairment test will be performed by comparing book value to estimated market value. To the extent goodwill is determined to be impaired an impairment charge is recorded in accordance with SFAS 142.

Results of Operations

Comparison of fiscal year ended October 31, 2008, compared to fiscal year ended October 31, 2007.

Introduction

Due to the acquisition of Colmek in April 2007, the financial information presented for the Company for the year ended October 31, 2007 (the "2007 Period"), includes activity in Colmek for the respective period, combined with revenue, other income and SG&A expenses of the rest of Coda Octopus Group, Inc. for the fiscal year ending October 31, 2007. The financial information presented (“2007 Period") does not include any revenues and expenses for Colmek from the period before the acquisition which occurred on April 6, 2007. As a result, the sharply increased revenues and expenses in the accompanying audited consolidated statements of operations in 2008 (“2008 Period”) compared to those in 2007 may not be a meaningful comparison.

Revenue. Total revenue for the 2008 Period and the 2007 Period was $16,968,922 and $13,853,313, respectively, representing an increase of 22.5%. The contribution from Colmek was $2,439,241 in the 2007 Period starting on April 6, 2007, while it contributed $3,527,813 in the full year 2008. Subtracting the extra contribution from this acquisition, there was a 17.8% increase in revenue in our original businesses. This was due to a strong demand for our traditional products in the geophysical and hydrographic survey markets, and growth in demand for our Echoscope.

Gross Margins. Margins were stronger in the 2008 Period at 59.1% (gross profit of $10,027,635) compared to 53.8% in the 2007 Period, reflecting a different mix of sales. The products business and the software development business (surrounding our core products) accounted for approximately 55% of the overall mix in 2008 as our UIS system, a higher margin product, gained some traction along with products selling into our geophysical and hydrographic survey markets.

Research and Development (R&D). R&D spending increased to $3,525,023 in the 2008 Period from $3,019,090 in the 2007 Period as we continued to focus considerable effort into enhancing the Echoscope™ and releasing other products in our suite of marine geophysical offerings. In particular, work focused on delivering our Underwater Inspection System (UIS), a turnkey system built around the Echoscope™ platform. Additionally, two software development projects were successfully completed in 2008. One involved an upgrade in the imagery produced by the Echoscope™ sponsored by TSWG, a research group affiliated with the US Coast Guard. The other software development project was ordered by a consortium of companies in the underwater construction industry to enable the Echoscope™ to assist in the placing of concrete material (Accropode™) on the seabed. Under terms of an agreement with the holder of our secured convertible notes, discussed below under Financing Activities – Note Offering, we agreed to reduce fiscal 2009 R&D.

Selling, General and Administrative Expenses (SG&A). SG&A expenses for the 2008 Period increased to $10,592,352 (removing non-cash charges of $1,614,590 and currency translation effect of $997,312). The 2007 Period reflected $8,759,789, adjusting $3,656,118 in non-cash charges and a positive $30,657 in exchange rate movement. Excluding these charges, the SG&A for the 2008 Period rose $1,832,563, or 20.9% versus a 22.5% increase in revenues. Of this increase, $790,558 of SG&A cost was attributable to the full year contribution from Colmek which was acquired on April 6, 2007. This meant that comparable SG&A expenses, excluding non-cash charges and currency translation effects, increased in the 2008 Period by only $1,042,005 over the 2007 Period, or 11.9%. This represents a significantly smaller rate of increase from last year’s but management is dedicated to reducing SG&A as a percentage of revenues in fiscal 2009. Under terms of an agreement with the holder of our secured convertible notes, discussed below under Financing Activities – Note Offering, we agreed to reduce fiscal 2009 SG&A.

Key areas of 2008 Period expenditure include wages and salaries, where we spent $8,202,854 or 49.0% against $4,715,936 or 29.8% of our SG&A cost in the 2007 Period, 5% of which was attributable to the addition of Colmek for the full year; legal and professional fees, including accounting, audit and investment banking services, where we spent $1,357,114 or 8.1% in the 2008 Period against $851,450, or 5.4% of our SG&A costs in the 2007 Period - this increase is due to costs for payroll service fees, legal fees and accounting; travel costs increased to $782,615 or 4.7% in the 2008 Period from $560,472 or 3.5% of SG&A in the 2007 Period, with the increased outlay due to the larger staff from the acquisition as well as three outside directors added and increased travel due to an overseas financing; rent for our various locations increased in the 2008 Period to $701,528 or 4.2% against $519,162 or 3.3% of SG&A in the 2007 Period, with this increase due to a full year’s rent at Colmek, Bergen, Edinburgh and Florida, the latter three being new facilities for each of those businesses and the former a business acquisition; marketing increased to in the 2008 Period to $1,240,508 or 7.4% of SG&A against $471,049 or 3.0% of SG&A in the 2007 Period, due to moving all our Washington consultants into marketing costs as well as trying to create a new market for our equipment.

Other Operating Expenses. In the 2007 Period, we incurred costs of $435,000 as non-recurring fees and expenses in connection with our financings, which are also included in our loss from operations, and shown separately under Other Operating Expenses. These fees covered equity fund raising during the 2007 Period. There were no comparable charges in 2008.

Operating Loss. We incurred a loss from operations of $6,701,642 in the 2008 Period against $8,384,069 in the 2007 Period. Removing non-cash and non-recurring expenses, the comparison shows a loss from operations of $3,893,726 against a similarly adjusted $5,096,266 loss for 2007. This decreased loss is entirely attributable to increased revenues, improved margins and the increase in costs required to support this growth.

Interest Expense. Interest expense decreased in the 2008 Period to $1,538,724 from the 2007 Period interest costs which were $6,655,283. In the 2008 Period, we have included amortization of the 30% redemption premium for our convertible note, at a cost of $348,493 and we have accrued interest on the convertible bond of $705,150, ahead of payment of this latter amount in February 2009. There was also a financing charge of $4,200 paid in stock. Of the 2007 Period number, $6,105,918 was attributable to the valuation of warrants issued as part of our financing, booked as a financing charge and a non-cash item. Removing non-cash items, the comparison shows $549,365 for the 2007 Period against $480,881 in 2008, with both amounts due to interest charged by our factors, FGI, a relationship which ended on October 31, 2008.

Dividends and Other Stock Charges. In the 2008 Period, dividends were due only on outstanding Series A Preferred stock, and totaled $129,568 for the year. During the 2007 Period, dividends of $388,969 were declared on preferred stock (most of the preferred stock was converted into common stock prior to the end of the 2007 Period). The 2007 amount includes a redemption premium of $181,810 paid on the Series B preferred stock. This took the net loss applicable to common shares to $16,141,284 or $0.42 per share for the 2007 Period, based on an average of 38,476,352 shares outstanding over the period, compared to a loss of $8,050,085 or $0.17 per share for the 2008 Period, based on an average of 48,486,291 shares outstanding over the period.

Financial Instruments Measured at Fair Value

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, we considered the principal or most advantageous market in which we would transact and considered assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in our accompanying financial statements consisted of the following items as of October 31, 2008:

		Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
Assets:
Short term Investment	$153,000	$153,000
Total	$153,000	$153,000	$-	-

With the exception of assets and liabilities included within the scope of FSP FAS No. 157-2, we adopted the provisions of SFAS No. 157 prospectively effective as of the beginning of the 2008 Period.  For financial assets and liabilities included within the scope of FSP FAS No. 157-2, we will be required to adopt the provisions of SFAS No. 157 prospectively as of the beginning of Fiscal 2009.  The adoption of SFAS No. 157 did not have a material impact on our financial position or results of operations, and we do not believe that the adoption of FSP FAS No. 157-2 will have a material impact on our financial position or results of operations.

The fair value of the assets, short term investments, at October 31, 2008 was grouped as Level 1 valuation as the market price was readily available, and there has been no change to the fair value of the securities at October 31, 2008.

Comparison of Three Months Ended January 31, 2009 (“2009 Period”) to Three Months Ended January 31, 2008 (“2008 Period”)

Introduction

The quarter ending January 31, 2009 contained two new operations, that of Coda Octopus Tactical Intelligence, Inc and Dragon Design Ltd, both of which were acquired during the quarter. This should be taken into account when comparing the quarter with the period ending January 31, 2008.

Revenues. Total revenues for the 2009 period and the 2008 period were $3,199,106 and $3,127,231 respectively. This represented an increase of $71,875 or 2.3%. Of the 2009 period amount, $281,045, or 8.8%, were generated by the new operations. Our UK revenues were strongly affected by the change in exchange rates between the two periods, moving from $1.94 to £1 last year to $1.49 to £1 this year, reducing our revenues in the 2009 period by $504,000 on a like for like basis. Given this, our growth, without acquisitions, would have been around 10% from the 2008 period to the 2009 period, a satisfactory performance given the current economic climate. While our products division business is suffering from the reduced oil price, and we saw no significant product sales in the 2009 period, product sales were satisfactory for the time of year. Our engineering businesses, both under new management in the past 12 months, performed significantly better than last year generating 67% of the 2009 period revenues in total. In addition to better management, this reflects an increased demand for outsourcing as companies downsize their own in-house operations.

Margins. Gross margins were 54.9% in the 2009 period compared with 47.5% for the 2008 period. Given the great proportion of engineering revenues in our overall revenue mix, this shows a great improvement in engineering margins, which we target between 45%-50%. It also reflects the relatively low level of product sales, with the mix of products also tending to be more hardware than software based. Lastly, the increase in margins is due to reduced materials costs due to the change in exchange rate over the year and the fact that the majority of our manufacturing is still carried out overseas, The lack of Echoscope™ sales results in our margins being below our targeted 60%. We feel overall margins for this year will be over 60%.

Research and Development (R&D). R&D costs decreased 12.4% to $603,681 in the 2009 period from $689,193 in 2008. This reflects the drop in exchange rates between the 2009 and 2008 periods which, while reducing revenues also reduces costs. Our R&D in the quarter was focused on further development of the Echoscope™ and UIS™ tied to the TSWG (US Coast Guard) contract, the second stage of which finished in January. Additionally, work continued on productizing different Echoscope™ products, including applications for dredging, underwater construction and security.

Selling, General and Administrative Expenses (SG&A). SG&A expenses for the 2009 period decreased to $2,902,719 from $3,056,927 in 2008, or by 5.04%. Removing non-cash charges attributable to stock and option compensation, depreciation and amortization, and exchange rate movements of $377,718 for 2009 and $327,590 for 2008 bring these totals to $2,525,001 and $2,729,337 respectively, or a drop of 7.48% year on year. This is partly due to the drop in exchange rate and also attributable to cost reduction measures the Company has introduced, which will have a larger impact as the year continues.

Key areas of expenditures include wages and salaries where the Company spent $1,900,261 in 2009 while the 2008 period was $1,556,305; legal and professional fees, including accounting, audit and investment banking services, decreased to $272,186 in 2009 from $445,556 in 2008; travel decreased to $127,751 from $154,604; rent increased to $155,139 in 2009, from $126,449; and marketing increased to $274,132 from $214,894 in 2008, mainly due to reclassification of consultants.

Operating Income/Loss. Earnings before Interest, Tax, Depreciation and Amortization (EBITDA) for the period, without non-cash charges for stock and options and exchange rate movements, were a loss of $1,344,083 in 2009 against $1,953,249 for the 2008 Period, an improvement of 31.2%. The Company produced an operating loss for the period of $1,749,441 (which, when adjusted for non-cash charges, becomes $1,371,723) against a loss of $ 2,261,665 in 2008.

Interest Expense. Interest expense for the 2009 period was $397,424, of which $128,571 was a non-cash charge relating to the terminal conversion of the debenture, and $255,000 was accrued interest, due for payment in February 2009. Cash interest charges were $13,853, against costs for 2008 of $113,971, all of which were cash charges.

Preferred Dividends. During the 2009 period there was a $31,149 dividend paid on the remaining series A preferred stock versus $46,093 in 2008.

Liquidity and Capital Resources

As of January 31, 2009 the Company had negative working capital of $ 7,719,895 and cash totaling $2,419,477.

The net loss of $2,119,225 generated a cash flow deficit from operations of $839,080 in the 2009 Period, compared to a deficit of $ 109,110 in 2008. During the 2009 Period, we also invested around $244,000 in assets for use within our various businesses and the completion of two small acquisitions (see note 14 to the financial statements). In the 2009 period, there was a hit to our cash through exchange rate movements which contributed a cash outflow of $385,000, giving an overall cash decrease of around $1,475,000 for the period.

Under the terms of the $12M convertible debenture issued in February 2008 (see Note 12) , the Company agreed to allocate a minimum of $6M of the proceeds for purposes of capital expenditures and acquisitions, with the balance of the proceeds, approximately $6M to be utilized for working capital purposes. If the Company fails to comply with these covenants, the debenture holders would be able to demand payment within a specified period of time.

As of October 31, 2008, the Company exceeded the $6M limit for working capital purposes, and therefore was not in compliance under the terms of the debenture. On March 16, 2009, the Company and the Noteholder have entered into a Cash Control Framework Agreement, pursuant to which it is assumed that, subject to the Company being fully compliant with the terms of this agreement and those set out in the Transaction Documents entered into between the Company and the Noteholder on February 21, 2008, no adverse actions will be taken by the Noteholder. The agreement provides, among other things, for the placement of approximately $2.15 million into a segregated cash account.  Under the terms of the agreement, we may request the release of funds from the account from time to time for working capital purposes, subject to the Noteholder’s consent and agreed upon terms and conditions. Under the terms of the agreement, we must also adhere to a strict cost cutting program which involves reducing our SG&A, R&D and capital expenditure by an annualized $3.35 million.

Our plan to move from loss to profit is based upon intensifying our focus on Echoscope™ applications generally, as well as reducing costs considerably from last year’s total. In the short term, our plan involves, specifically:

•
Continuing to sell our current range of products into a mixture of commercial, defense and security markets, increasing sales of these products over the course of this financial year - we have seen strong growth recently.

•
Continuing to develop and sell complete turnkey systems based around our leading Echoscope™ technology, to open markets in law enforcement and inspection - a great deal of our R&D expenditure has been directed towards refining our product with a view to completing sales this year that are currently in our pipeline.

•
Continuing to deliver to the Coast Guard on the next stage contract, which we were awarded in February. Work on stage 3 has already begun in the second quarter of this year and continues until at least the end of the financial year.

•	Delivering on our first port security solution contract through the provision of our unique technology and other products and services, enabling us to provide complete solutions.

•	Leveraging our subsidiaries to take advantage of our lead in underwater sonar technology by cross marketing all group products and services from each company.

•	Continuing to review and refocus our cost base where necessary to achieve a cost level commensurate with our current level of activity.

Through these measures, we aim to move from cash negative for last year and the first quarter of this year to cash positive. We also aim to move from heavily loss-making for the past 2 years to profitable for the coming year, prior to any non-cash charges made to our income statement. Although we intend to pursue our plans aggressively as set forth in the previous paragraph, there can be no assurance that we will be successful in our attempt to make the Company profitable in the near future, or ever.

Inflation and Foreign Currency

The Company maintains its books in local currency: US Dollars for the parent holding Company in the United States of America and the US operations, Pounds Sterling for UK operations and Norwegian Kroner for Norwegian operations.

The Company’s operations are split between the United States and United Kingdom through its wholly-owned subsidiaries, with a significant proportion of revenues and costs incurred outside of the US. As a result, fluctuations in currency exchange rates may significantly affect the Company's sales, profitability and financial position when the foreign currencies of its international operations are translated into U.S. dollars for financial reporting. In additional, we are also subject to currency fluctuation risk with respect to certain foreign currency denominated receivables and payables. Although the Company cannot predict the extent to which currency fluctuations may, or will, affect the Company's business and financial position, there is a risk that such fluctuations will have an adverse impact on the Company's sales, profits and financial position. Because differing portions of our revenues and costs are denominated in foreign currency, movements could impact our margins by, for example, decreasing our foreign revenues when the dollar strengthens and not correspondingly decreasing our expenses. The Company does not currently hedge its currency exposure. In the future, we may engage in hedging transactions to mitigate foreign exchange risk.

It is the opinion of the Company that inflation has not had a material effect on its operations.

Financing Activities

Equity Offerings

On April 30, 2006, we issued 2,377 shares of our Series A Preferred Stock to a group of individual investors for total cash consideration of $407,100. An additional 4,943.88 shares of our Series A Preferred Stock were issued to various individuals as repayment of $734,628 in debt. The aggregate value of these issuances was $1,141,728 for a total of 7320.88 shares.

In June 2006, we issued to one institutional investor units consisting of 23,000 shares of our Series B Preferred Stock and two five-year warrants to purchase 4.6 million shares of our common stock at a price ranging from $1.30 to $2.00 per share for total cash consideration of $2,300,000. Of these shares of Series B Preferred Stock, 4,819 were converted into 481,900 shares of common stock in April 2007 and 18,181 shares of Series B Preferred Stock were repurchased by us. These repurchased shares have now been cancelled.

In July 2006, we issued to two individual investors 820 shares of our Series A Preferred Stock for a total cash consideration of $82,000. These have since been converted into 82,000 shares of our common stock.

From September 2006 through January 2007, we issued to one institutional investor units consisting 23,000 shares of our Series B Preferred Stock and four five year warrants to purchase 4.6 million shares of our common stock at a price ranging from $1.30 to $2.00 per share and 650,000 shares of our Common Stock for a total cash consideration of $2,300,000. The 23,000 shares of Series B Preferred Stock were converted into 2,300,000 shares of our common stock in March 2007.

On October 31, 2006, we issued to one investor 500 shares of our Series A Preferred Stock for a total consideration of $50,000. These have since been converted into 50,000 shares of our common stock.

In January 2007, we issued to one investor 3,000 shares of our Series B Preferred Stock plus five-year warrants to purchase 300,000 shares of our common stock at $1.30 per share and five-year warrants to purchase 300,000 shares of our common stock at $1.70 per share for a total cash consideration of $300,000. The 3,000 shares of Series B Preferred Stock have since been converted into 300,000 shares of our common stock.

In April 2007 we issued to an individual investor 25,000 shares of our common stock plus five-year warrants to purchase the same amount of shares of common stock (of which 12,500 may be purchased at $1.30 and the balance at $1.70 per share) for a total of $25,000.

In April and May, 2007, the Company consummated a series of securities purchase agreements with a group of accredited individual and institutional investors providing for the sale and issuance of 15,025,000 shares of our common stock and five-year warrants to purchase 7,512,400 shares of common stock at $1.30 per share and five-year warrants to purchase 7,512,500 shares of common stock at $1.70 per share. Gross proceeds from the offering amounted to $15,025,000, generating $13,877,980 after costs. Also, in the period, we raised $800,000 from the sale of preferred stock and warrants, with the preferred stock since converted into common stock. We also issued five-year warrants to purchase 2,400,000 shares of our common stock at $1.00 per share as part of placement agent fees.

Secured Convertible Debentures

On February 21, 2008 we entered into and completed the transactions contemplated under a series of agreements providing for the issuance to a London based institutional investor, The Royal Bank of Scotland plc, of senior secured convertible notes in the principal amount of $12,000,000 (the “Notes”). The Notes are secured by all of the assets of the Company and its subsidiaries and mature 84 months after the date of issuance at which time they are redeemable at 130% of the face amount of the Notes. The Notes accrue interest at the annual rate of 8.5% which is payable semi-annually in arrears. The Notes also stipulate additional interest payments of 2% per annum above the base rate quoted by The Royal Bank of Scotland plc from time to time, in the event that the semi-annual interest payments are not paid by us on the due dates. All of these amounts are payable by us in cash. Of the proceeds, $6,000,000 constituted a specific purpose loan and in the event that we failed to use the proceeds as agreed within 12 months from the closing, then, unless alternative investments were approved by the holders of the Notes, this $6,000,000 was repayable in February 2009.  In such case there will be a partial redemption of 60 of the notes (having an aggregate nominal value of $6 million). Pursuant to the terms of the agreement, a further $1 million of the proceeds has been retained by RBS to secure the performance of certain contractual obligations of the Company. Upon performance of these by us, this will be released. We expect such release to occur no later than February 2009. During the period from February 2008 to December 2008 in which this $1million was retained we earned approximately $17,000 interest on this restricted cash balance based on RBS’s internal overnight funds rate. During the term, the Notes are convertible into our common stock at the option of the Noteholders at a conversion price of $1.05. We may also force the conversion of these Notes into our common stock after two years in the event that we obtain a listing on a national exchange and our stock price closes on 40 consecutive trading days at or above $2.50 between the second and third anniversaries of this agreement; $2.90 between the third and fourth anniversaries of this agreement; and $3.50 after the fourth anniversary of this agreement or where the daily volume weighted average price of our stock as quoted on OTCBB or any other US National Exchange on which our securities are then listed has, for at least 40 consecutive trading days closed at the agreed price.

In August 2008, we notified the Noteholder that we believed that we would be unable to use the $6,000,000 in the manner agreed to under the terms of the Notes. In response, the Noteholder orally consented to the use of an additional $2 million of the $6,000,000 for general working capital purposes. In January 2009, we notified the Noteholder that the balance of the $6,000,000 had fallen below $4 million. On March 16, 2009, the Company and the Noteholder have entered into a Cash Control Framework Agreement, pursuant to which it is assumed that, subject to the Company being fully compliant with the terms of this agreement and those set out in the Transaction Documents entered into between the Company and the Noteholder on February 21, 2008, no adverse actions will be taken by the Noteholder. The agreement provides, among other things, for the placement of approximately $2.15 million into a segregated cash account.  Under the terms of the agreement, we may request the release of funds from the account from time to time for working capital purposes subject to the Noteholder's consent and agreed upon terms and conditions. Under the terms of the agreement, we must also adhere to a cost cutting program which involves reducing selling, general and administrative expenses and research and development and capital expenditures by an annualized $3.35 million.We believe that the terms of this agreement will provide us with sufficient liquidity to operate for fiscal 2009.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during fiscal 2009 or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

Other than disclosed herein, we presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

BUSINESS

Overview

Coda Octopus Group, Inc. (“the Company”, “we” or “us”) is engaged in 3D subsea technology and are the developer and patent holder of real-time 3D sonar products which we expect to play a critical role in the next generation of underwater port security. We produce hardware, software and fully integrated systems which are sold and supported on a worldwide basis, with wide applications in two distinct market segments:

•
Marine geophysical survey (commercial), which focuses on oil and gas, construction and oceanographic research and exploration. Our current products encompass geophysical data collection and analysis, through to printers to output geophysical data collected by sonar that are marketed to survey companies, research institutions, salvage companies. This was our original focus, from founding in 1994. We believe that our marine geophysical survey markets are experiencing rapid growth due to: 1) successful new product introductions in recent periods; 2) market-proximity benefits derived from 2004 relocation to the United States; 3) initial market penetration into new sub-sectors of the marine geophysical survey markets; 4) the high price of oil and gas in the past few years, resulting in unprecedented exploration and production activity.

•
Underwater defense/security, which focuses on ports and harbors, state and federal government agencies and defense contractors. We started to focus on this market following the acquisition of OmniTech AS, a Norwegian company, in December 2002 (now operating under the name of Coda Octopus Omnitech AS).  Omnitech developed a prototype system, the Echoscope™, a unique, patented instrument which supplies accurate three-dimensional visualization, measurement, data recording and mapping of underwater objects. We have recently completed developing and commenced marketing this first real time, high resolution, three-dimensional underwater sonar imaging device which we believe has important applications in the fields of port security, defense and undersea oil and gas development.

In addition, through our two engineering services subsidiaries, Coda Octopus Martech Ltd (formerly Martech Systems (Weymouth) Ltd), based in Weymouth, England, UK, and Coda Octopus Colmek, Inc. (formerly Miller & Hilton, Inc.), based in Salt Lake City, Utah, US, we provide engineering services to a wide variety of clients in the subsea, defense, nuclear and pharmaceutical industries. These engineering capabilities are increasingly being combined with our product offerings, bringing opportunities to provide complete systems, installation and support.

For the foreseeable future, we intend to intensify our focus on port security. We believe that in the post 9/11 era there are significant growth opportunities available in that particular market segment because of increased government expenditures aimed at enhancing security. Specifically, we believe that we have the ability to capitalize on this opportunity as a result of:

•
First mover advantage in 3D sonar markets based on our patented technology, research and development efforts and extensive and successful tests that date back almost two decades as well as the resulting broad customer acceptance, as evidenced by orders for our product and its derivatives from government agencies, research institutes and oil and gas companies, that conduct their own testing prior to placing orders. There is usually a significant time period between introduction of the product to a prospective customer and the purchase order.  Prospective customers need to test the product in the environment in which they intend to use it to ensure that it is suitable for its intended purpose.  We hold the patent for a “ Method for Producing a 3D image ” of, for example, a submerged object and/or underwater environment.  This patent, first applied for in Norway in 1998, is recorded in the European Patents Register, Australia, Norway and the USA.  This method is the culmination of approximately 20 years of research and testing led by the three inventors/scientists, who worked for OmniTech AS. These individuals continue to work for us and are actively involved in producing and advancing the Echoscope™, which incorporates this patent.

•
Early recognition of need for 3D real-time sonar in defense/security applications. We believe that we are the first to bring to market a product with the capability of producing a 3D image of submerged or underwater objects or environment. Prior to the deployment of this method in the marine environment, producing an image of a submerged or underwater object or environment was accomplished strictly by two-dimensional sonar.

•	Expansion into new geographies like North America and Western Europe.
•	Expansion into new commercial markets like commercial marine survey and underwater construction with innovative products.
•	Recent sole source classification for one of our products and its derivatives by certain government procurement agencies.

Further, we believe the Echoscope™ will transform certain segments of the sonar product market. In addition, 3D sonar, currently in the early stages of adoption, has disruptive technology qualities as it has the ability to change industry standard practice in respect of the method for visualization and imaging of underwater objects and environment. Therefore, it will likely change who the suppliers into this market are as well as our market position and that of our competitors. We believe the market opportunities in underwater security and defense could grow at a rapid pace over the next several years.

We also believe that our two acquisitions, our wireless video surveillance capabilities and our counter-terrorism and anti-piracy training subsidiary strengthen our capabilities to produce comprehensive security and defense systems and solutions and provide new opportunity for us to expand our offerings.

Corporate History

The Company began as Coda Technologies Ltd (now operating under the name of Coda Octopus Products Limited), a UK corporation which was formed in 1994 as a start-up company with its origins as a research group at Herriott-Watt University, Edinburgh, Scotland. Its operations consisted primarily of developing software for subsea mapping and visualization using sidescan sonar, a technology widely used in commercial offshore geophysical survey and naval mine-hunting to detect objects on, and textures of, the surface of the seabed. During the late 1990s we achieved significant market penetration in Europe and Asia, but this was difficult to replicate in the USA due to our being a UK based company at that time, though we did have a US subsidiary which was established to market and sell our products in North America. The delay in effectively breaking into the US market severely limited our growth since this market constitutes the major portion of the worldwide market for geophysical and hydrographic survey. Management of Coda Technologies Ltd therefore embarked upon a program to expand its capabilities in growing the Company with a focus on strategic markets such as defense, homeland security and port security.

In June 2002, we acquired by way of merger Octopus Marine Systems Ltd, a UK corporation, and changed our name from Coda Technologies Ltd to Coda Octopus Ltd.  At the time of its acquisition, Octopus Marine Systems was producing geophysical products broadly similar to those of Coda, but targeted at the less sophisticated, easy-to-use, work-horse market.  It was also finalizing the development of a new motion sensing device (the “F180”), which was to be employed aboard vessels conducting underwater surveys to correct sonar measurement by providing precise positioning and compensation for vessel motion.

In December 2002, Coda Octopus Ltd acquired OmniTech AS, a Norwegian company, which became a wholly-owned subsidiary of the Company and now operates under the name Coda Octopus Omnitech AS.  Before we acquired OmniTech, it had been engaged for over ten years in developing revolutionary sonar imaging and visualization technology to produce three-dimensional underwater images for use in the subsea construction industry. Marketed by us under the product name "Echoscope", this technology is unique in that it delivers real time 3D images and visualization with extremely accurate positioning. This is the subject matter of a patent in a number of jurisdictions, including the USA. This technology, which continues to be developed by our Research and Development team in Norway and Edinburgh, allowed the Company to start to shift the original focus on hydrographic and geophysical survey to include port security and defense, with particular emphasis on the US market.

On July 13, 2004, pursuant to the terms of a share exchange agreement between The Panda Project, Inc., a Florida corporation, and Fairwater Technology Group Ltd. (“Fairwater”), Panda acquired the shares of Coda Octopus Limited, a UK corporation and Fairwater’s wholly-owned subsidiary, in consideration for the issuance of a total of 20,050,000 shares of common stock to Fairwater and other shareholders of Coda Octopus Limited. The shares issued represented approximately 90.9% of the issued and outstanding shares of Panda. The share exchange was accounted for as a reverse acquisition of Panda by Coda. Subsequently, Panda was reincorporated in Delaware and changed its name to Coda Octopus Group, Inc.

Following the reverse merger and in continuance of our program to capture more of the market in the United States and our focus on port security and defense, we established our headquarters in New York City. In May 2006, we established a government relations office in Washington, DC.

In June 2006, we acquired a design and engineering firm, Martech Systems (Weymouth) Ltd ("Martech"), which provides high quality bespoke engineering solutions in the fields of electronic data acquisition, transmission and recording, and has links into our existing markets.

In November 2006, we established in New York City a subsidiary, Innalogic, Inc. to provide encrypted wireless video surveillance products and data transmission capability.

In April 2007, we acquired a Utah-based engineering firm, Miller & Hilton, Inc. d/b/a Colmek Systems Engineering, which is a custom engineering service provider of subsea and other engineering solutions, particularly in the fields of data acquisition, storage and display. This company has particular links into the US defense industry, both directly and through its links with prime contractors.

Also in April 2007, we established an assembly and test facility in St. Petersburg, Florida, adding to our existing sales office there, and we now build our Echoscope™ and derivative products from this facility in St. Petersburg.

In November 2008, the Company started a new subsidiary, Coda Octopus Tactical Intelligence, Inc. and recruited two individuals,  to improve the Company’s operational and training reach in the sectors in which it competes.

In December 2008, Coda Octopus Martech Ltd, acquired the assets of Dragon Design Ltd, a company based next door to our Martech business in Weymouth. Management believes the companies have complementary skills and capabilities that can enhance revenues and opportunities to our existing Weymouth operation.

Strategy

Having started as a products company, we have leveraged our capabilities, technology and market position to allow us to provide complete systems, combining our subsea technology products, wireless data transmission products and processes, and engineering services. Our strategy is to continue to sell each of our products and services separately, but to increasingly combine our offerings into systems and move into provision of complete solutions, with special focus in the areas of defense, and port and coastal infrastructure security.  We expect increased sales of our current products and their derivatives, especially the Echoscope™ and UIS™ and comprehensive security systems to increase and account for significant growth over the next five years. In the Echoscope™ and UIS™, we have a unique product addressing a significant need in a niche sector of the port security, defense, and oil and gas industries, with potential to greatly enhance subsea visualization.  We expect that the key element of our growth strategy will be dominated by our 3D technology over the near future.  Through our Government Relations department in Washington, DC, we address the different areas of government, i.e. Federal, state, government agencies and the US Department of Defense. In addition, we have technology affiliations with organizations such as University of South Florida and PCT, as described elsewhere in this document. We expect growth through sales of existing products in current and new markets and through sales of new products based on our own internal research and development.

Operations

We are structured as a holding company for a number of operating subsidiaries, providing corporate management, financing and legal services to group companies. As a public company, based in New York City, this is also our administrative center for our investors and shareholders. We currently operate through eight separate subsidiary companies, which are described below.

Coda Octopus Products, comprising Coda Octopus Products Ltd/Coda Octopus Products, Inc.

Coda Technologies Ltd, a UK corporation, was formed in 1994 as a start-up company with its origins as a research group at Herriott-Watt University, Edinburgh, Scotland. Its operations consisted primarily of developing software for subsea mapping and visualization using sidescan sonar, a technology widely used in commercial offshore geophysical survey and naval mine-hunting to detect objects on, and textures of, the surface of the seabed. During the late 1990s we achieved significant market penetration in Europe and Asia, but this was difficult to replicate in the US due to our being a UK based company at that time, though we did, and still do, have a US subsidiary which was established to market and sell our products in North America. The delay in effectively breaking into the US market severely limited our growth since such market constitutes the major portion of the worldwide market for geophysical and hydrographic survey. Management of Coda Technologies Ltd therefore embarked upon a program to expand its capabilities, expanding from the original focus on the survey, research, hydrography, and search and recovery sectors of the subsea imaging industry. Coda Technologies Limited has since changed its name to Coda Octopus Limited and more recently to Coda Octopus Products Limited. This company also has a sister company in the US, Coda Octopus Products, Inc., selling the same product range to the North American market.

The Company markets and sells a number of sonar-related products, focused on the marine hydrographic and geophysical survey markets (see ‘Products and Services’).

Coda Octopus Research and Development, comprising Coda Octopus Omnitech AS/Coda Octopus R&D Ltd

Coda Octopus Omnitech AS is a Norwegian corporation. Coda Technologies Limited (now Coda Octopus Products Limited) acquired Coda Octopus Omintech AS in 2002. At the time of its acquisition by Coda, OmniTech had been engaged for over ten years in developing sonar imaging technology to produce three-dimensional (3D) underwater images for use in the subsea construction industry, which we have since our acquisition further developed and marketed as our flagship product “Echoscope" which produces and delivers real-time 3D images and visualization in the subsea environments. The focus of Coda Octopus Omnitech operations is on research and development of this technology. Alongside this, our UK subsidiary, Coda Octopus R&D Ltd, focuses on research and development activities, primarily based on software and focused for now on our Echoscope technology.

Coda Octopus Martech Ltd (formerly Martech Systems (Weymouth) Ltd)

Martech is a company incorporated under the laws of the UK operating under its own brand name in a very specialized niche of high quality design and manufacturing services to the UK defense, nuclear and pharmaceutical industries. We acquired this entity in June 2006. Its services are provided on a custom sub-contract basis where high quality and high integrity devices are required in very small numbers.

As a result of Martech’s knowledge of the defense industry and the UK government procurement marketplace, the Company becomes aware of upcoming opportunities, allowing an expression of interest and subsequent listing for the appropriate invitations to tender. The Company enjoys certain pre-approvals to allow it to be short-listed for certain types of government work. Much of the more significant business gained by Martech is gained this way through the formal Government or government contractor tendering process.

On December 15, 2008, Martech acquired Dragon Design Ltd. Dragon is an electronics manufacturing and design business employing thirteen staff in leased premises in Weymouth, Dorset, UK. Unaudited accounts indicate that FY2008 sales were approximately £790,000 (or $1,550,000 at last year’s average exchange rate of $1.94 to £1) generating a net profit of approximately £24,000 ($47,000).

Examples of the type of work that Dragon does are its two long term contracts with Dek International, the leading manufacturer of printing machines for the electronics industry, where the Company supplies both components for new machines and spares for older models, and its relationship with Vector Developments, purveyors of marine night vision equipment for the leisure market.

Coda Octopus Colmek, Inc. (“Colmek”) (formerly Miller & Hilton, Inc.)

Colmek, a Utah corporation which we acquired in April 2007, is a service provider of deep ocean and other engineering solutions, particularly in the fields of data acquisition, storage, transmission and display. Founded in 1977, it has grown and diversified since its inception and now provides services and products to a wide range of defense, research and exploration organizations in the US. For more than a quarter century, Colmek has been solving system- and mission-critical problems for its customers. It designs, manufactures and supports systems that are reliable and effective in multiple military and commercial applications where ruggedness and reliability under extreme operational conditions are paramount and where lives depend on accurate and precise information.

Port Security Group, Inc.

We have recently formed this subsidiary to spearhead our drive into port and coastal infrastructure security markets, selling our products, systems and solutions. This will be a key part of the Group through which we will focus our move into complete solutions, with the products and engineering services being provided to this company via our existing capabilities, to avoid duplication. Effectively, Port Security Group will be a bidding and project management company, providing solutions in partnership with other Group entities, as well as products and services from outside the Group.

Coda Octopus Tactical Intelligence, Inc.

Since the year end we have formed this subsidiary to facilitate our entry into the counter-terrorism and anti-piracy training markets, which we believe are integral to our efforts to help major customers deploy real time 3D sonar systems in hot spots around the world.  We have recruited two specialists in the field of real world security training for domestic and international military units and government agencies to spearhead this drive; these individuals have designed or led more than 50 such training programs throughout the world since September 11, 2001, using up to 100 freelance specialists on a contract basis. The expertise of this part of the Group will be used to leverage our Echoscope and UIS capabilities in terms of sales and training.

We also own separate entities both in the United Kingdom and in the United States that are specifically designed to complete corporate acquisitions, Coda Octopus (UK) Holdings Ltd and Coda Octopus (US) Holdings, Inc.

Our Products

Our products are marketed under two brands, Coda™ and Octopus™. Coda brand products are high-end, enhanced, feature-rich products. They are designed to be used in the most exacting underwater survey, inspection and monitoring requirements. The Octopus brand instruments are rugged, simple-to-use work-horse products used by survey companies, navies and academic organizations, where simple installation and minimal training is required.

Coda™ Brand Products

Coda GeoSurvey Data Acquisition

Our initial focus was the development of systems for use in geophysical services. This entails the visualization and analysis of the seabed which is performed in two forms:  sidescan  using a towfish which generates sonar signals allowing imaging of the seabed itself, highlighting different surface types, textures and objects, and  shallow seismic  which uses low frequency sonar to penetrate through the seabed generating data depicting the below seabed structure. This developed into the Coda GeoSurvey system which acquires both types of data, allowing digital storage of the data and further analysis within the software. This system was launched in 1995 and remains one of our core products. The system operates on both Windows and Linux operating systems and is usually supplied on ruggedized PC type hardware, and is designed to interface with most popular third-party sonar systems. Since developing the initial software, we have implemented a number of additional software modules to allow analysis of the data in a variety of ways. Today, Coda GeoSurvey is widely used throughout the world by commercial survey organizations and research institutes. Specific products include: the DA 2000, for simultaneous acquisition of sidescan and shallow seismic data, the DA 1000, for acquisition of either sidescan or shallow seismic data, and the DA 500, a portable version of the DA 1000. The price for this product ranges from $2,400 to $47,200 per unit.

Coda GeoSurvey Productivity Suite

The GeoSurvey Productivity Suite is a software product enabling acquired sidescan and seismic data to be processed, cleaned, analyzed and interpreted for inclusion in reports and charts. GeoSurvey Productivity Suite comprises an integrated suite of software modules for different tasks according to the needs of the user and can be run on the same hardware as GeoSurvey Acquisition or on a standard PC or laptop. The end products are typically a cleaned image depicting the seabed and its surface features or its underlying layers and features, together with information such as co-ordinates, annotations and interpretations, for integration into geographical information systems (“GIS”). The price for this product ranges from $8,000 to $46,000 per software module or bundle.

Coda Echoscope™

The Echoscope™ is a unique sonar device which embodies a patented invention for a method of producing a 3D Sonar Image that permits real time, three-dimensional viewing, imaging and data recording of underwater scenes and objects. The 3D aspect enables the high resolution visualization to be performed from multiple perspectives. It is able to detect moving as well as fixed objects, and unlike optical sensors can detect and image objects in zero visibility water. Unlike conventional 2D sonars that generate narrow beams or fan shaped beams, the Echoscope™ uses advanced beam forming techniques to generate over 16,000 individual beams to create instantaneous high resolution 3D images. The Echoscope™ is compact, measuring about the size of an average briefcase, thus enabling it to be used from small vessels. It is suitable for over-the-side or bow mounting on vessels of any size or on remotely operated underwater vehicles (“ROV”) and autonomous underwater vehicles (“AUV”). The price for this product ranges from $250,000 to $340,000 per device depending on depth rating.

The Echoscope™ has a very wide range of applications including:

•	inspection of harbor walls;

•	inspection of ship hulls;

•	inspection of bridge pilings;

•	ROV navigation (obstacle avoidance);

•	AUV navigation and target recognition (obstacle avoidance);

•	construction - pipeline touchdown placement and inspection;

•	obstacle avoidance navigation;

•	bathymetry (measurement of water depth to create 3D terrain models);

•	monitoring underwater construction;

•	underwater intruder detection;

•	dredging and rock dumping;

•	contraband detection;

•	locating and identifying objects undersea, including mines.

Considerable interest in the Echoscope™ has been shown by the United States Coast Guard, NAVSEA, the US Office for Naval Research (ONR), the US Office for Naval Intelligence (ONI), the US Department of Homeland Security and various other defense agencies. The Echoscope™, in its simplest form as a stand alone product, is priced at $250,000. We have sold and delivered 26 of these to customers since its introduction. In addition, a number of these devices are on long term rental in places like the Gulf of Mexico. Among the first purchasers have been United States naval agencies, the United States Coast Guard, research institutions and a construction company in Japan.

Coda Underwater Inspection System (UIS™)

The Coda Underwater Inspection System or UIS™ is the world’s first, and we believe only, fully integrated high resolution real-time 3D inspection system. It delivers precise and intuitive 3D images in real-time, and is designed to inspect large areas with 100% coverage and 98% probability of detection.

At the heart of every UIS™ is the unique Echoscope™ real-time 3D sonar incorporating our cutting edge phased array technology to simultaneously generate over 16,000 beams. This results in an instant three dimensional sonar image where the position of every data point is accurately known, producing detailed images from a single sonar ping.

To ensure accurate positioning the Echoscope™ is integrated with the Octopus F180™ in the UIS™, giving series precision attitude and positioning. This provides absolute positioning at accuracies of up to 10cm (4”), with heading better than 0.05°. High accuracy is the key to ensuring that all data is correctly geo-referenced, enabling real-time mosaicing as well as quick relocation of areas of interest from previous inspections.

As part of a small boat package, the UIS™ includes a ruggedized digital video camera or optional night vision camera to provide a separate and immediately obvious above water reference. For remotely operated vehicle (ROV) installations, the latest laser scaling camera provides an accurate visual cross reference.

Depending on the application and platform, the UIS™ can be combined with a wide range of additional sensors and other sonars to create a fully integrated bespoke package. Centered around the unique and powerful Echoscope™ 3D sonar, the integrated UIS™ solution offers significant advantages and superior performance over systems using 2D sonar, sector scan sonar, acoustic lens sonars or underwater video cameras alone.  The price for this product is approximately $495,000.

In July 2007, we received a $2,597,410 order from the U.S. Department of Defense to build and deliver over a period of six months three next generation prototype UIS™ for the US Coast Guard and other potential users, to enable rapid underwater searches in the nation’s ports and waterways. The contract includes additional options, exercisable at the sole discretion of the U.S. Department of Defense. If exercised, these options would require us to make enhancements to the existing systems and deliver a further seven UIS™ systems within six months from the time the option is exercised.

The contract was awarded to us on a sole source basis, which means that the product is considered to be available from one source only and under Federal rules may be acquired from that source without a competitive bidding process.

The systems were delivered over the period October to December 2007, with final sign-off of the order received towards the end of December 2007. Under the terms of the agreement, we provided, among other things, operator training and a one year guarantee for each system supplied. The agreement also grants to the purchaser a non-exclusive, non-transferable, irrevocable, paid-up license to practise or have practised for or on behalf of the United States any invention conceived in the performance of the agreement throughout the world. On February 19, 2008, a contract amendment was awarded to us. Under this amendment a number of the options listed below were exercised. These are Option 1 (contract value $634,065), Option 2 (contract value $378,084) and a portion of Option 4. The total value of the contract amendment is $1,527,149.  In addition, a further order was made (and completed) for additional development work of $100,000.

On February 6, 2009, a further order was made for $1,152,948 for Option 3, Automated Change Detection. Under the option provisions further options may be exercised by the US Coast Guard under the contract for up to $2,851,750.

The following table sets forth a brief description of the enhancements to the existing systems, their respective purchase prices and the allotted time period for each. Per the terms of the agreement, payments for the product enhancements will be made by the U.S. Department of Defense pending the development and delivery of those enhancements. Since exercise of the options is at the sole discretion of the U.S. Department of Defense, there can be no assurance that the options will be exercised.

Option	Description	Estimated Purchase Price	Time Period for Delivery
Option 1 RANGE RESOLUTION ENHANCEMENT	Development of core beam forming hardware and related technology to improve the current 3 or 4cm range resolution to 1 or 2cm, and increase target detection of objects on harbor walls and other close range applications.	$634,065	Completed

Option 2 INCREASE ECHOSCOPE FREQUENCY	Development of new transducer and channel board hardware to allow operation at higher frequencies (up to 500KHz) which will increase the resolution of the data	$378,084	Completed

Option 3 AUTOMATED CHANGE DETECTION	Development of software compatible with the UIS platform and designed for on-line detection and post-processing analysis of captured Echoscope data. In essence, the software will have the capability of registering any changes of new data collected against a baseline survey and automatically alert end-user to the changes (i.e the presence of something that was not there on the last inspection - example of a harbor wall).	$1,152,948	18 months from date of exercise

Option 4 ADVANCED PROTOTYPE UIS SYSTEM	Building of up to seven (7) additional UIS Systems to agreed USCG specifications.	$3,291,750	Completed

Option 5 DEVELOPMENT OF ONE PIECE F190	Development of a F190 Positioning System to replace the standard two piece system currently used in the UIS.	$247,434	Completed

Octopus®   Brand Products

Octopus F180™ Precision Attitude & Positioning System

The Octopus F180™ integrates GPS with aerospace motioning sensing devices (gyroscopes and accelerometers) to provide high-accuracy measurements of geographical position and motion in the most dynamic environment at sea, and includes position, heading, heave, pitch and roll as its primary outputs. The primary application is to compensate for the effects of motion on single beam and multibeam echosounders where it is critical to know where the instruments are pointing when depth soundings are being taken in order to ensure accuracy of depth and position.

Developed originally for motor sport (measuring vehicle motion and position) the F180™ is manufactured under license pursuant to which CodaOctopus has exclusive rights to the products so developed. Since its launch in August 2003, the F180™ has become a popular and well regarded sensor with a growing number of customers in the commercial marine survey industry around the world, because of its simplicity of operation and accuracy at a relatively low cost. Modifications and enhancements have resulted in a simple-to-use product that brings highly accurate positioning and motion data into extreme offshore conditions for precision marine survey applications. Variants within the F180™ series include the F190, exclusively configured for use ‘inland’, e.g. within ports and harbors, and the F185, with enhanced precision positioning to 1cm accuracy. Also available is Octopus iHeave, a software product for dealing with long period ocean swell compensation, fully integrated with the F180™ series. The price for this product ranges from $2,700 to $112,000 per unit.

Octopus 760 Series Geophysical Acquisition System

The 760 series is a range of geophysical data acquisition systems for sidescan sonar and shallow seismic profiling. In common with the Coda GeoSurvey product line, the Octopus 760 integrates with third party sonars and sensors to acquire, display and record data. However, it is designed to be simple to operate and requires minimal training. The 760 series is a self contained instrument rather than software and a PC. There are four variants of the 760 series - the 760D which combines simultaneous acquisition of sidescan sonar and sub-bottom profiler; the 760S which provides ‘either/or’ sidescan sonar and sub-bottom profiler data acquisition; the 460+ for sidescan only; and the 360+ for shallow seismic only. There is also a variant of the 760 series, the 460P, which is re-packaged into a splash-proof hand-portable carry-case for operation in the most demanding of environments such as in small open boats. Combined with compact dual-frequency sidescan sonar and an optional battery pack, the 460P is also available as a complete portable sidescan sonar system and has been supplied to the British Royal Navy amongst other naval and commercial customers. The price for this product ranges from $2,000 to $43,000 per system.

Octopus 361/461 Analysis Software

The 361/461 Analysis Software is a low-cost, reduced capability alternative to the Coda GeoSurvey Productivity suite, providing an entry level product for less demanding sidescan sonar and sub-bottom profiler users. The price for this product ranges from $500 to $10,000 per software bundle.

Octopus® Thermal Printers

In June 2004, the Company acquired a thermal printer product line from Ultra Electronics plc, which we rebranded under the “Octopus” brand name. Octopus® printers are used to produce high quality grayscale continuous images onto thermal paper or film and are ideal for producing hard copy output of geophysical data and other continuous data. They are widely used in the geophysical survey industry in conjunction with other Coda and Octopus products, as well as in defense applications as part of surface ship and submarine detection systems. The price for this product ranges from $100 to $26,500 per printer.

Our Services

As a result of the acquisitions of Martech and Colmek, we have moved from being a pure products company to being a comprehensive provider of systems and solutions.  Both of these entities focus on producing specific low volume, high value solutions, bringing the Group firmly into the services sector in the defense and homeland security markets. The addition of these design and solution provision capabilities to our  Echoscope™ product set gives enormous added strength to the business.

Martech

Martech, based in Weymouth, UK, provides bespoke design and manufacturing services. It operates in the very specialized niche of high quality design and manufacturing services mainly to the United Kingdom defense, nuclear and pharmaceutical industries. Its services are provided on a custom sub-contract basis where high quality and high integrity devices are required, but in quite small amounts. Martech is accredited to ISO 9001-2000 and Tick-IT.

An example of Martech’s design and engineering services is the development of a ruggedized display unit in military vehicles capable of displaying variables such as wind speed, air temperature and humidity independent of the vehicle’s computer.

In the past, the Company has designed products such as an air traffic management software system, military sonar test equipment, and equipment for production testing of sensors used in blood analysis equipment. Contracts ranged in amounts between a few thousand dollars up to around a million dollars. The Company is currently bidding on and obtaining contracts in the $500,000 to $1,000,000 range in addition to continuing to seek smaller contracts.

Martech competes with larger contractors in the defense industry. Typical amongst these are Ultra Electonics, BAE Systems, and Thales, all of whom are also partners on various projects. Martech is like many smaller companies a competitor to its customers, who have in-house design facilities, and has to manage these relationships carefully.

Martech’s business strategy is to continue to grow profitably in its established niche. It has established credentials with many of the bigger industry players and is well known as a reliable contractor who delivers service and products to the high specifications involved in defense, nuclear and pharmaceutical industries.

Martech provides Coda Octopus with the skills, practices and knowledge to expand its foothold in the UK defense sector and ensures that it can substantiate its credibility as a defense and homeland security supplier.  Martech’s revenues for the full year ended October 31, 2008 were $3,081,843.

Colmek

Colmek operates in the same specialized niche of high quality design and manufacturing services as Martech but to the US defense sector mainly, though also in commercial sectors in the US. Its services are also provided on a custom sub-contract basis where high quality and high integrity devices are required.

An example of the type of business conducted by Colmek is a contract to produce a system to monitor the build-up of ice on the bows of oil tankers in use in the Barents Sea. Colmek staff developed a monitoring system using strain-gauge sensors, attached directly to the hull of the vessel. Environmental concerns were of paramount importance, as much of the monitoring equipment was to be located in the hull of the ship, where temperatures could drop well below the specifications of standard, off-the-shelf, equipment. Colmek created a system where the captain can monitor actual ice load as measured by the various strain-gauges on the ship’s hull.

In the past, the Company has also been engaged on projects such as the design and production of a pipeline inspection vehicle and helicopter-based mine hunting system incorporating sonar, laser, and acoustic payload configurations. Contracts ranged in amounts from very low values to around $1,000,000. For the future Colmek will seek the larger engagements in addition to continuing to seek smaller contracts. Colmek’s revenues for the full year ended October 31, 2008 were $3,527,813.

Similarly to Martech, Colmek intends to continue to grow in its existing established niche. It has long standing relationships with many of the major companies in the industry, such as Northrop Grumman and Raytheon. Colmek is a trusted supplier, as well as occasionally being a competitor to these big organizations.

Colmek provides a growing revenue stream in the defense sector, opportunities for cross-selling, raw skills that can be applied across the Group, and the operating synergies to be gained between it and Martech.

Research and Development

The scientists and engineers who work for Coda Octopus OmniTech AS have become the nucleus for our research and development center, based in Bergen, Norway. Our research and development division also includes a team of seven software engineers based in Edinburgh, Scotland, two of whom are original founders of the Coda Octopus Products business.

This area also benefits from strong and long lasting links with the University of Bergen. We have also developed close links to the University of South Florida (USF) in St Petersburg, Florida. Our strategic relationship with these institutions has facilitated the development of our UIS™ system to meet key requirements of government agencies such as the US Coast Guard.

In Bergen, we have two chief engineers, who between them led the hardware and software development of the Echoscope™, and three other engineers who support this activity, covering mechanical design and engineering and software.

The key drivers for our research and development activities are the lead we believe we have in 3D acoustic imaging and which we aim to maintain over the coming years. Our aim and strategy is to stay at the forefront of this technology, allowing us to generate strong earnings growth from regular new products.

We have recently been investing over $3 million annually in our research and development activities and expect to continue this investment at a level of between $2m and $3m during the current year in order to continue the current pace of research and development, as well as product and intellectual property rights development. Our products are developed in-house by our team of software design, hardware design and engineering, and support staff. In the year ended October 31, 2008, we spent $3,525,023 on research and development.

Production and Manufacturing

Our production process consists of supply chain management, product assembly, testing and calibration. We do not undertake any metal fabrication or electronic circuit board manufacture and all components are manufactured outside of the Company, bought in as raw materials and then assembled into finished goods.

Assembly of our products is carried out in four places at present. Our data acquisition products and motion sensors are produced and distributed in the UK from our Edinburgh production facility. Our printers are currently produced in Weymouth, where Martech also undertake any production required as part of their engineering design services. Similarly, Colmek undertake any production required as part of their engineering projects in Salt Lake City, Utah. Finally, the production of our Echoscope™ product is currently located in Norway, but is moving shortly to our facility in Utah.

Marketing

We conduct worldwide sales and marketing through each company individually, with our synergies, national and international exposure sought geographically by our Presidents of European and US Operations. This structure provides dedicated sales effort in each of the Group companies, and encourages cross-selling and marketing of other Group companies’ products and services. The companies are staffed as follows:

•	Coda Octopus Products – eight persons distributed between the UK and Florida, USA
•	Coda Octopus Martech - two full time and one part time based in Weymouth, UK
•	Coda Octopus Colmek – three full time staff
•	Port Security Group - currently being developed by Group-level staff
•	Group level – two members of staff, one based in New York City, USA and one based in St Petersburg, Florida, USA

Generally, our focus is on widening our market reach and selling broader services, systems and solutions within our existing customer base. Specifically, we have a key focus on Port and Harbor Security, leading with our flagship 3D sonar product Echoscope™, and its added value derivative, the UIS™. Our marketing effort is dedicated to enhancing, reinforcing, and protecting the value of our lead in this huge emerging market, broadening our current product and systems-based offerings to be able to offer complete solutions. However, within that we have the following supporting marketing sub-strategies:

•	Product: The extension of our product line (particularly Echoscope™) through adding value to produce higher added functionality products (eg. UIS™, the Company’s Underwater Inspection System).

•	Price: The maintenance and enhancement of profit margin through value add (as described above).

•
Place: The use of strategic partnerships, at the higher value end of the market, particularly to provide solutions rather than product (eg. the provision, through partnership, of a complete port security solution to a major port), and the use of existing and new sales agents to provide sales leads for lower value but very important “pure” product sales.

•	Promotion: The attendance and illustration of our capabilities at trade shows, use of customer mailing, advertising and trade public relations.

Each of the Group companies has a number of external agents and representatives who are distributed globally for Coda Octopus products, within the UK for Coda Octopus Martech and within the USA for Coda Octopus Colmek.

Suppliers

Most of the materials and components used in our products are readily available in the marketplace and are delivered pursuant to simple purchase orders. We do not have long term supply contracts with our suppliers with the exception of a three year agreement with Oxford Technical Solutions dated July 1, 2006, pursuant to which that entity delivers licensed technology for use in our F180 product line. Other than this specific technology we are not dependent on any materials that could not be obtained from alternative sources if our current suppliers cease to make deliveries to us for any reason.

Government Regulation

Because of the nature of some of our products, they may be subject to United States and other export controls and may be exported outside the United States or the United Kingdom only with the required level of export license or through an export license exception.

In addition, as a provider for the US Government, we may be subject to numerous laws and regulations relating to the award, administration and performance of US Government contracts, including the False Claims Act. Non-compliance found by any one agency could result in fines, penalties, debarment, or suspension from receiving additional contracts with all US Government agencies. Given our dependence on US Government business, suspension or debarment could have a material adverse effect on our business and results of operations.

Government Relations

As government has become a primary focus of our marketing of the Echoscope™, we have established an office in Washington, DC, that will enable us to reach the different levels of government. The office is managed by an experienced individual to develop this presence.

Intellectual Property

The Coda Octopus technologies and products are underpinned by strong intellectual property rights including trademarks, copyrights and patents (“IPRS”). We are in the process of augmenting our IPRS portfolio, including rationalizing our brands, seeking to register in the US and other jurisdictions certain trademarks and the filing of a number of new patents in key areas of our business activities. We have a number of fundamental patents including a patent covering the stitching together of acoustic imagery (valid in the US, Europe, Australia and Norway). This covers the real time acoustic image generation element of what we do, and we believe it provides us with a competitive advantage.

Our patented inventions along with our strategy to enhance these are at the heart of the Company’s strategy for growth and development. In recognition of this, the Company’s Board has adopted for implementation by the Company a Corporate Patent Strategy. This provides for the effective management and organization of our patents and other intellectual property rights. The main goals of our Corporate Patent Strategy are to (i) protect value; (ii) create value and (iii) extract value. Protecting value entails implementing measures aimed at protecting the Company’s existing patents and other intellectual property rights. Creating Value aims at working closely with our Research and Development Division to remain at the forefront of 3D Sonar Technology by ensuring that we make the necessary technological advancements in the market spaces in which we operate and obtain the right legal protection by filing quality new patents. Extract value entails ensuring that our Patents and other Intellectual Property Rights work for us and generate premium revenues.

Patents

We have been granted four patents:

•
Patent No. 6,438,071 concerns the “Method for Producing a 3-D Image” and is recorded in the European Patents Register File #SH-44923; Australia #55375/99; Norway #307014 and US Patent Office # 6,438,071. This patent relates to the method for producing an image of a submerged object (3), e.g. a shipwreck or the sea bottom, comprising the steps of emitting acoustic waves from a first transducer toward a first chosen volume.

•	Patent No. 6,532,192 concerns “Subsea Positioning System and Apparatus”, recorded in the US Patent Office. This patent relates to subsea positioning system and apparatus.

•	Patent No. 7,466,628 concerns the “Method of constructing Mathematical Representations of Objects from Reflected Sonar Signals”, recorded in the U.S. Patent Office.

•	Patent No. 7,489,592 concerns “Patch Test for 3D Sonar Data” recorded in the US Patent Office.

In addition, we have applied for the following patents:

•	Application number US2008043572 concerns the “Method of constructing mathematical representations of objects from reflected sonar signals”;

•	Application number US11760417 concerns “Combined pressure compensator and cooling unit”;

•	Application number US11676427 concerns “Patch test for 3D sonar data”;

•	Application number US61026163 concerns “2D sonar beamforming using a real-time 3D sonar”;

•	Application number US12061298 concerns “Acoustic coating”;

•	Application number US12103839 concerns “Fast averaged volumetric rendering of large sets polar/range data using minimal intermediate storage”; and

•	Application number US12138702 concerns “Edge enhancement of 2D polar range data using a common cartesian coordinate system”.

Trademarks

In marketing and branding our products and services we use the following registered and unregistered trademarks:

 Coda ™
 Octopus®
 Octopus & Design®
 F-180 ™
 Echoscope ™
 UIS™

In addition, we have registered the internet domain names “codaoctopus.com”, “codaoctopusgroup.com”, “theportsecuritygroup.com”, “3dsonar.com”, “portsecurity.com”, martechsystems.co.uk and colmek.com with various ICANN-certified domain name registrars.

Competition

We compete with numerous companies, some of which are much larger than we are with much greater financial, technical and human resources.

Products

The sonar equipment industry is fragmented with several companies occupying niche areas, and we face specific competition from different competitors with respect to our different products. In the field of geophysical products Chesapeake, a US-based company, and Oceanic Imaging Consultants, Hawaii, USA, dominate the market with an estimated 30% each of world sales, while we believe that we are just behind this with 25%.

In the field of motion sensing equipment, we believe that we have four principal competitors - TSS (International) Ltd in Watford, England which is focused on the mid-performance segments with about 30% of the world market; Ixsea, a French company which covers all segments, with about 25% of the market; Seatex, a Norwegian company, part of Kongsberg Simrad which has products across all segments, with about 15% of the market; and Applanix, a Canadian company, now part of Trimble which has one major product focused on the high end of the market, with about 20% of the market. We believe that our market share in the field of motion sensing equipment is only about 10% at present.

In the area of grayscale thermal printers, there are two companies besides us who compete in this small market. EPC Labs, Massachusets, US, have around 40% of the market, mainly in the US; iSys of Canada have around 20% of the market; we have around 40% of the market, mainly in Europe and Asia.

In the field of 3D real time imaging, we believe that we have no direct competition at present since no other companies offer such a product. There is, however, no assurance that others will not enter this area with competing products.

We seek to compete on the basis of producing quality products employing cutting edge technology. We intend to continue our research and development activities to continually improve our products, seek new applications for our existing products and to develop new innovative products.

Services

We are involved in custom engineering for the defense industry in the US, and for the defense, nuclear and pharmaceutical industries in the UK. The size of these companies means that there is significant competition provided by other small engineering contracting firms, but the largest competition comes from the decision by larger companies to proceed with a project in-house instead of outsourcing to a sub-contractor like Martech or Colmek. In essence, the potential of each company is determined by their ability to be known and trusted by potential clients, and the make or buy decisions made by those potential clients.

Employees

As of the date hereof, we have 108 employees:

•	5 are employed in research and development in our Bergen facility
•	15 are employed in research and development in Edinburgh
•	16 are employed in sales, marketing, production and administration in Edinburgh
•	7 are employed in management and administration at our New York City office
•	1 is employed in product development, sales and support in New York City
•	8 are employed in sales, marketing and support at our Florida office
•	2 are employed in Government Relations at our Washington, DC, office
•	37 are employed in Weymouth
•	17 are employed in Colmek in Salt Lake City, the main categories of employees being engineers and technician.

A large majority of our employees have a background in science, technology and engineering, with a substantial part being educated to degree and PhD level. None of our employees are members of any union, and we have not experienced organized labor difficulties in the past.

Description of Property

New York City, New York, USA. Our corporate offices are located at 164 West 25th Street, 6R, New York, New York 10001. We lease premises comprising 2,500 square feet pursuant to a renewable lease which expires in July 2011. The lease provides for a monthly rental of $7,000.

St Petersburg, Florida, USA. We lease 2,544 square feet of business premises (comprising assembly, testing facilities and office space) located at 1601 Third Street South, St. Petersburg, Florida. The space houses our US Sales, Marketing and Production staff and is located close to the University of South Florida, which is convenient for conducting trials and demonstrations of our products. The lease expires on March 26, 2010 and provides for a rental of $32,305 per annum (excluding utilities).

Washington, DC, USA. We lease office premises located at 700 13th Street, N.W, Washington, DC 20005 (10th Floor). This space comprises 186 square feet and houses our Government Relations operations. The lease provides for a rental of $854 per month and expires on January 31, 2012 but can be terminated by us with 30 days’ notice at any point.

Salt Lake City, Utah, USA. Our wholly owned subsidiary, Coda Octopus Colmek, Inc. leases 7,170 square feet of business premises at 1775 South 4130 West Suites, Salt Lake City, Utah comprising both office space, manufacturing and testing facilities. The lease provides for a monthly rental of $6,504 and expires on September 30, 2014.

Edinburgh, Scotland, UK. Our wholly owned UK subsidiary, Coda Octopus Products Limited, leases business premises comprising 4,099 square feet located at 2 nd  Floor, Anderson House, 1 Breadalbane Street, Edinburgh, Scotland. The space comprises a main floor which houses sales and support staff and our software product development team. The building is located close to the Port of Leith and Firth of Forth, which is convenient for conducting trials and demonstrations of our products. The lease provides for an annual rental of £65,584 and expires on September 26, 2016. Pursuant to the provisions of the lease, we may terminate the lease without penalty on or after the fifth anniversary of the lease agreement, which is September 26, 2011.

We also lease workshop and manufacturing facilities at Units 3, 8 and 10 Corunna Place, Edinburgh, Scotland comprising 2,798 square feet and used as workshop space. The lease provides for a rental of £19,805 per annum (£1,650 per month). There are two lease agreements in place for these premises. One expires on July 31, 2009 and is subject to a 4 month notice period and the other expires on July 20, 2010 and is fixed for a period of 3 years.

Weymouth, England, UK. Our UK wholly owned subsidiary, Coda Octopus Martech Limited leases business premises located at 14 Albany Road, Granby Industrial Estate, Weymouth, Dorset, England DT4 9TH comprising 5,000 square feet. This space comprises both office space and manufacturing and testing facilities. The lease provides for an annual rent of £29,985 and expires on September 30, 2013. The lease provides for an annual rent increase of 3% of the last annual rent.

We also lease 4,800 square feet within close proximity of Martech’s premises. This houses our wholly owned subsidiary, Dragon Design Limited. The lease provides for an annual rent of £26,328 increasing at 3% per annum each August, and expires in August 2015.

Bergen, Norway. Our Norwegian subsidiary, Coda Octopus Omnitech AS, leases 2,370 square feet of business premises in a recently refurbished maritime business center directly on the waterway connected to Bergen harbor. This serves as our Research and Development center with purpose-built laboratories for electronic and mechanical development. The lease provides for a rental of NOK 440,500 per annum and expires on May 31, 2012.

Legal proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as described below, we are currently not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

We are currently engaged in a lawsuit involving the former Chief Executive Officer of our subsidiary, Coda Octopus Colmek, Inc. (Scott DeBo v Miller & Hilton, Inc. d/b/a Colmek Systems Engineering and Coda Octopus Group, Inc. File No. 080923661).  Mr DeBo claims breach of his employment contract, tortuous interference with his contract, termination in violation of public policy and failure to pay wages when due. He filed a complaint and an amended complaint on November 10, 2008 and December 10, 2008, respectively. We answered the amended complaint denying Mr. DeBo’s allegations, raising affirmative defenses on December 22, 2008 and intend to defend ourselves vigorously.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position(s)
Jason Reid	43	President, Chief Executive Officer and Director
Nicholas Franks	61	Chairman of the Board of Directors
Jody E. Frank	57	Chief Financial Officer and Director
Blair Cunningham	40	Chief Technology Officer
Anthony Davis	43	President US Operations
Frank B. Moore	73	Senior Vice President, Government Relations and Director
Geoff Turner	56	President European Operations
Angus Lugsdin	32	Senior Vice President, Market Development
Richard Lewis	42	Senior Vice President, Corporate Administration and Development
Rodney Peacock	62	Director
Faith Griffin	59	Director and Chairman of the Audit Committee
Paul Nussbaum	61	Director

Jason Reid has served since June, 2004 as a director, President and Chief Executive Officer of Coda Octopus Group, Inc. Mr. Reid has been affiliated with Coda Octopus Products Ltd., the current key operating subsidiary, since 1994, initially as a founder and independent director and, since 2002, as Managing Director. Mr. Reid is a director of the Company’s subsidiaries, Coda Octopus Products Ltd., Coda Octopus Omnitech AS (Norway), Coda Octopus Products, Inc., Port Security Group, Inc., Coda Octopus Martech Limited, Coda Octopus Colmek, Inc., and Coda Octopus Tactical Intelligence, Inc. He is also a director of Fairwater Holdings Ltd. and Fairwater Technology Group Ltd, a principal stockholder of the Company. He was a founding partner, in 1984, of Weight Management Group Ltd, a $20m Scottish company which competes directly with Weight Watchers International, Inc., and which is market leader in Scotland. From 1992-2004, he was Managing Director of Weight Management Group Ltd, acquiring, in 2001, Green Meadow Foods Ltd, which distributed controlled dietary foods throughout Scotland to the major retail trade. In 2003, he oversaw the successful national UK launch of a new magazine title, published by Weight Management Group Ltd. He became a non-executive director of both companies when he assumed the role of President and CEO of Coda Octopus Group, Inc. in 2004. Between 1993 and 2004 he was also chairman of a software development company in Scotland, Softworks Business Systems Solutions Ltd., producing commercial software for public companies, including Bulthaup and Manchester Ship Canal, part of Peel Holdings plc. In 1997, he was a Director of William Grant Mining Ltd.

Nicholas Franks was elected to the Board in March 2009 and appointed our Chairman shortly thereafter.  Mr. Franks has been a director of and consultant to Selex, Inc., a provider of integrated sensor solutions and through-life capability management for defense systems and homeland security applications, since 2008.  He was the Group Managing Director and Chief Executive of Selex, Ltd. from 2005 through 2007.  From 2002 through 2005, Mr. Franks was the Group Managing Director for BAE Systems Avionics Group, a global company engaged in the development, delivery and support of advanced defense, security and aerospace systems in the air, on land and at sea. Prior thereto, he held a variety of executive positions at developers and suppliers of electronic equipment to the military and civil aerospace markets.  Mr. Franks has attended at, among others, the Harvard Business School and Stanford University.

Jody E. Frank became the Chief Financial Officer of Coda Octopus Group, Inc. on July 16, 2007 and a Director on March 25, 2009.  He served as Senior Vice President of Investments for UBS Wealth Management from January 2003 through June 2007 and has 28 years of years of experience in the financial services industry. He began his career at Prescott Ball & Turben in 1979 and thereafter worked as a Financial Advisor at Shearson Lehman Brothers and CIBC Oppenheimer. He has served on the Board of Directors of two public companies and has been instrumental in formulating business plans for several private corporations and numerous business ventures. During 1985-1995 he served on the board of directors of publicly-held Peoples Telephone Inc. He received his BA degree from the University of Rochester, and his MBA in Finance from Rutgers University.

Blair Cunningham has served as Chief Technology Officer of Coda Octopus Group, Inc. since 2005 and Technical Manager of Coda Octopus Products Ltd between July 2004 and July 2005. From March 1992 to present he has served as a Director of Softworks Business Systems Solutions Ltd, an Aberdeen, Scotland based software company which developed turnkey software solutions for large public companies. From 1990-92, Mr. Cunningham was an Analyst/Programmer with Weight Management Group Ltd, Aberdeen. Mr. Cunningham received an HND in Computer Science in 1989 from Moray College of Further Education, Elgin, Scotland.

Anthony Davis has served, initially as Chief Commercial Officer of Coda Octopus Group, Inc. since July 2005 and, since November 1, 2007, as President US Operations. Previously, he served as Business Development Manager of Coda Octopus Products Ltd from 2002-04, prior to which he was a Sales Manager between 1998 and 2002. Mr. Davis is also a Director of the Company’s subsidiaries, Coda Octopus Products, Inc. and Coda Octopus Colmek, Inc. He was a Project Manager from 1996 to 1998 at Cable & Wireless Marine, Chelmsford, England and Survey Manager in Abu Dhabi for NPCC from 1994 to 1996. He served as a Project Geophysicist in Singapore for Ocean Science International from 1992 to 1994, as an Offshore Geophysicist for NESA in Delft from 1990-91 and as a Logging Engineer for Schlumberger in Aberdeen from 1987 to 1990. He earned his BSc Geology & Geophysics at Edinburgh University in 1987.

Frank B. Moore has served as Senior Vice President, Government Relations of Coda Octopus Group, Inc. since May 2006 and as a Director since July 2008.  Mr. Moore is also a Director of our key subsidiary, Coda Octopus Colmek, Inc. Since December, 2001, Mr. Moore has served as Chairman of Ulysses Financial, a company engaged in private equity financing. Between January 1977 and January 1981, Mr. Moore served as Assistant to the President of the United States. His chief responsibility was the Administration’s relations with Congress. Mr. Moore reported directly to the President and also worked on international matters such as the Panama Canal Treaty and the Strategic Arms Limitations Talks (S.A.L.T. II). Prior to his position in the White House, Mr. Moore served as Assistant, and later as Chief of Staff, to the Governor of Georgia, Jimmy Carter. Between July, 1982 and September, 1998, Mr. Moore was Vice President for Government Affairs and Public Policy for Waste Management. Mr. Moore earned his BBA from the University of Georgia and completed the Advanced Management Program at Harvard Business School.

Geoff Turner has served initially as Senior Vice President, Mergers and Acquisitions of Coda Octopus Group, Inc. since May 2006, and, since November 1, 2007, as President European Operations. Previously, he served as a consultant from November 2005 to April 2006 through his consultancy company Taktos Limited. Mr. Turner is also a Director of the Company’s subsidiaries, Coda Octopus Martech Limited and Coda Octopus Products Limited. He has been involved in the IT industry for over 30 years, in both technical and commercial roles. He spent the 13 years up to 1999 with GE Information Services (& International Network Services), the then global market leader in Electronic Commerce, where he was Director of Business Development for Europe, Middle East and Africa. During this time, in addition to his business development roles he held posts as Software Products Director, and in global channel sales management. Since leaving GE in 1999, Mr. Turner has been involved as a shareholder and a consultant through Taktos Limited in a number of businesses ranging from financial services businesses to a provider of supply chain management software.

Angus Lugsdin has been with us since 2002, and has been our Senior Vice President of Market Development since November 1, 2007.  Prior to this, Mr. Lugsdin was Vice President of Market Development from November 2006. He has held a number of positions with us including Sales Manager of Octopus Marine (which was acquired by us in 2002) from July 1999 to May 2002, Sales Manager of Coda Octopus, Inc from May 2002 to June 2004 and Strategic Development Executive from July to October 2006. He earned his BSC in Marine Geography from University of Wales in 1998.

Richard Lewis has been with us since 2005.  He was appointed as Senior Vice President of Corporate Administration and Development in November 2008.  Prior to this, Mr Lewis was Vice President Corporate Development, having initially joined the Company as Strategic Development Executive. Before joining the Company he had spent ten years in the banking and fund management industries, latterly with JPMorgan Asset Management.  He earned his BA Hons from Liverpool University.

Rodney Peacock has served as an independent director of Coda Octopus Group, Inc. since January 2005. He has been Managing Director of Axiom Marketing & Management Ltd, a consultancy firm, since November 1997. From 1990 to 1997, he served as Joint Managing Director of the Brand Development Company and from 1985-90, Managing Director of NPL, an Addison Group subsidiary. He was, from 1981-85, head of the Marketing Group of Arthur Young Consultancy and from 1976-81 General Manager, Retail Products Division of Tate & Lyle. From 1970-76, he served as Brand Group Manager of United Biscuits and from 1964 to 1970, Research Chemist of Ilford Films. Mr. Peacock received his BSc (Hons) in Physics and Chemistry from London University.

Faith Griffin was elected to Board as an independent member in July 2008 and, at the same time, was also appointed Chairman of the Audit Committee of the Board of Directors. Until 2002, Ms. Griffin was an institutional research analyst and, subsequently, an investment banker, with a focus on emerging technology companies, including entities involved in the design, manufacturing and marketing of computers, software, communications and semiconductors. Since 2002, she has served as a business consultant to several emerging technology companies. Since 2005, she has served as a member of the Board of Directors of Enherent Corp., a publicly traded company in the information services and solutions field. Ms. Griffin holds a BA in Mathematics from Franklin & Marshall College and an MBA in Finance from New York University.

Paul Nussbaum served as our Chairman of the Board of Directors of Coda Octopus Group, Inc. in a non-executive capacity from January 2005 until March 2009.  He is the chairman of the Waramaug Partners Group, a private real estate and special situations equity firm. He is the former Chairman Emeritus of Wyndham International, Inc., (NYSE:WYN), successor to Patriot American Hospitality, Inc. From 1991 to 1999 he served as Founder, Chairman & Chief Executive Officer for the Patriot American Group of Companies, including Patriot American Hospitality, Inc., a paired share real estate investment trust which owned the Wyndham, Grand Bay, Malmaison, Summerfield Suites, and Clubhouse Inn proprietary hotel brands. From 1979 to 1991, Mr. Nussbaum served as chairman of the real estate practice group of Schulte Roth & Zabel, a law firm in New York. From 1971 to 1979, he was an associate and later a partner in the Dreyer & Traub law firm in New York. Mr. Nussbaum earned his B.A. degree from the State University of New York at Buffalo and his J.D. degree from Georgetown University Law Center.

Election and Removal of Directors

All directors of the Company are elected at its annual meeting of stockholders to hold office until the next annual meeting of stockholders and until their successor is elected and qualified, or until such director’s earlier death, resignation or removal. All officers of the Company serve at the pleasure of the Board, subject to their contractual rights.

The Company’s Certificate of Incorporation provides that any director or all the directors of a single class (but not the entire board of directors) of the Company may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 2/3 of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Company shall have the right, voting separately as a class, to elect one or more directors of the Company, the preceding provisions shall not apply with respect to the director or directors elected by holders of preferred stock.

Audit Committee

Our Audit Committee was established on May 31, 2006 pursuant to our Audit Committee Charter. The Audit Committee’s purpose is to:

•
be directly responsible for the appointment, compensation and oversight of the independent auditor, which shall report directly to the Audit Committee, including resolution of disagreements between management and auditors regarding financial reporting for the purpose of preparing or issuing an audit report or related work;

•	oversee management’s preparation of the Company’s financial statements and management’s conduct regarding the accounting and financial reporting processes;

•	oversee management’s maintenance of internal controls and procedures for financial reporting;

•	oversee the Company’s compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;

•	oversee the independent auditor’s qualifications and independence;

•	oversee the performance of the independent auditors, including the annual independent audit of the Company’s financial statements;

•	prepare the report required by the rules of the SEC to be included in the Company’s proxy statement; and

•
 discharge such duties and responsibilities as may be required of the Audit Committee by the provisions of applicable law or rule or regulation of the American Stock Exchange and the Sarbanes-Oxley Act of 2002.

The members of the Audit Committee are Faith Griffin, who serves as Chairman, Paul Nussbaum and Rodney Peacock, each of whom is an “independent director” under the standards of Item 7(d)(3)(iv) of Schedule 14A of the Securities Exchange Act of 1934, as amended. Ms Griffin is our “audit committee financial expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002. We believe that the composition of our Audit Committee meets the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and SEC rules and regulations. We believe that the functioning of the Audit Committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002, as well as SEC rules and regulations.

Compensation Committee

On October 19, 2004, we established a Compensation Committee. The Compensation Committee, which is made up of Messrs Nussbaum and Peacock, is responsible for, among other things, reviewing and evaluating all compensation arrangements for the executive officers of the Company and administrating the Company’s 2004 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2004 Plan”), as well as the Company’s 2006 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2006 Plan”), and the Company’s 2008 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2008 Plan”) .  The Compensation Committee approved the restrictions contained in the definitive agreements relating to the issuance of the convertible secured loan note by us on February 21, 2008, which limits the amount of options which may be awarded during the term and the price at which such options may be issued.

EXECUTIVE COMPENSATION

The Summary Compensation Table shows certain compensation information for services rendered for the fiscal years ended October 31, 2007 and 2008 by our executive officers. The following information includes the dollar value of base salaries, bonus awards, stock options grants and certain other compensation, if any, whether paid or deferred. Conversion rates were used for 2008 and 2007 of $1.94143 and $1.9840 to £1 respectively.

Name and Principal Position	Year	Salary		Bonus	Restricted Stock Awards		Option Awards		All Other Compensation	Total
		($)		($)	($)		($)(2)		($)(3)	($)

Jason Reid	2007	350,000		-0-	100,000	(5)	-0-		50,385	500,385
President & CEO	2008	375,000		-0-	-0-		15,635		10,200	400,835
Blair Cunningham (1)	2007	175,000		-0-	50,000	(6)	-0-		18,866	243,866
Chief Technology Officer	2008	178,815		-0-	-0-		10,423		50,095	239,333
Anthony Davis (1)	2007	175,000		-0-	50,000	(6)	-0-		11,962	236,962
President US Operations	2008	178,815		-0-	-0-		10,423		72,825	262,063
Jody Frank	2007	104,808	(4)	-0-	14,400	(8)	281,243	(9)	1,750	402,201
Chief Financial Officer	2008	350,000		-0-	60,000		10,423		11,000	431,423
Frank Moore	2007	175,000		-0-	50,000	(6)	-0-		-0-	225,000
SVP Governmt Relations	2008	147,500	(7)	-0-	-0-		10,423		-0-	157,923
Geoff Turner (1)	2007	175,000		-0-	50,000	(6)	-0-		15,833	240,833
President European Ops	2008	178,815		-0-	-0-		10,423		15,328	204,566
Angus Lugsdin	2007	151,667	(10)	-0-	50,000	(6)	-0-		3,619	205,286
SVP Market Develpmnt	2008	174,458		-0-	-0-		10,423		14,285	199,708

(1) A portion of these amounts were paid in UK Pounds (the conversion rate used in this table for these amounts is stated above).
(2) Amount represents the aggregate grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R, “ Share-Based Payment  ” (“SFAS 123R”). Information regarding the assumptions made in the valuation reported and material terms of each grant are incorporated herein by reference from “Note 4 Capital Stock” to our Consolidated Financial Statements for the Year Ended October 31, 2008.
(3) All other compensation consisted of car allowances, re-location expenses, disability payments, pension benefits and/or pay for vacation not taken. Some of these amounts were paid in UK Pounds at the conversion rates shown above.
(4) In 2008, Jody Frank was paid at the annual rate of $350,000 – his employment started with the Company in July 2007.  Therefore, the values shown are pro-rated for this period.
(5) Comprising 80,317 shares valued at $100,000.
(6) Comprising 40,159 shares valued at $50,000.
(7) With effect from July 1, 2008, Mr Moore undertakes his executive employment with the Company on a part-time basis, on a pro-rated annual salary of $92,500.  Therefore, the values shown are pro-rated for the period.
(8) Comprising 12,908 shares valued at $14,400.
(9) Comprising 237,500 options issued at $1.30, and vesting 34% in 2007, 33% in 2008 and 33% in 2009.
(10) Effective July 1, 2007, Mr Lugsdin was being paid at the annual rate of $175,000.  Prior to this date, his annual salary was $140,000.  Therefore, the values shown are pro-rated for this period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008*
Option Awards

Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)
Jason Reid	400,000		$1.00	May 2010
President and Chief Executive Officer	25,500	49,500	1.30	August 2013
Blair Cunningham	200,000		$1.00	May 2010
Chief Technology Officer	17,000	33,000	1.30	August 2013
Anthony Davis	150,000		$1.00	May 2010
President US Operations	17,000	33,000	1.30	August 2013
Jody Frank	237,500		$1.30	May 2012
Chief Financial Officer	17,000	33,000	1.30	August 2013
Geoff Turner	150,000		$1.00	November 2010
President European Operations	17,000	33,000	1.30	August 2013
Frank Moore	150,000		$1.00	May 2011
Senior VP Government Relations	17,000	33,000	1.30	August 2013
Angus Lugsdin	150,000		$1.00	May 2010
Senior VP Market Development	17,000	33,000	1.30	August 2013

* In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from this table.

DIRECTOR COMPENSATION*
(During Last Completed Fiscal Year)

Name (a)	Fees Earned or Paid in Cash ($) (b)		Stock Awards ($) (c)	Option Awards ($) (d) (6)		Total ($) (j)
Paul Nussbaum	$30,000	(2)	$-0-	$57,675	(6a)	$87,675
Rodney Peacock	$20,000	(3)	$-0-	$38,450	(6b)	$58,450
Frank Moore	$6,667	(4)	$60,000	$-0-		$66,667
Faith Griffin	$9,333	(5)	$60,000	$52,016	(6c)	$121,349

* In accordance with the rules promulgated by the Securities and Exchange Commission, certain columns relating to information that is not applicable have been omitted from this table.

(2)	Consists of an annual retainer in the amount of $22,500 and $1,875 per board meeting attended.
(3)	Consists of an annual retainer in the amount of $12,500 and $1,875 per board meeting attended.
(4)	Consists of an annual retainer of $12,500 and $1,875 per board meeting attended. Pro-rated in accordance with appointment as a director with effect from July 1, 2008.
(5)
Consists of an annual retainer of $12,500 and $1,875 per board meeting attended, $4,000 per annum as Chair of the Audit Committee, and $4,000 per annum as member of the advisory board.  Pro-rated in accordance with appointment as a director with effect from July 1, 2008.

(6a)	Comprising 75,000 options valued based on date of issue using Black Scholes method and booked into our accounts as an expense.
(6b)	Comprising 50,000 options valued based on date of issue using Black Scholes method and booked into our accounts as an expense.
(6c)	Comprising 250,000 options valued based on date of issue using Black Scholes method and booked into our accounts as an expense.

Compensation of Directors

Pursuant to Agreements dated January 26, 2005 with our non-employee directors at that time, Paul Nussbaum and Rodney Peacock, each received a fee of $2,500 per board and committee meeting attended (which amount was increased to $3,750 per meeting starting November 1, 2006) and they are reimbursed for expenses incurred in connection with attending board and committee meetings. As board chairman, Mr. Nussbaum received an annual retainer of $40,000 and Mr. Peacock received an annual retainer of $20,000. Messrs. Nussbaum and Peacock received 100,000 shares and 150,000 shares, respectively, on January 26, 2005. On May 1, 2005, each director also received five-year options to purchase 200,000 shares of our common stock, exercisable at $1.00 per share, and vesting 34% immediately, and 33% on the first and second anniversaries of the award. Messrs. Nussbaum and Peacock also receive options to purchase 75,000 shares and 50,000 shares, respectively, at the first board meeting in each fiscal year, at an exercise price to be established by the Board. Each director is also entitled while serving as a director and for a period of three years thereafter, to participate in directors and officers liability insurance and to indemnification of all costs and expenses, including cost of legal counsel, selected and retained by the director, in connection with any action, suit or proceeding to which the director may be a party by reason of the director acting in such capacity. All options granted but not vested to Messrs. Nussbaum and Peacock, unless exercised, terminate at such time as the individual is no longer serving as a director.

The Compensation Committee awarded the following increases on November 1, 2006 (i) fees for each board and committee meeting to $3,750. Mr. Nussbaum was also awarded an increase on annual retainer of $5,000 making his annual retainer $45,000 and similarly Mr. Peacock was awarded an increase on his annual retainer of $5,000 making his annual retainer $25,000. At this point, both Mr. Nussbaum and Mr. Peacock’s payments made under the retainers were half cash and half common stock.

Commencing November 1, 2007, the Compensation Committee reviewed the fee arrangements for directors. The Board Meeting fees were reduced from $3,750 to $1,875 and the common stock portion of the retainer was no longer applicable. Mr. Nussbaum received an annual retainer of $22,500 and fees of $1,875 per board meeting, and Mr. Peacock received an annual retainer of $12,500 and fees of $1,875 per board meeting.

Effective on the date of their election on July 10, 2008, both Ms. Griffin and Mr. Moore (in his capacity as a director) will receive $20,000 per annum (consisting of a $12,500 basic fee plus $1,875 per meeting, for up to four meetings per year with additional meetings to be paid for at a rate of $500 per meeting). Ms. Griffin will also receive $4,000 per year for her membership of the Audit Committee.  Each will also receive a grant of 200,000 shares of common stock, to be issued over a period of 24 months. In addition, Ms. Griffin and Mr. Moore will be granted a five year option to purchase 200,000 shares of common stock and 50,000 shares of common stock at $1.30 per share, respectively.  Further, each will receive an annual grant of 50,000 options (with a strike price to be determined at the time of grant).

Mr. Franks receives $20,000 per annum, plus $1,875 per board meeting in excess of four scheduled board meetings per year as well as $500 per additional meeting or corporate event. The Company will also reimburse him for expenses incurred in connection with his activities as a board member. In addition, he will receive a $32,000 annual fee for consulting services. At the time of his election, he was granted 200,000 shares and will receive an additional 30,000 shares per year.

Employment Agreements

Jason Reid

On April 1, 2005, the Company entered into an Employment Agreement with Jason Reid. The Agreement has an indefinite term until terminated pursuant to said Agreement. Mr. Reid agreed to serve as President and Chief Executive Officer. Pursuant to said Agreement, Mr. Reid was paid a base annual salary of $250,000 from April 1, 2005 through October 31, 2006. Thereafter, Mr. Reid shall be entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee subject to a minimum bonus of $50,000 for the preceding year on the basis that the Employment Agreement is renewed after each one year term. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $350,000 effective November 1, 2006. The bonus stipulated for 2005-06 was waived.

At the end of each quarter during the contract, Mr. Reid shall be entitled to receive a restricted stock grant of $25,000 paid in common stock. The value shall be calculated using the average closing price for each trading day in that quarter unless in the opinion of the Compensation Committee the market for the Company’s common stock lacks sufficient liquidity to establish a market price in which event the value for the common stock for that quarter will be $1.00 per share. Mr. Reid is entitled to 40 business days vacation for each calendar year, reimbursement for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, is entitled to receive up to $15,000 for relocation expenses to New York and up to $850 per month in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Reid is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

For the fiscal year ended October 31, 2008, the Compensation Committee decided that while Mr. Reid’s remuneration package would remain the same, the breakdown would be changed as follows: Basic Pay (cash $375,000 instead of $350,000 and stock $75,000 instead of $100,000).

With effect from November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Reid therefore received 75,000 options in the Company. Mr. Reid’s employment contract is deemed amended in these respects.

Anthony Davis

On July 1, 2005, the Company entered into an Employment Agreement with Anthony Davis. The Agreement has an indefinite term until terminated pursuant to said Agreement. Mr. Davis agreed to serve as Senior Vice President, Commercial Division (now President of US Operations). Pursuant to said Agreement, Mr. Davis was paid a base annual salary of approximately $150,000, which is subject to increase at the discretion of the Compensation Committee. In addition, Mr. Davis is entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $175,000 effective November 1, 2006.

Mr. Davis is entitled to receive 50,000 shares of the Company’s common stock for services performed through October 31, 2006 and thereafter $50,000 of common stock annually, paid quarterly. Mr. Davis is entitled to 35 business days vacation for each calendar year, reimbursed for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, shall receive a mutually agreed upon amount of relocation expenses to the USA and either provided with a vehicle or up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Davis is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Effective November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Davis therefore received 50,000 options in the Company.

Blair Cunningham

On July 1, 2005, the Company entered into an Employment Agreement with Blair Cunningham. The Agreement has an indefinite term until terminated pursuant to said Agreement. Mr. Cunningham agreed to serve as Senior Vice President, Products Division (now Chief Technology Officer). Pursuant to said Agreement, Mr. Cunningham was paid a base annual salary of approximately $150,000, which is subject to increase at the discretion of the Compensation Committee. Mr. Cunningham shall be entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $175,000, effective November 1, 2006.

Mr. Cunningham is entitled to receive 50,000 shares of the Company’s common stock for services performed through October 31, 2006 and thereafter $50,000 of common stock annually, paid quarterly. Mr. Cunningham is entitled to 40 business days vacation for each calendar year, reimbursed for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, shall be provided with a vehicle or up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Cunningham is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

With effect from November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Cunningham therefore received 50,000 options in the Company.

Frank B. Moore

On May 1, 2006, the Company entered into an Employment Agreement with Frank B. Moore. The Agreement  has an indefinite term until terminated pursuant to said Agreement. Mr. Moore agreed to serve as Senior Vice President, Government Relations. Pursuant to said Agreement, Mr. Moore was paid a base annual salary of approximately $150,000, which is subject to increase at the discretion of the Compensation Committee. Mr. Moore shall be entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee. At its meeting held in October 2006 and in accordance with its remit the Compensation Committee approved an increase in the base annual salary to $175,000, effective November 1, 2006.

Mr. Moore is entitled to receive 25,000 shares of the Company’s common stock for services performed through October 31, 2006 and thereafter $50,000 of common stock annually, paid quarterly. Mr. Moore is entitled to 30 business days vacation for each calendar year, reimbursed for business expenses, entitled to directors and officers liability insurance during his employment with the Company and for a period of three years after termination, shall be provided with either a vehicle or paid up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel. Mr. Moore is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He shall also be entitled, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Effective November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Moore therefore received 50,000 options in the Company.

Effective May 18, 2009, Mr. Moore undertakes his employment with the Company on a per diem basis at a rate of $700 per day.

 Angus Lugsdin

On July 1 2005, the Company entered into an Employment Agreement with Angus Lugsdin. The Agreement has an indefinite term until terminated pursuant to said Agreement. Mr. Lugsdin, at the date of the employment agreed to serve as Vice President, Strategic Business Development. Since then Mr. Lugsdin has been promoted to Senior Vice President, Market Development and the said employment agreement is deemed amended from November 1, 2007. Pursuant to said Agreement, we are paying Mr. Lugsdin a base annual salary of approximately $175,000, which is subject to increase at the discretion of the Compensation Committee. Other terms relating to his compensation package are: entitlement to (i) receive $50,000 shares of the Company’s common stock issued quarterly following Board approval; (ii) a minimum of 30 business days vacation for each calendar year; (iii) reimbursement against submission of proper receipts for business expenses; (iv) directors and officers liability insurance during his employment with the Company and for a period of three years after termination, and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel; (vi) participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees; (vi) at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment; (vii) to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee.

Effective November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Lugsdin therefore received 50,000 options in the Company.

Geoff Turner
On November 1, 2006, the Company entered into a one year Consulting Agreement with Taktos Ltd., a United Kingdom corporation owned by Geoff Turner. The Agreement requires Taktos Ltd. to provide the services of Geoff Turner during the term of the Agreement to provide the following services:

(a)	assist the Company’s Management with the analysis and effective and optimal implementation of its business plan;

(b)	oversee the Company’s European operations and performance of the Group;

(c)	explore acquisitions, strategic alliances, partnering opportunities and other cooperative ventures within and without its industry focus;

(d)	evaluate possible acquisitions and strategic strategies and partnering candidates, including the evaluation of targets and the structuring of related transactions; and

(e)	advise and consult with executive officers with respect to any of the above described matters.

The Company is paying approximately $178,000 per annum to the consultant for providing the services of Mr. Turner. Consultant is also entitled to reimbursement of travel and other expenses. Pursuant to a separate option agreement with Mr. Turner who serves as an executive officer, the Company granted him five year options to purchase 150,000 shares of common stock with 34% having vested on November 1, 2005 and with 33% having vested on each of November 1, 2006 and 2007. He is also entitled to directors and officers liability insurance during his tenure as an executive officer with the Company and for a period of three years after termination. The Compensation Committee approved in October 2006 the renewal of this contract and approved an increase in the compensation package paid for the services of Mr. Turner effective November 1, 2006 we are paying Taktos Limited $178,000 for Mr. Turner's services.

Effective November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Turner therefore received 50,000 options in the Company.

Jody Frank

Effective July 16, 2007, the Company entered into an Employment Agreement with Jody Frank to act as our Chief Financial Officer. The Agreement has an indefinite term until terminated pursuant to the terms of the Agreement. During the first two years of the Agreement, either party may only terminate the Employment Agreement for cause. Pursuant to said Agreement, Mr. Frank is paid a base annual salary of approximately $350,000, which is subject to increase at the discretion of the Compensation Committee. Mr. Frank will also be entitled to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee.

During the term of the Employment Agreement, Mr. Frank is also entitled to receive annually $50,000 shares of the Company’s common stock for services rendered, distributed quarterly. Mr. Frank is entitled to 30 days vacation for each calendar year, reimbursement for business expenses, and directors and officers liability insurance during his employment with the Company and for a period of three years after termination. The Company will also reimburse Mr. Frank for up to $5,000 per annum in lieu of specific reimbursement expenses for use of a personal vehicle. In addition, Mr. Frank is also entitled to participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees. He is also entitled, at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment.

Effective November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Frank therefore received 50,000 options in the Company.

Richard Lewis

On July 1 2005, the Company entered into an Employment Agreement with Richard Lewis. The Agreement has an indefinite term until terminated pursuant to said Agreement. Mr. Lewis, at the date of the employment agreed to serve as Vice President, Strategic Business Development. Since then Mr. Lewis has been promoted to Senior Vice President, Corporate Administration and Development and the said employment agreement is deemed amended from July 7, 2008. Pursuant to said Agreement, we are paying Mr. Lewis a base annual salary of approximately $175,000, which is subject to increase at the discretion of the Compensation Committee. Other terms relating to his compensation package are: entitlement to (i) receive $50,000 shares of the Company’s common stock issued quarterly following Board approval; (ii) a minimum of 30 business days vacation for each calendar year; (iii) reimbursement against submission of proper receipts for business expenses; (iv) directors and officers liability insurance during his employment with the Company and for a period of three years after termination, and indemnification to the maximum extent permitted by law against all costs and expenses incurred by him, including cost of his legal counsel; (vi) participate in all Company life, health and disability insurance, pension, deferred compensation and incentive plans, options and awards, performance bonuses and other benefits extended by the Company as a matter of policy to its executive employees; (vi) at the Company’s cost, to the benefit of a disability insurance policy or plan during his employment; (vii) to receive an annual cash and stock incentive bonus for each fiscal year based upon a level of accomplishment of management and performance objectives as established by the Compensation Committee.

Effective November 1, 2007, the annual grant of common stock is replaced by an equivalent amount in number of options in the Company.  For the year ended October 31, 2008, Mr Lewis therefore received 50,000 options in the Company.

In respect of all the foregoing officers named, the Compensation Committee decided not to grant any increases in the level of compensation for the fiscal year 2007-8. The Compensation Committee also decided not to grant any more stock to these employees on a quarterly basis (as is provided in their contracts) but to grant options instead. Each of their employment contracts is deemed amended in this respect.

In accordance with our cost reduction plans, effective February 2009, members of our management team have voluntarily reduced their base salary by 10% in the case of Messrs. Davis, Cunningham, Moore, Lugsdin, Turner  and Lewis, and by 20% in the case of Messrs. Reid and Frank.  The amounts by which the salaries have been reduced will be paid to these persons should the Company achieve certain EBITDA targets during the current fiscal year.

Termination provisions in Employment Agreements

With the exception of the employment agreement between the Company and Mr. Jody Frank, under which neither party may terminate the agreement without cause for the first two years, the Company may terminate Executive’s employment at any time upon 90 days prior written notice, if such termination is for cause as defined in the Agreement. Executive may terminate his or her Employment Agreement without good reason upon giving the Company 90 days’ written notice or at the Company’s sole discretion, it may substitute 90 days salary in lieu of notice. Executive may also terminate his or her Employment Agreement upon written notice to the Company for good reason as defined in the Agreement. His or her Employment Agreement shall also terminate upon his or her death or upon 30 days’ prior written notice of his or her disability, which lasts for a period of at least 90 days. In the event Executive’s employment is terminated for cause or without good reason, Executive shall be entitled to the following (“Minimum Termination Pay and Benefits”):

•	the unpaid portion of his or her base salary;
•	reimbursement for out-of-pocket expenses;
•	continued insurance benefits to the extent required by law;
•	payment of any vested but unpaid rights as required by any bonus or incentive pay or stock plan or any other employee benefit plan; and
•	any unpaid bonus or incentive compensation that was approved (except in the case of termination for cause).

In the event his or her termination is by the Company without cause or by Executive for good reason, he or she shall be entitled to the Minimum Termination Pay and Benefits in addition to the following:

•
a lump sum payment equal to one times the sum of (x) the Executive’s then current Base Salary and (y) the greater of (A) the average of the Executive’s bonuses (taking into account a payment of no bonus or a payment of a bonus of $0) with respect to the preceding three fiscal years (or the period of the Executive’s employment if shorter), (B) the Executive’s bonus with respect to the preceding fiscal year and (C) in the event that such termination of employment occurs before the first anniversary of the Commencement Date, the Executive’s annualized projected bonus for such year (the “Severance Payment”). The Severance Payment shall be paid to the Executive within 60 days following the Date of Termination;

•
continued payment by Coda Octopus for life, health and disability insurance coverage and salary and other benefits for the Executive and the Executive’s spouse and dependents for one year following the Date of Termination to the same extent that Coda Octopus paid for such coverage immediately prior to the termination of the Executive’s employment and subject to the eligibility requirements and other terms and conditions of such insurance coverage, provided that if any such insurance coverage shall become unavailable during the one year period, Coda Octopus thereafter shall be obliged only to pay to the Executive an amount which, after reduction for income and employment taxes, is equal to the employer premiums for such insurance for the remainder of such severance period; and

•
vesting as of the Date of Termination in any unvested portion of any stock option, restricted stock and any other long term incentive award previously issued to the Executive by Coda Octopus. Each such stock option must be exercised by the Executive within 180 days after the Date of Termination or the date of the remaining option term, if earlier.

Termination Following Change in Control

If during the employment period and within 12 months following a change in control as defined in the Employment Agreement, Coda Octopus (or its successor) terminates the Executive’s employment without cause or the Executive terminates his or her employment for Good Reason, or the Executive, by notice given during the 90 day period commencing on the three-month anniversary of the date of the Change in Control (the “Notice Period”), terminates his or her employment for any reason, which termination shall be effective on the last day of the Notice Period, the Executive shall be entitled to receive the same termination pay and benefits as if he or she were terminated by the Company without cause or by the Executive for good reason, plus a Tax Gross-up Payment. In the event that any termination payment or any insurance benefits, accelerated vesting, pro-rated bonus or other benefit payable to the Executive (under the Employment Agreement or otherwise), constitute “parachute payments” within the meaning of Section 280G (as it may be amended or replaced) of the Internal Revenue Code of 1986, as amended (the “Code”) and are subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (“the Excise Tax”), then Coda Octopus shall pay to the Executive an additional amount (the “Gross-Up Amount”) such that the net benefits retained by the Executive after the deduction of the Excise Tax (including interest and penalties) and any federal or local income and employment taxes (including interest and penalties) upon the Gross-Up Amount shall be equal to the benefits that would have been delivered hereunder had the Excise Tax not been applicable and the Gross-Up Amount not been paid.

Termination Provisions of Consulting Agreement Geoff Turner

Consulting Agreement with Taktos Limited under which the services of Mr. Turner are provided stipulates that the agreement continues unless terminated by either party giving 3 months’ notice in writing.

Stock Option Plans

2004 Plan

In October 2004, the Board approved and on June 27, 2006, the stockholders ratified the Company’s 2004 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2004 Plan”), which provides for, among other things, the award of up to 2,500,000 shares of Common Stock.

Pursuant to the 2004 Plan, officers, employees, directors and consultants of the Company and certain of its subsidiaries are eligible to receive awards of stock options and restricted stock. Options granted under the 2004 Plan may be ISOs or non-qualified stock options (“NQSOs”). Restricted stock may be granted in addition to or in lieu of any other award made under the 2004 Plan.

The maximum number of shares of Common Stock reserved for the grant of awards under the 2004 Plan is 2,500,000. Such share reserves are subject to further adjustment in the event of specified changes to the capital structure of the Company. The shares may be made available either from the Company’s authorized but unissued capital stock or from capital stock reacquired by the Company.

The Compensation Committee of the Board of Directors administers the 2004 Plan. Subject to the provisions of the plan, the Compensation Committee will determine the type of awards, when and to which executives awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable (if any), with respect to awards. The Compensation Committee may interpret the plan and may at any time adopt such rules and regulations for the plan as it deems advisable, including the delegation of certain of its authority. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the Compensation Committee takes into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee deems relevant.

The Compensation Committee may provide for the payment of the option price in cash, by delivery of common stock having a fair market value equal to such option price, by delivery of options or warrants having an intrinsic value equal to such option price or by a combination thereof or by any other method. Options granted under the 2004 Plan will become exercisable at such times and under such conditions as the Compensation Committee shall determine.

The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the 2004 Plan; provided, however, that, to the extent required by any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company’s stockholders. In addition, no such change may adversely affect an award previously granted, except with the written consent of the grantee.

The Company has issued all the options allowable under the 2004 Plan and all of said options are Non-qualified options as stockholder approval of the 2004 Plan was not obtained within one year of Board approval, as required under the Internal Revenue Code of 1986, as amended.

2006 Plan

On March 2, 2006, the Board approved and on June 27, 2006, the stockholders ratified the Company’s 2006 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2006 Plan”), which provides for, among other things, the award of up to 2,500,000 shares of Common Stock.

Pursuant to the 2006 Plan, officers, employees, directors and consultants of the Company and certain of its subsidiaries are eligible to receive awards of stock options and restricted stock. Options granted under the 2006 Plan may be ISOs or non-qualified stock options (“NQSOs”). Restricted stock may be granted in addition to or in lieu of any other award made under the 2006 Plan.

The maximum number of shares of Common Stock reserved for the grant of awards under the 2006 Plan is 2,500,000. Such share reserves are subject to further adjustment in the event of specified changes to the capital structure of the Company. The shares may be made available either from the Company’s authorized but unissued capital stock or from capital stock reacquired by the Company.

The Compensation Committee of the Board of Directors administers the 2006 Plan. Subject to the provisions of the plan, the Compensation Committee will determine the type of awards, when and to which executives awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable (if any), with respect to awards. The Compensation Committee may interpret the plan and may at any time adopt such rules and regulations for the plan as it deems advisable, including the delegation of certain of its authority. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the Compensation Committee takes into account the duties of the respective persons, their present and potential contributions to the success of the Company and such other factors as the Compensation Committee deems relevant.

An option may be granted on such terms and conditions as the Compensation Committee may approve, and generally may be exercised for a period of up to five years from the date of grant. Generally, ISOs will be granted with an exercise price at the minimum equal to the “Fair Market Value” on the date of grant. In the case of ISOs, certain limitations will apply with respect to the aggregate value of option shares which can become exercisable for the first time during any one calendar year, and certain additional limitations will apply to ISOs granted to “Ten Percent Stockholders” of the Company (as defined in the 2006 Plan). The Compensation Committee may provide for the payment of the option price in cash, by delivery of common stock having a fair market value equal to such option price, by delivery of options or warrants having an intrinsic value equal to such option price or by a combination thereof or by any other method. Options granted under the 2006 Plan will become exercisable at such times and under such conditions as the Compensation Committee shall determine.

The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the 2006 Plan; provided, however, that, to the extent required by any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company’s stockholders. In addition, no such change may adversely affect an award previously granted, except with the written consent of the grantee.

2008 Plan

On March 26, 2008, our Board of Directors adopted and on July 1, 2008, our stockholders ratified the 2008 Employees, Directors, Officers and Consultants Stock Option and Stock Award Plan (the “2008 Plan”).  The plan provides for the issuance of up to 2,500,000 shares of common stock.  The main features of the 2008 Plan are similar to those of the 2006 Plan.

To date, 1,025,000 options have been issued under the 2008 Plan.

As of October 31, 2008, we had granted non-qualified options to purchase an aggregate of 5,755,900 shares of the Company’s common stock at exercise prices ranging from $1.00 per share to $1.80 per share, of which 4,578,000 have vested.

2008 Stock Purchase Plan

On March 26, 2008 our Board of Directors adopted the 2008 Stock Purchase Plan (the “Purchase Plan“).  The Purchase Plan has not been ratified by our stockholders.

The Purchase Plan provides that, at the discretion of the Board, the Company will make “Offerings” to employees and participating consultants to purchase stock under the Purchase Plan.  Offerings will begin each June 1, September 1, December 1, and March 1, or the first business day thereafter (the “Offering Commencement Date”). Each Offering Commencement Date will begin a three-month period (the “Offering Period”) during which payroll deductions will be made and held for the purchase, in the open market, of Common Stock at the end of the Offering Period. The Board or a Committee may, at its discretion, choose a different Offering Period of twelve (12) months or less for Offerings.

For Offering Periods ending after November 30, 2008, the Company will grant to the employee an option to purchase one share of common stock for each share acquired by the employee or participating consultant for the applicable Offering Period.

To date, no shares have been purchased under the Purchase Plan.  In addition, no options have been granted under the Purchase Plan.

Limitation on Stock Option Plans

Under the Subscription Agreement entered into between the Company and The Royal Bank of Scotland, plc on February 21, 2008, there are certain restrictions on the adoption of new stock option plans by the Company. In particular, until the redemption of the notes, the Company may only adopt new stock option plans on substantially similar terms to its existing stock option plan 2006 and it may not issue stock options under any plan (or outside any such plan) at a price which is less than $1.05.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the Exchange Act, our directors, our executive officers, and any persons holding more than 10% of our common stock are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain reporting persons that no other reports were required, we believe that during our fiscal year ended October 31, 2008, a number of reports were filed late.

The table below sets forth for each person required to file and who was delinquent in such obligation, the type of form, the date it was filed and the date of the earliest transactions required to be disclosed in such form. We are in the process of designing a compliance program to assist each of our officers and directors in making the requisite filings on a timely basis.

Name of Reporting Person	Form	Date Filed	Earliest Transaction Reported

Jason Reid	4	July 3, 2008	June 21, 2008
	4	August 21, 2008	August 16, 2008

Paul Nussbaum	4	August 21, 2008	August 16, 2008
	4	October 16, 2008	October 11, 2008

Rodney Peacock	4	August 21, 2008	August 16, 2008

Blair Cunningham	4	August 21, 2008	August 16, 2008

Anthony Davis	4	August 21, 2008	August 16, 2008
	4	August 21, 2008	August 14, 2008

Frank Moore	4	August 21, 2008	August 16, 2008
	4	August 13, 2008	July 13, 2008

Geoff Turner	4	July 3, 2008	June 21, 2008

Jody Frank	4	March 25, 2008	March 13, 2008
	4	August 21, 2008	August 16, 2008

Angus Lugsdin	3	August 15, 2008	June 13, 2008
	4	October 8, 2008	October 5, 2008

Faith Griffin	3	August 21, 2008	July 13, 2008

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of June 8, 2009 regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock. The percentage ownership in this table is based on 49,000,244 shares issued and outstanding as of June 8, 2009.

Unless otherwise indicated, the address of each beneficial owner is in care of the Company, 164 West 25th Street, 6R, New York, NY 10001. Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of Common Stock that they beneficially own.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership of Common Stock (2)	Percent of Common Stock
Jason Reid (3)	23,750,089	45.5%
Paul Nussbaum (4)	863,295	1.8%
Rodney Peacock (5)	617,064	1.3%
Blair Cunningham (6)	806,446	1.6%
Anthony Davis (7)	423,659	*
Frank B. Moore (8)	298,659	*
Geoff Turner (9)	223,659	*
Jody Frank (10)	335,033	*
Angus Lugsdin (11)	543,087	1.1%
Faith Griffin (12)	336,500	*
Nicholas Franks	200,000	*
Richard Lewis (13)	332,428	*

The Royal Bank of Scotland plc (14) 135 Bishopsgate, London EC2M 3UR, England	11,428,571	18.9%
Vision Opportunity Master Fund Limited (15) 317 Madison Avenue, Suite 1220.New York, NY 10017	4,943,276	9.9%
All Directors and Executive Officers as a Group (eleven persons):	28,729,919	52.3%

 *   Less than 1%.
(1) Unless otherwise indicated, the address of all individual and entities listed below is c/o Coda Octopus Group, Inc. 164 West 25th Street, 6R, New York NY10001.
(2) The number of shares indicated includes (i) shares issuable upon the exercise of outstanding stock options or warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of June 8, 2009.
(3) Includes the following: (i) 450,250 shares issuable upon exercise of options, (ii) 19,523,251 shares of common stock and a further 2,746,418 shares issuable upon exercise of warrants held by Fairwater Technology Group Ltd, of which Mr. Reid may be deemed to be a control person, (iii) 282,787 shares of common stock and a further 50,000 shares issuable upon exercise of warrants held by Softworks Business Systems Solutions Limited, of which Mr. Reid may be deemed to be a control person, (iv) 172,540 held by Mr. Reid’s wife, and (v) 524,843 that are owned by Mr. Reid directly.
(4) Includes 425,000 shares issuable upon exercise of options and 60,000 shares issuable upon the exercise of warrants.
(5) Includes 350,000 shares issuable upon exercise of options.
(6) Includes 283,500 shares issuable upon exercise of options and 282,787 shares held by Softworks Business Systems Solutions Limited of which Mr. Cunningham was a director until October 31, 2008.
(7) Includes 183,500 shares issuable upon exercise of options.
(8) Includes 233,500 shares issuable upon exercise of options.
(9) Includes 183,500 shares issuable upon exercise of currently exercisable options.
(10) Includes 159,125 shares issuable upon exercise of options. Also includes 13,000 shares held by Drummer Capital Management of which Mr. Frank is a general partner.
(11) Includes 183,500 shares issuable upon exercise of options and 57,000 issuable upon exercise of warrants.
(12) Includes 233,500 shares issuable upon exercise of currently exercisable options.
(13) Includes 158,500 shares issuable upon exercise of currently exercisable options.
(14) Consists of shares issuable upon conversion of convertible notes.
(15) Consist of 4,314,700 shares of Common Stock and 628,576 shares of Common Stock issuable upon currently exercisable warrants. The warrants contain a provision that limits their exercise to the extent that the Company’s ownership percentage would exceed 9.9% of the issued and outstanding common stock of the Company. Adam Benowitz, portfolio manager, has investment and dispositive power of the shares held by this entity.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board under the symbol CDOC since October 3, 2007. Prior thereto our stock was traded in the pink sheets.

The following table shows the reported high and low closing bid quotations per share for our common stock based on information provided by the OTC Bulletin Board for the period starting October 3, 2007. Information for the prior periods was obtained from the Pink Sheets Quotation Service. Particularly since our common stock is traded infrequently, such over-the-counter market quotations reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions or a liquid trading market.

Year Ended October 31, 2007	HIGH	LOW
First Quarter	$1.55	$0.72
Second Quarter	$1.70	$1.05
Third Quarter	$1.72	$1.50
Fourth Quarter	$1.50	$0.80

Year Ended October 31, 2008
First Quarter	$0.88	$0.45
Second Quarter	$0.80	$0.35
Third Quarter	$0.39	$0.28
Fourth Quarter	$0.30	$0.11

Year Ending October 31, 2009
First Quarter	$0.20	$0.11
Second Quarter	$0.16	$0.05

We have not declared or paid any cash dividends on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. As of April 30, 2009, we had approximately 401 shareholders of record, not including persons who hold their shares through a nominee.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders.
Selling Stockholder	Shares Benficially Owned Prior to Offering*	Shares to be Sold in Offering		Shares Beneficially Owned After Offering	Perecentage Beneficial Ownership After Offering
JMG Capital Partners, LP (1)	1,997,400	1,997,400		-0-	n/a
JMG Triton Offshore Fund, Ltd. (2)	1,997,400	1,997,400		-0-	n/a
MM & B Holdings, a California general partnership (3)	2,000,000	2,000,000		-0-	n/a
IRA FBO J. Steven Emerson Rollover II Pershing LLC as Custodian (4)	1,600,000	1,600,000		-0-	n/a
IRA FBO J. Steven Emerson Roth Pershing LLC as Custodian (4)	1,300,000	1,300,000		-0-	n/a
Emerson Partners (4)	400,000	400,000		-0-	n/a
J. Steven Emerson Investment Account (4)	500,000	500,000		-0-	n/a
JMB Capital Partners Master Fund, L.P. (5) **	2,000,000	2,000,000		-0-	n/a
The Jay Goldman Master L.P. (6) **	250,000	250,000		-0-	n/a
Woodmont Investments, Ltd. (6) **	250,000	250,000		-0-	n/a
John B. Davies	250,000	100,000	**	150,000	n/a
Steven B. Dunn **	250,000	250,000		-0-	n/a
The Muhl Family Trust, Phillip E. Muhl & Kristin A. Muhl TTEE DTD 10-11-95 (7)	150,000	150,000		-0-	n/a
Apex Investment Fund, Ltd. (8) **	500,000	500,000		-0-	n/a
G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000	995,457	150,000	**	845,457	1.8%
TRW Capital Growth Fund, LP (9)	300,000	300,000		-0-	n/a
Joseph H. Merback & Tema N. Merback Co-TTEE FBO Merback Family Trust UTD 8-30-89 **	100,000	100,000		-0-	n/a
B & R Richie's (10)	100,000	100,000		-0-	n/a
Charles B. Runnels Family Trust DTD 10-14-93 Charles B. Runnels & Amy Jo Runnels TTEES **	50,000	25,000	**	-0-	***
Karen Kang **	10,000	10,000	**	-0-	n/a
Christopher G. Niklas (11)	15,000	15,000		-0-	n/a
Newberg Family Trust UTD 12/18/90 **	200,000	200,000		-0-	n/a
John W. Galuchie, Jr. & Marianne C. Galuchie Trustees Galuchie Living Trust DTD 9/11/00 **	10,000	10,000		-0-	n/a
Rockmore Investment Master Fund Ltd. (12)	470,200	470,200		-0-	n/a
Bristol Investment Fund, Ltd. (13)	995,000	995,000		-0-	n/a
Whalehaven Capital Fund Limited (14)	712,500	712,500		-0-	n/a
Cranshire Capital, LP (15) **	250,000	250,000		-0-	n/a
Iroquois Master Fund, Ltd. (16)	800,000	800,000		-0-	***
David Sidoo	200,000	200,000		-0-	n/a
Andrew Lessman **	1,000,000	1,000,000		-0-	n/a
Arden Merback	58,000	50,000	**	8,000	***
The Sankin Group, LLC (17) **	445,000	445,000		-0-	n/a
Matthew Weiss and Michele Weiss JT TEN (18)	108,000	108,000		-0-	n/a
Epsom Investment Services, N.V. (19)	100,000	100,000		-0-	n/a
Asset Protection Fund Ltd. (20) **	250,000	250,000		-0-	n/a
Lord Robin Russell (21)	150,000	150,000		-0-	n/a
W Robert Ramsdell & Majorie F Ramsdell TTEE Ramsdell Family Trust DTD 7/7/94	200,000	200,000		-0-	n/a
Core Fund L.P. (22)	305,000	200,000		105,000	n/a

Scot J Cohen (23)	2,423,425	2,000,000	423,425	***
Philip Mirabelli **	100,000	50,000	50,000	***
Joshua Silverman **	100,000	100,000	-0-	***
Richard K Abbe Custodian for Talia Abbe	66,667	66,667	-0-	***
Richard K Abbe Custodia for Samantha Abbe	66,666	66,666	-0-	***
Richard K Abbe Custodian for Bennett Abbe	66,666	66,666	-0-	***
T R Winston & Company (24) **	2,399,000	2,399,000	-0-	n/a
Equity Communications, LLC (25)	775,000	400,000	375,000	***
Centrum Bank AG (26)	500,000	500,000
Total		25,784,499

*
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.  Nevertheless, for purposes hereof, for each selling stockholder, does not give effect to the 4.9% limitation on the number of shares that may be held by each stockholder as agreed to in the warrant held by each selling stockholder which limitation is subject to waiver by the holder upon 61 days prior written notice to us (subject to a further non-waivable limitation of 9.99%).   Unless otherwise indicated, for each selling stockholder, the number of shares beneficially owned prior to this offering consists of shares of common stock currently owned by the selling stockholder as well as an equal number of shares of common stock issuable upon the exercise of warrants.

**	Shares reported consist of shares issuable upon warrants only.
***	Less than 1%
(1)
Includes 1,000,000 shares issuable upon exercise of warrants.  JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ investments, including the Registrable Securities. The equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(2)
Includes 1,000,000 shares issuable upon exercise of warrants.  JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the Registrable Securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(3)	Bryan Ezralow as trustee of the Bryan Ezralow 1994 Trust, general partner of MM & B Holdings has voting and dispositive power over the shares held by that entity.
(4)	J Steven Emerson has voting and dispositive control over the shares held by these selling stockholders.
(5)	Jon Brooks has voting and dispositive control over the shares held by JMB Capital Partners Master Fund.
(6)	Jay Goldman has voting and dispositive control over the shares held by this entity.
(7)	Includes 50,000 shares issuable upon exercise of warrants.
(8)	Susan Fairhurst has voting and dispositive control over the shares held by Apex.
(9)	G. Tyler Runnels has voting and dispositive power over the shares held by TRW Capital Growth Fund, LP.
(10)	Bradley Ross has voting and dispositive control over the shares held by B&R Richies.

(11)	Includes 5,000 shares issuable upon exercise of warrants.
(12)
Includes 250,000 shares issuable upon exercise of warrants. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockrnore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 17th, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(13)
Includes 500,000 shares issuable upon exercise of warrants. Bristol Capital Advisers, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(14)	Includes 400,000 shares issuable upon exercise of warrants. Arthur Jones and Trevor Williams (Directors) have voting and dispositive control over the shares held by Whalehaven Capital Fund Limited.
(15)
Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire Capital, L.P. (“Cranshire”) and consequently has voting control and investment discretion over securities held by Cranshire.  Mitchell P. Kopin, President of Downsview, has voting control over Downsview.  Therefore, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13 of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

(16)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverstein disclaims beneficial ownership of these shares.
(17)	Consists of shares issuable upon exercise of warrants. Andrew Sankin has sole voting and investment power of the securities held by this entity.
(18)	Consists of 8,000 shares and 100,000 shares issuable upon exercise of warrants.
(19)	Consists of shares. Steven Drayton has sole voting and investment power of the securities held by Epsom.
(20)	Consists of shares issuable upon exercise of warrants. David Dawes and Christoph Langenauer share voting and dispositive control over the shares held by Asset Protection Fund Ltd.
(21)	Includes 50,000 shares issuable upon exercise of warrants.
(22)	Includes 100,000 shares issuable upon exercise of warrants. Steven Shum has sole voting and investment power over the securities held by Core Fund, L.P.
(23)	Total number of shares owned prior to offering and to be sold includes 1,000,000 shares issuable upon warrants.
(24)	Consists of shares issuable upon exercise of warrants. G. Tyler Runnels, the firm’s Chairman and Chief Executive Officer has voting and investment power over the shares held by T.R. Winston.
(25)
Shares to be sold herewith consist of shares issuable upon exercise of warrants. Other shares held by this entity include shares held by Ira Weingarten, the firm’s president. Mr. Weingarten has voting and dispositive power over the securities held by this entity.

(26)	Consists of shares issuable upon exercise of warrants. Dr. Peter Marxer, Centrum Bank’s Chairman of the Board, has voting and dispositive power with respect to securities held by the bank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since August 2004, our largest stockholder is Fairwater Technology Group Ltd. The voting shares of Fairwater Technology are controlled 54.8% by Jason Reid, who also beneficially owns 57.9% of the non-voting preferred shares of Fairwater Technology Group Limited. The balance of the voting and non-voting shares of Fairwater is principally owned by members of Mr. Reid’s family.

Between June 2006 and January 2007, we sold to Vision Opportunity Masters Fund, Ltd., 46,000 shares of Series B preferred Stock and 650,000 shares of common stock for a total of $4,600,000. We also granted five-year warrants to purchase an aggregate of 9,200,000 shares of Common Stock at an exercise price ranging from $1.30 to $1.70 per share. In accordance with Emerging Issues Task Force (“EITF”) No.00-27, a portion of the proceeds were allocated to the warrants based on their relative fair value, which totaled approximately $3,261,016, using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of approximately $1,338,985 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of our common shares on the date of issuance, limited to the proceeds attributable to the sale of the preferred shares. The warrants contained cashless exercise provisions, anti-dilution provisions in the event of stock splits, stock dividends, combinations, reclassifications and the like and sales of stock below the exercise price. The cashless exercise provisions have now been amended by way of agreement between the parties in March 2007. The warrants are also redeemable on the fifth anniversary from the date of grant at an amount equal to three times the conversion price. We also granted Vision a nine month option to subscribe for and purchase up to 10,000 Units consisting of one share of Series B Preferred Stock, one Series A Warrant and one Series B Warrant at a purchase price of $100.00 per Unit. This option has now been exercised. At the time of Vision’s purchase of our securities, it also entered into a registration rights agreement for us to register the resale of Vision’s shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Series A and Series B Common Stock Warrants. The agreement had provided for this to be filed within 75 days of the closing date and effective within 175 days after the closing date. The Unit Purchase Warrant also contains certain registration rights to file within 45 days after the Unit Purchase Warrant is exercised in whole or in part, but not more than two registration statements and to have the registration statement declared effective within 135 days after the Unit Purchase Warrant is partially or fully exercised. Contemporaneously with Vision’s purchase of securities, Mr. Jason Reid, Mr. Bill Ahearn (now deceased) and the Company entered into lock-up agreements that have now expired.

In March 2007, the Company and Vision entered into an Amendment of the Securities Purchase Agreement whereby, amongst other things, the obligations of the Company to register the securities sold were waived and deemed to have effect from the inception of the parties’ agreement. Vision also entered into an agreement for the lock-up of all its securities for a period of 12 months from March 21, 2007. Between March 2007 and May 2007, Vision exercised its rights to convert its preferred stock into the Company’s Common Stock and 27,819 shares of Series B Preferred Stock were converted into 2,781,900 shares of the Company’s Common Stock. Further, pursuant to the terms of the private offering of the Company that was completed in April 2007, the Company on May 10, 2007, repurchased 18,181 shares of Series B Preferred Stock from Vision at a purchase price of $110 per share. A total of $1,999,910 was paid for the repurchase of these shares. Vision paid an aggregate of $1,818,100 for these shares at the time of purchase, which included warrants, as discussed in the previous paragraph. As discussed further in the previous paragraph, these warrants were valued at $3,261,016 on the date of purchase by Vision. The repurchased shares of Series B Preferred Stock were cancelled by the Company. The repurchase was financed from the proceeds of the private offering completed in April 2007 and accords with the use of proceeds provision in the offering. The warrants that were issued still remain in Vision’s ownership.

In May 2006 we issued warrants to purchase 250,000 of our shares of common stock at a purchase price of $0.50 per share to Mr. Joel Pensley who was then an executive officer of the Company. These warrants were valued at approximately $122,228.

In April 2007 all officers and directors of the Company entered into lock-up agreements to prohibit the resale of the Common Stock until the 12 month anniversary after an effective registration statement for the offering which is the subject matter of this registration statement.

In April 2007, Fairwater Technology Group Limited exercised the option to convert 15,000 shares of its Series A Sterling Denominated Preferred Stock, which Fairwater Technology had purchased from the Company in October 2005 for £1,500,000, equivalent to approximately $2,655,000, based upon a conversion ratio of $1.77 for each UK Pound at the time of the investment, and 914.8 Series A $ Denominated Preferred Stock purchased from the Company in April 2006 for a total consideration of $91,418. In consideration for early conversion, the Company granted Fairwater Technology Group Limited two five year warrants to purchase 1,373,209 of its shares of common stock at a purchase price of $1.30 and 1,373,209 at a purchase price of $1.70. These warrants were valued at approximately $2,991,099.

In April 2007, as consideration for two officers of the Company’s early conversion of 820 Series A Preferred Stock, we issued to them 5 year warrants to purchase 82,000 shares of our common stock at a purchase price ranging from $1.30 to $1.70 per share. The warrants were valued at $89,305.

Our wholly owned subsidiary Coda Octopus (UK) Holdings Limited (guaranteed by the Company) entered into an acquisition agreement on June 26, 2006 for the sale and purchase of the entire issued outstanding share capital of Martech Systems (Weymouth) Limited. Pursuant to this agreement certain parts of the purchase price were outstanding and in this regard we were indebted to the sellers of Martech Systems (Weymouth) Limited: Mr. Colin Richard Pegrum, Mr. Barry Granville Brookes, Mr. Lawrence Lucian Short, Mrs. Elizabeth Short, Mrs. Janice Brookes and Mrs. Jennifer Pegrum for an amount of £200,000 or $392,000 (using an exchange rate of $1.96) which, under the terms of the acquisition agreement was paid on June 26, 2007 (first anniversary of closing). This amount was guaranteed by Coda Octopus Group, Inc. Mr Brookes serves as a Director on the Board of Directors of Martech and is considered a key employee of Martech. These outstanding amounts were paid by us on June 26, 2007 and as such the Company is released from the guarantee for these amounts.

Our wholly owned subsidiary Coda Octopus (US) Holdings, Inc entered into an acquisition agreement on April 6, 2007 for the sale and purchase of the entire issued and outstanding share capital of Colmek Systems Engineering. Pursuant to this agreement certain parts of the purchase price remain outstanding and in this regard our wholly owned subsidiary is indebted to the sellers of Colmek Systems Engineering (now a wholly owned subsidiary of the Company) an amount of $700,000 which, under the terms of the acquisition agreement was due to be paid on April 6, 2008 (first anniversary of closing). We were also under an obligation to issue up to another 42,910 shares as part of the purchase price. This was also subject to the pledge. This amount was guaranteed by the Company and was secured by a pledge in favor of the Colmek sellers, and was also guaranteed by Coda Octopus Group, Inc. Certain of the sellers to whom this amount is owed are key employees within Colmek.

We and our affiliates have entered into a Security Agreement with the US Department of Defense, under which we agree to exercise limited control over our wholly owned subsidiary Colmek, in respect of US government classified or restricted information, materials or property.

During January 2008, we issued to the holders of our 12% Preferred Stock, all of whom are affiliates of the Company, an aggregate of 28,288 shares of common stock in payment of cumulative dividends due on the Preferred Stock between 2006 and 2007. All shares were issued at a price ranging from $1.07 to $1.55 per share, representing the average stock price for the relevant period.

In February 2008 all directors entered into lock-up agreements to restrict the resale of any of the Company’s common stock held by them for four years. The lock period shall cease upon the full redemption or conversion of the notes. During the lock period and subject to compliance with any other contractual obligations, each executive may sell up to 10% or 50,000 of their common stock (whichever is greater).

Other Transactions with our President and Chief Executive Officer and his Affiliates

Since the beginning of the last fiscal year we have been party to the following additional transactions involving Jason Reid, our President and Chief Executive Officer, and his affiliates:

•
As a result of a series of loan transactions, at October 31, 2005 we owed an amount of $81,107 to Fairwater Technology Group Limited, a UK company, of which Mr. Reid is a Director and Principal Stockholder. A summary of material charges and payments between the two entities follows – note that none of these transactions was interest bearing:

•	An additional $10,491 in cash was loaned to us by Fairwater Technology Group in April 2006.

•
Of the balance outstanding, $91,418 was converted into Series A Preferred Stock at April 30, 2006 (which has since been converted into shares of our common stock). Allowing for a currency translation gain of $177, this left a balance due to Fairwater of $878 which was repaid in cash on July 31, 2007.

•
Dividends due to Fairwater on Series A Preferred Stock, before its conversion on March 25, 2007, were not paid but recognized as a loan from Fairwater to the Company, bearing no interest. This left an amount of $105,685 owed by the Company to Fairwater at October 31, 2007.

•	This amount was repaid to Fairwater over the year, leaving no balance outstanding at October 31, 2008.

•
At October 31, 2005 we owed an amount of $67,435 to Weight Management (UK) Limited, a UK company of which Mr. Reid is a Director and Principal Stockholder, for services rendered, including administration, internet hosting, office facilities and health insurance. This amount was reduced as follows – note that none of these transactions was interest bearing:

•
From November 2005 to June 2006, a variety of services were provided by Weight Management (UK) Limited, including health insurance, vehicles, internet hosting, administrative services, insurance, plus the recharge of telephone and travel costs incurred and paid for by Weight Management. These services and recharges totaled $128,159. From July 2006 to October 2006, the Company supplied to Weight Management software development and support services totaling $42,418. The Company made some repayments, both in cash and through the provision of services, to leave a balance of $78,740 owing to Weight Management at October 31, 2007.

•
Since that point, cash payments of $37,219 have been made to Weight Management, taking the balance owed by the Company to $41,521 as at October 31, 2008. In addition, software development and support services totaling $244,604 have been provided to Weight Management by our subsidiary company, Coda Octopus R&D Ltd, leaving a net amount outstanding of $203,083, which has, subsequent to the year end, become subject of a lease/license agreement through which this amount is repaid over the coming 3 years.

•
At October 31, 2006, Mr. Reid owed a balance of $104,720 to the Company, which was expense incurred by Mr. Reid in moving both himself and the Company’s headquarters to New York in 2004 and 2005. This amount increased by $965 in the twelve months to October 31, 2007 as a result of a payment made on Mr. Reid’s behalf. This left a balance outstanding of $105,685 at October 31, 2007. This amount was expensed in the past year, a non-cash cost hitting the Company’s Statement of Operations in 2008.

All of the foregoing transactions were approved by our Board of Directors. Mr. Reid abstained from deliberations and voting on these transactions.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 150,000,000 shares of common stock, $.001 par value per share, of which 49,000,244 shares were issued and outstanding as of March 13, 2009, and 5,000,000 shares of Preferred Stock, of which 50,000 shares have been designated as Series A Preferred Stock and 50,000 have been designated as Series B Convertible Preferred Stock.

As of March 13, 2008, 6,287 shares of Series A Preferred Stock were issued and outstanding

The following description is a summary and is qualified in its entirety by our Certificate of Incorporation and By-laws as currently in effect.

Common Stock

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this prospectus, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

Preferred Stock

Series A Preferred Stock

Each holder of our Series A Preferred Stock is entitled in preference to holders of our common stock to receive dividends in the amount of 12% per annum, payable semi-annually. Such dividends are payable, at the option of the holder, in cash or shares of common stock valued at the average closing price for the ten trading days preceding the dividend date. Each share of Series A Preferred entitled the holder to 100 votes on all matters submitted to a vote of the stockholders.

Until the seventh anniversary of the date of issuance, each share of Series A Preferred Stock is convertible at the option of the holder into 100 shares of common stock if the Series A Preferred Stock was acquired in US dollars and 177 shares if the Series A Preferred Stock was acquired in pounds sterling.

As amended, the certificate of designation for the Series A Preferred Stock provides that, at the option of the Company, the Series A Preferred Stock  may be converted into such number of shares of common stock as is equal to their purchase price plus any accrued and unpaid dividends commencing one year after the date of issuance if the closing price of common stock is at least $3.00 for the twenty days prior to the receipt by the holders of a conversion notice.

Series B Preferred Stock

Currently, no Series B Preferred Stock are issued. With respect to dividends, a liquidation of the Company and the payment of consideration in the event of a merger or sale of the Company’s assets, the Series B Preferred Stock ranks junior to the Series A Preferred Stock and senior to all other classes of stock, including common stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Olde Monmouth Stock Transfer Co., Inc with a mailing address of 200 Memorial Parkway, Atlantic Highlands, New Jersey 07716.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “ Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “ Securities Act ”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incidental to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock has been passed upon by Louis A. Brilleman, P.C., New York, New York.

EXPERTS

The Company's balance sheet as of October 31, 2008, and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended October 31, 2008 and 2007 included in this Prospectus have been audited by RBSM LLP, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC, 100 F Street, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), provides that no current or former director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived any improper personal benefit. The Registrant’s Charter also authorizes the Registrant, to the fullest extent permitted by applicable law, to provide indemnification of, and advanced expenses to, the Registrant’s agents and any other persons to which the DGCL permits.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CODA OCTOPUS GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

Years Ended October 31, 2008 and 2007

Three Months Ended January 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Coda Octopus Group, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Coda Octopus Group, Inc. and its wholly owned subsidiaries (the “Company”), as of October 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended October 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.

As discussed in Note 16 to the financial statements, the Company has failed to comply with certain covenants in connection with the secured convertible debt. Subsequent to the date of the financial statements, the Company and the noteholder entered into an agreement, whereby the noteholder agreed not to undertake any adverse actions against the Company, subject to the Company complying with the terms of the agreement.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coda Octopus Group, Inc. and its wholly owned subsidiaries as of October 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended October 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/S/RBSM LLP
New York, New York	RBSM LLP
March 17, 2009

CODA OCTOPUS GROUP, INC.
CONSOLIDATED BALANCE SHEETS
OCTOBER 31, 2008 and 2007

	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$3,896,149	$916,257
Restricted cash, Note 2	1,017,007	-
Short term investments, Note 4	153,000	935,000
Accounts receivable, net of allowance for doubtful accounts	2,589,174	2,720,151
Inventory	2,317,322	2,926,517
Due from related parties, Note 13	54,166	105,685
Unbilled receivables, Note 3	518,326	380,017
Other current assets, Note 5	407,080	691,560
Prepaid expenses	385,831	476,283

Total current assets	11,338,055	9,151,470

Property and equipment, net, Note 6	355,909	422,738
Deferred financing costs, net of accumulated amortization of $181,596 in 2008 and $0 in 2007, Note 12	1,513,297	-
Goodwill and other intangible assets, net, Note 7	3,832,023	4,007,253

Total assets	$17,039,284	$13,581,461

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, trade	$1,159,849	$1,618,250
Accrued expenses and other current liabilities	2,347,522	1,937,569
Deferred revenues, Note 3	268,650	593,325
Deferred payment related to acquisitions, Note 14	-	763,936
Accrued preferred stock dividends	53,874	86,766
Due to related parties, Note 13	41,904	184,425
Loans and notes payable, short term, Notes 12 and 16	12,358,597	56,382

Total current liabilities	16,230,396	5,240,653

Loans and notes payable, long term, Notes 12 and 16	162,700	265,139

Total liabilities	16,393,096	5,505,792

Stockholders' equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized, 6,287 and 6,407 shares Series A issued and outstanding, as of October 31, 2008 and 2007, respectively, Note 8	6	6
Common stock, $.001 par value; 150,000,000 shares authorized, 48,853,664 and 48,245,768 shares issued and outstanding as of October 31, 2008 and 2007, respectively, Note 8	48,854	48,246
Common stock subscribed	131,790	80,000
Additional paid-in capital	51,433,049	49,785,244
Accumulated other comprehensive loss	(1,317,696)	(238,097)
Accumulated deficit	(49,649,815)	(41,599,730)

Total stockholders' equity	646,188	8,075,669

Total liabilities and stockholders' equity	$17,039,284	$13,581,461
The accompanying notes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE YEARS ENDED OCTOBER 31, 2008 and 2007

	2008	2007

Net revenue	$16,968,922	$13,853,313

Cost of revenue	6,941,287	6,398,042

Gross profit	10,027,635	7,455,271

Research and development	3,525,023	3,019,090
Selling, general and administrative expenses	13,204,254	12,385,250
Other operating expenses	-	435,000

Total operating expenses	16,729,278	15,839,340

Operating loss	(6,701,642)	(8,384,069)

Other (income) expense

Other income	323,866	87,143
Interest expense	(1,538,724)	(6,655,283)

Total other expense, net	(1,214,858)	(6,568,140)

Loss before income taxes	(7,916,500)	(14,952,209)

Provision for income taxes	4,017	106

Net loss	(7,920,517)	(14,952,315)

Preferred stock dividends:
Series A	(129,568)	(281,289)
Series B	-	(107,680)
Beneficial conversion feature	-	(800,000)

Net loss applicable to common shares	$(8,050,085)	$(16,141,284)

Loss per share, basic and diluted	$(0.17)	$(0.42)

Weighted average shares outstanding	48,486,291	38,476,352

Comprehensive loss:

Net loss	$(7,920,517)	$(14,952,315)

Foreign currency translation adjustment	(297,599)	(30,276)
Unrealized (loss) gain on investment	(782,000)	85,000

Comprehensive loss	$(9,000,116)	$(14,897,591)

The accompanying footnotes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE TWO YEARS ENDED OCTOBER 31, 2008 and 2007

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Stock	Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Loss	Deficit	Total

Balance, October 31, 2006	23,641	$24	41,000	$41	24,301,980	$24,302	$153,750	$25,858,307	$(292,821)	$(25,458,447)	$285,156

Sale of preferred stock			8,000	8				799,342			799,350

Conversion of preferred stock
Series A	(17,234)	(18)			2,878,418	2,879		(2,861)			-
Series B			(30,819)	(31)	3,081,900	3,082		(3,051)			-

Redemption of preferred stock			(18,181)	(18)				(1,818,082)			(1,818,100)

Sale of common stock for cash					15,709,100	15,709		13,782,921			13,798,630

Shares issued for compensation					1,619,280	1,619		1,888,244			1,889,863

Stock issued for acquisition					532,090	532		792,282			792,814

Stock subscribed
Preferred stock							20,000				20,000
Common stock					123,000	123	(93,750)	153,627			60,000

Fair value of options and warrants issued for
compensation								1,428,597			1,428,597
financing								6,105,918			6,105,918

Preferred dividend, beneficial conversion feature
Series B								800,000		(800,000)	-

Preferred dividend
Series A										(281,288)	(281,288)
Series B										(107,680)	(107,680)

Foreign currency translation adjustment									(30,276)		(30,276)

Unrealized gain from marketable securities									85,000		85,000

Net loss										(14,952,315)	(14,952,315)

Balance, October 31, 2007	6,407	$6	-	$-	48,245,768	$48,246	$80,000	$49,785,244	$(238,097)	$(41,599,730)	$8,075,669

Shares issued for compensation					448,737	449		258,827			259,276

Shares issued for financing					4,200	4		4,196			4,200

Stock subscribed
Preferred stock	(120)	(0)			116,640	117	(80,000)	79,883			-
Common stock							131,790				131,790

Fair value of options and warrants issued as
compensation								872,170			872,170
financing								391,230			391,230

Preferred stock dividends
Series A					38,319	38		41,498		(129,568)	(88,032)

Foreign currency translation adjustment									(297,599)		(297,599)

Unrealized loss from marketable securities									(782,000)		(782,000)

Net loss										(7,920,517)	(7,920,517)

Balance, October 31, 2008	6,287	$6	-	$-	48,853,664	$48,854	$131,790	$51,433,049	$(1,317,696)	$(49,649,815)	$646,188

The accompanying notes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED OCTOBER 31, 2008 and 2007

	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,920,517)	$(14,952,315)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	547,369	337,658
Stock based compensation	1,067,221	3,318,460
Financing costs	1,057,843	6,105,918
Bad debt expense	74,897	17,910
Changes in operating assets and liabilities:
(Increase) decrease in:
Restricted cash	(1,017,017)	-
Accounts receivable	56,080	(1,800,802)
Inventory	609,195	(975,125)
Prepaid expenses	90,452	(316,367)
Other receivables	37,581	(672,216)
Increase (decrease) in:
Accounts payable and accrued expenses	(800,885)	(1,033,074)
Due to related parties	(63,781)	(118,452)

Net cash used by operating activities	(6,261,562)	(10,088,405)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(131,502)	(288,803)
Purchases of intangible assets	(11,466)	(118,475)
Acquisitions	(763,936)	(1,358,470)
Cash acquired in acquisitions	-	35,515

Net cash used by investing activities	(906,904)	(1,730,233)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments of) loans, net of repayments	11,909,040	(884,405)
Proceeds from sale of stock	-	14,677,980
Redemption of preferred stock	-	(1,818,100)
Payment of deferred financing cost	(1,303,663)	-
Preferred stock dividend	(127,541)	(637,476)

Net cash provided by financing activities	10,477,836	11,337,999

Effect of exchange rate changes on cash	(329,477)	18,924

Net increase (decrease) in cash	2,979,892	(461,715)

Cash and cash equivalents, beginning of year	916,257	1,377,972

Cash and cash equivalents, end of year	$3,896,149	$916,257

Cash paid for:
Interest	$480,881	$549,365
Income taxes	-	-

Supplemental Disclosures:

During the twelve months ended October 31, 2008, 452,937 shares of common stock were issued as payment of $263,476 of compensation that was earned.

During the twelve months ended October 31, 2007, 1,742,280 shares of common stock were issued as payment of $1,926,268 of compensation that was earned.

The acquisitions figure consists of the acquisitions of Colmek and Martech in 2007 and Colmek in 2008:

Deferred note payable	$763,936	$(763,936)
Cash acquired	-	35,515
Equipment acquired	-	80,007
Goodwill and intangible assets	-	2,773,613
Liabilities assumed	-	(727,913)
Current assets acquired	-	195,528
Amount paid in common stock	-	(792,814)
Associated costs of acquisition	-	158,470

Cash paid for acquisition	$763,936	$958,470

The accompanying notes are an integral part of these consolidated financial statements.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

Business and Basis of Presentation

Coda Octopus Group, Inc. (”we”, “us”, “our company” or “Coda”) was formed under the laws of the State of Florida in 1992. We are a developer of underwater technologies and equipment for imaging, mapping, defense and survey applications. We are based in New York, with research and development, sales and manufacturing facilities located in the United Kingdom and Norway, and additional sales locations in Florida, Utah and Washington, D.C.

The consolidated financial statements include the accounts of Coda and our domestic and foreign subsidiaries that are more than 50% owned and controlled. All significant intercompany transactions and balances have been eliminated in the consolidated financial statement.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that we may undertake in the future, actual results may differ from those estimates.

Revenue Recognition

We record revenue in accordance with the guidance of the SEC's Staff Accounting Bulletin SAB No. 104 (SAB 104), which supersedes  SAB No. 101  in order to encompass Emerging Issues Task Force ( EITF) No. 00-21 ,  Revenue Arrangements with Multiple Deliverables . Our revenue is derived from sales of underwater technologies and equipment for imaging, mapping, defense and survey applications. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectibility is reasonably assured. No right of return privileges are granted to customers after shipment.

For arrangements with multiple deliverables, we recognize product revenue by allocating the revenue to each deliverable based on the fair value of each deliverable in accordance with  EITF No. 00-21  and  SAB No. 104  , and recognize revenue for equipment upon delivery and for installation and other services as performed.  EITF No. 00-21  was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

Our contracts sometimes require customer payments in advance of revenue recognition. These deposit amounts are reflected as liabilities and recognized as revenue when the Company has fulfilled its obligations under the respective contracts.

Revenues derived from our software license sales are recognized in accordance with Statement of Position (SOP) No. 97-2, “Software Revenue Recognition,” and  SOP No. 98-9 , “Modifications of  SOP No. 97-2 , Software Revenue Recognition with Respect to Certain Transactions”. For software license sales for which any services rendered are not considered essential to the functionality of the software, we recognize revenue upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed and determinable.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Foreign Currency Translation

The Company translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of SFAS No. 52,  Foreign Currency Translation . Assets and liabilities are translated at exchange rates existing at the balance sheet dates, related revenue and expenses are translated at average exchange rates in effect during the period and stockholders’ equity, fixed assets and long-term investments are recorded at historical exchange rates. Resulting translation adjustments are recorded as a separate component in stockholders' equity as part of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in the statement of income.

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of SFAS No. 109,  Accounting for Income Taxes . Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

Cash equivalents are comprised of highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed insured limits. We have not experienced any losses in such accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We place our cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits.

Accounts Receivable

We periodically review our trade receivables in determining our allowance for doubtful accounts.   Allowance for doubtful accounts was $74,897 and $17,910 for the years ended October 31, 2008 and 2007 respectively.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, other receivables, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. Our long term debt has interest rates that approximate market and therefore the carrying amounts approximate their fair values.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157) as amended by FASB Statement of Position (FSP) FAS 157-1 and FSP FAS 157-2. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. FSP FAS 157-2 delays, until the first quarter of fiscal year 2009, the effective date for SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position or operations. Refer to Note 11 for further discussion regarding fair value.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Debt and Equity Securities

The Company follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. These security classifications may be modified after acquisition only under certain specified conditions. Securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of capital until realized.

Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Inventory

Inventory is stated at the lower of cost or market using the first-in first-out method. Inventory is comprised of the following components at October 31, 2008 and 2007:

	2008	2007
Raw materials	$1,917,566	$1,789,051
Work in process	113,942	334,813
Finished goods	285,814	802,653

Total inventory	$2,317,322	$2,926,517

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Property and Equipment

We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over three to four years, the estimated useful lives of the property and equipment.

Long-Lived Assets

We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No impairment loss was recognized during the years ended October 31, 2008 and 2007.

Research and Development

Research and development costs consist of expenditures for the present and future patents and technology, which are not capitalizable. We are eligible for United Kingdom tax credits related to our qualified research and development expenditures. Tax credits are classified as a reduction of research and development expense. We recorded no tax credits during the years ended October 31, 2008 and 2007.

Advertising

We charge the costs of advertising to expense as incurred. For the years ended October 31, 2008 and 2007, advertising costs were $1,237,175 and $471,049, respectively.

Other Operating Expenses

We incurred costs of nil and $435,000 as non-recurring fees and expenses in connection with our financings and acquisitions for October 31, 2008 and 2007, respectively, which are also included in our loss from operations, and shown separately under Other Operating Expenses.

Intangible Assets

Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (or goodwill), customer relationships, non-compete agreements and licenses. Goodwill was allocated to our reporting units based on the original purchase price allocation. Customer relationships, non-compete agreements and licenses are being amortized on a straight-line basis over periods of 3 to 10 years. The Company amortizes its intangible assets using the straight-line method over their estimated period of benefit. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

We test for impairment at the reporting unit level as defined in SFAS No. 142, “Goodwill and Other Intangible Assets.” This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value, which is based on future cash flows, exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. In the fourth quarter of each year, we evaluate goodwill on a separate reporting unit basis to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS No. 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS No. 144.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, to account for stock-based compensation to employees. Prior to the adoption of SFAS 123(R) we elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123.

Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans”. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on January 1, 2006 using the modified prospective method. The fair value of each option grant issued after January 1, 2006 is determined as of grant date, utilizing the Black-Scholes option pricing model, and amortized over each vesting period.

We use the fair value method for equity instruments granted to non-employees and use the Black Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes gains and losses on foreign currency translation adjustments and is included as a component of stockholders' equity.

Deferred Financing Costs

Deferred financing costs primarily include debt issuance costs incurred by the Company in connection with the issuance of convertible debt in February 2008 (see Note 12). Amortization is provided on a straight-line basis over the terms of the respective debt instruments to which the costs relate and is included in interest expense. Deferred financing cost expense was $181,596 and $0 in 2008 and 2007, respectively.

Loss Per Share

We use SFAS No. 128, “Earnings per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

Per share basic and diluted net loss amounted to $0.17 and $0.42 for the years ended October 31, 2008 and 2007, respectively. For the years ended October 31, 2008 and 2007, 50,583,299 and 36,508,028 potential shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”.  The adoption of SFAS No. 159 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position, results of operations or cash flows.

In June 2007, the FASB ratified the consensus in EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (EITF 07-3), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development (R&D) activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 will be effective for fiscal years beginning after December 15, 2007. The Company does not expect that the adoption of EITF 07-3 will have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB ratified the consensus in EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. EITF 07-1 will be effective for fiscal years beginning after December 15, 2008, which will be the Company’s fiscal year 2009, and will be applied as a change in accounting principle retrospectively for all collaborative arrangements existing as of the effective date. The Company has not yet evaluated the potential impact of adopting EITF 07-1 on its consolidated financial position, results of operations or cash flows.

In March 2008, the FASB” issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133” (“SFAS No. 161”).   SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The Company is currently evaluating the impact of SFAS No. 161, if any, will have on its consolidated financial position, results of operations or cash flows. F-

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

In April 2008, the FASB issued FSP No. SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”.   The Company is required to adopt FSP 142-3 on September 1, 2009, earlier adoption is prohibited.  The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption.  The Company is currently evaluating the impact of FSP 142-3 on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  The Company does not expect the adoption of SFAS No. 162 to have a material effect on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts ”, which clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises”,  applies to financial guarantee insurance contracts issued by insurance enterprises.    The standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, including interim periods in that year. The Company does not expect the adoption of SFAS 163 to have a material effect on its consolidated financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).  FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its consolidated financial position, results of operations or cash flows.

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company does not expect the adoption of FSP EITF No. 03-6-1 to have a material effect on its consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

Liquidity

As of October 31, 2008 we have cash and cash equivalents of $3,896,149 and a working capital deficit of $4,892,341. For the year ended October 31, 2008 we had a net loss of $7,920,517 and negative cash flow from operations of $6,261,562. We also have an accumulated deficit of $49,649,815 at October 31, 2008.  (See Note 16).

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

NOTE 2 – RESTRICTED CASH

Under terms of the Company’s secured convertible debenture dated February 26, 2008, we maintained a $1,000,000 interest-bearing deposit in a restricted bank account until such time as advances under an accounts receivable factoring agreement were repaid in full and the agreement and related liens were terminated.  As of October 31, 2008, the Company had $1,017,007 in the restricted cash account, which was  released to the Company in December 2008 at the time the factoring agreement was terminated and settled in full.

NOTE 3 - CONTRACTS IN PROGRESS

Costs and estimated earnings in excess of billings on uncompleted contracts represent accumulated project expenses and fees which have not been invoiced to customers as of the date of the balance sheet. These amounts are stated on the balance sheet as Unbilled Receivables of $518,326 and $380,017 as of October 31, 2008 and 2007, respectively.

Billings in excess of cost and estimated earnings on uncompleted contracts represent project invoices billed to customers that have not been earned as of the date of the balance sheet. These amounts are stated on the balance sheet as Deferred Revenue of $57,513 and $232,435 as of October 31, 2008 and 2007, respectively.

Revenue received for the sale of equipment includes a provision for warranty and is treated as deferred revenue, along with extended warranty sales. These amounts are amortized over the 12-month warranty term starting from the date of sale. These amounts are stated on the balance sheet as Deferred Revenue of $211,137 and $233,550 as of October 31, 2008 and 2007, respectively.

Deferred revenue as of October 31, 2007 also included $127,340 of revenues related to a violation in the terms of a capital lease agreement where the related equipment was sold. The revenues related to the equipment were deferred until all conditions of the lease were fulfilled, which was in April 2008. See Note 12.

NOTE 4 - INVESTMENTS

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Items recorded or measured at fair value on a recurring basis in the accompanying financial statements consisted of the following items as of October 31, 2008:

		Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
Assets:
Short term Investment	$153,000	$153,000
Total	$153,000	$153,000	$-	-

With the exception of assets and liabilities included within the scope of FSP FAS No. 157-2, the Company adopted the provisions of SFAS No. 157 prospectively effective as of the beginning of the year ended October 31, 2008.  For financial assets and liabilities included within the scope of FSP FAS No. 157-2, the Company will be required to adopt the provisions of SFAS No. 157 prospectively as of the year beginning October 31, 2009.  The adoption of SFAS No. 157 did not have a material impact on our financial position or results of operations, and the Company do not believe that the adoption of FSP FAS No. 157-2 will have a material impact on our financial position or results of operations.

The fair value of the assets, short term investments, at October 31, 2008 was grouped as Level 1 valuation as the market price was readily available, and there has been no change to the fair value of the securities at October 31, 2008.

During the year ended October 31, 2007, the Company received marketable securities in settlement of $533,147 loan and $316,853 of accounts receivable. As of October 31, 2007, the Company had an investment of $935,000 that was considered available-for-sale for financial reporting purposes which included an unrealized gain of $85,000 included in the determination of comprehensive loss. As of October 31, 2008, this investment had a value of $153,000, with an unrealized loss of $782,000 included in the determination of comprehensive loss.

NOTE 5 - OTHER CURRENT ASSETS

Other current assets on the balance sheet total $407,080 and $691,560 at October 31, 2008 and 2007 respectively. These totals comprise the following:

	2008	2007
Deposits	$110,548	$191,352
Value added tax (VAT) receivable	262,090	293,934
Other receivables	34,442	206,274

Total	$407,080	$691,560

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

NOTE 6 - FIXED ASSETS

Property and equipment at October 31, 2008 and 2007 is summarized as follows:

	2008	2007
Machinery and equipment	$1,076,950	$983,115
Accumulated depreciation	(721,041)	(560,377)

Net property and equipment assets	$355,909	$422,738

Depreciation expense recorded in the statements of operations for the years ended October 31, 2008 and 2007 is $176,147 and $101,802, respectively.

Rental equipment at October 31, 2008 and 2007 is summarized as follows:

	2008	2007
Rental equipment	$240,876	$240,876
Accumulated depreciation	(240,876)	(240,876)

Net rental equipment assets	$-	$-

Depreciation expense recorded in the statements of operations for the years ended October 31, 2008 and 2007 is nil and $120,851, respectively.

NOTE 7 - INTANGIBLE ASSETS AND GOODWILL

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations.

The identifiable intangible assets acquired and their carrying value at October 31, 2008 and 2007 is:

	2008	2007
Customer relationships (weighted average life of 10 years)	$694,503	$694,503
Non-compete agreements (weighted average life of 3 years)	198,911	198,911
Patents (weighted average life of 10 years)	63,695	48,530
Licenses (weighted average life of 2 years)	100,000	100,000

Total amortized identifiable intangible assets - gross carrying value	1,057,109	1,041,944
Less accumulated amortization	(324,661)	(134,266)

Net	732,448	907,678

Residual value	$732,448	$907,678

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Our acquisition of Colmek resulted in the valuation of Colmek’s customer relationships and covenants not to compete as intangible assets (see Note 14), which have an estimated useful life of 10 years and 3 years respectively, and as such are being amortized monthly over that period. Goodwill of $2,038,669 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.

Estimated future annual amortization expense as of October 31, 2008 is as follows:

2009	$167,337
2010	86,227
2011	74,172
2012	74,172
2013 and thereafter	330,540

Total	$732,448

Amortization of patents, customer relationships, non-compete agreements and licenses included as a charge to income amounted to $189,621 and $115,005 for the years ended October 31, 2008 and 2007, respectively. Goodwill is not being amortized.

As a result of the acquisitions of Martech and Colmek, the Company has goodwill in the amount of $3,099,575 as of October 31, 2008 and 2007. The changes in the carrying amount of goodwill for the years ended October 31, 2008 and 2007 are recorded below.

	2008	2007

Beginning goodwill balance at November 1	$3,099,575	$1,060,906
Goodwill recorded upon acquisition	-	2,038,669

Balance at October 31	$3,099,575	$3,099,575

Considerable management judgment is necessary to estimate fair value. We enlist the assistance of a valuation consultant to determine the values of our intangible assets and goodwill, both at the dates of acquisition and at specific dates annually. Based on various market factors and projections used by management, actual results could vary significantly from managements' estimates.

NOTE 8 - CAPITAL STOCK

The Company is authorized to issue 150,000,000 shares of common stock with a par value of $.001 per share. As of October 31, 2008 and 2007, the Company has issued and outstanding 48,853,664 shares and 48,245,768 shares of common stock respectively. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $.001 per share. We have designated 50,000 preferred shares as Series A preferred stock and have designated 50,000 preferred shares as Series B preferred stock. The remaining 4,900,000 shares of preferred stock is undesignated. There were 6,287 and 6,407 preferred shares outstanding at October 31, 2008 and 2007, all of which were Series A.

Series A Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series A Preferred Stock. The Series A Preferred Stock ranks senior to all classes of common and preferred stock. The Series A Preferred Stock has a dividend rate of 12% per year. The Series A Preferred Stock and accrued dividends is convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share, and at the option of the Company when the stock price reaches or exceeds $3.00.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

During the year ended October 31, 2007 we did not issue any Series A Preferred Stock. We converted 17,234 shares of Series A Preferred Stock into 2,878,418 shares of common stock, along with 2,878,418 warrants at prices ranging from $1.30 to $1.70. At October 31, 2007, the total of Series A Preferred Stock outstanding is 6,407 shares, convertible into 1,050,310 shares of common stock. During the year ended October 31, 2008, we issued 200 shares of Series A Preferred Stock, which were subscribed for in March 2007 and converted 320 shares of Series A Preferred Stock into 32,000 shares of common stock.

During the year ended October 31, 2008, 120 shares of Series A preferred stock were converted into common stock, which was foregone in lieu of payment for services provided by the company.

Series B Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series B Preferred Stock. The Series B Preferred Stock ranks junior to our issued and outstanding Series A preferred Stock and senior to all classes of common stock. The Series B Preferred Stock has a dividend rate of 8% per year. The Series B Preferred Stock and accrued dividends are convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share. As of October 31, 2008 and 2007, we had no shares of Series B Preferred Stock outstanding.

During the year ended October 31, 2007, we sold 8,000 preferred Series B stock units, each unit consisting of one share of our Series B Preferred Stock, 100 Series A warrants, 100 Series B warrants, and 81.25 shares of common stock (650,000 shares of common stock in total). Each Series A warrant and Series B warrant is exercisable into shares of our common stock for a period of five years at exercise prices of $1.30 and $1.70 per share, respectively. Gross and net proceeds from the sale of the units were $800,000.

In accordance with EITF No. 00-27, “Application of EITF Issue No. 98-5, ‘Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Rates’, to Certain convertible Instruments”,  a portion of the proceeds of our stock sales were allocated to the warrants based on their relative fair value.

For the sale of Series B Preferred Stock, this totaled $546,566 using the Black Scholes option pricing model. Further, we attributed a beneficial conversion feature of $253,434 to the Series B preferred shares based upon the difference between the conversion price of those shares and the closing price of our common shares on the date of issuance, limited to the proceeds attributable to the sale of the preferred shares. The weighted average assumptions used in the Black Scholes model are as follows:  (1) dividend yield of 0%; (2) expected volatility of 304%, (3) risk-free interest rate of 4.90%, and (4) expected life of 2 years as the conversion feature and warrants are immediately exercisable. Both the fair value of the warrants and the beneficial conversion feature aggregating $800,000 were recorded as a dividend and are included in the accompanying financial statements.

Also during the year ended October 31, 2007, 30,819 shares of Series B Preferred Stock were converted into 3,081,900 shares of common stock. In addition, 18,181 shares of Series B Preferred Stock were redeemed at a price of $110 per share, which included the dividend accrued from the previous year, with the remainder booked as a redemption premium.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Common Stock

During the years ended October 31, 2008 and 2007 we issued 452,937 and 1,742,280 shares of common stock, valued at $263,476 and $1,926,268 per supplementary cash flow information respectively, to employees, directors and consultants for services.

During the year ended October 31, 2008 we also issued 38,319 shares as dividends on Series A Preferred Stock valued at $41,537.

During the year ended October 31, 2008, 60,000 shares of common stock were issued to an investor, which were subscribed for during the year to October 31, 2007.

During the year ending October 31, 2007 we sold 15,025,000 shares of common stock, valued at $1 each, with a further 60,000 shares subscribed for during the year and issued subsequent to the year end. These shares were issued alongside 7,542,500 Series A warrants and 7,542,500 Series B warrants, along with 2,400,000 warrants convertible into common stock at a price of $1.00 as part of placement agent fees. Each Series A warrant is convertible into common stock at a price of $1.30, and each Series B warrant is convertible into common stock at $1.70, and each warrant has a life of 5 years. The gross amount raised was $15,025,000, with $13,764,530 raised net.

During the year ended October 31, 2007 a further 650,000 shares of common stock were sold as part of a unit with Series B Preferred Stock.

During the year ending October 31, 2007 we issued 532,090 shares of common stock, valued at $792,814, as part payment in our acquisition of Miller & Hilton, Inc, d/b/a Colmek Systems Engineering, with a further 42,910 shares payable within 12 months.

During the year ending October 31, 2007 a total of 34,100 shares of common stock were issued on the exercise of 34,100 stock options, with a conversion value of $1.00 each. The amount received was $34,100.

During the year ending October 31, 2007 a total of 3,081,900 shares of common stock were issued on conversion of 30,819 shares of Series B Preferred Stock. In addition, 2,878,418 shares of common stock were issued on conversion of 17,234 shares of Series A Preferred Stock.

These transactions results in outstanding common stock of 48,853,664 at October 31, 2008, compared to 48,245,768 at October 31, 2007.

Other Equity Transactions

During the year ended October 31, 2008, we issued in the aggregate 1,870,000 common share purchase options to employees and consultants, with exercise prices of $1.30 to $1.50. The initial fair value of the options was $872,170 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.43%-5.25%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 222% - 246%; and (4) an expected life of the options of 2 years. The fair value of the options has been expensed in this period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. Due to staff departures, 50,000 options were cancelled, all of which had exercise prices of $1.70. During the year ended October 31, 2008, $257,547 was charged to expense.

During the year ended October 31, 2007, we issued in the aggregate 1,500,000 common share purchase options to employees and consultants, with exercise prices of $1.00 to $1.80. The initial fair value of the options was $1,828,811 using the Black Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 4.90%-5.25%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 252% - 328%; and (4) an expected life of the options of 2 years. The fair value of the options has been expensed in this period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. Due to staff departures, 330,000 options were cancelled, all of which had exercise prices of $1.00 to $1.50. Also during the year, a total of 34,100 options were exercised at $1.00. During the year ended October 31, 2007, $1,036,454 was charged to expense. During the year ended October 31, 2008, $590,444 was charged to expense, with a further $24,179 charged to expense for options issued during the year ended October 31, 2006 which vested during the year ended October 31, 2008.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

NOTE 9 - WARRANTS AND STOCK OPTIONS

Transactions involving stock options and warrants issued are summarized as follows:

	2008		2007
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Outstanding at beginning of the period	36,519,318	$1.29	13,410,000	$1.29
Granted during the period	1,870,000	1.36	23,473,418	1.44
Exercised during the period	-	-	(34,100)	1.00
Terminated during the period	(50,000)	1.70	(330,000)	1.22

Outstanding at the end of the period	38,339,318	$1.39	36,519,318	$1.39

Exercisable at the end of the period	37,161,417	$1.39	35,467,518	$1.39

The number and weighted average exercise prices of stock purchase options and warrants outstanding as of October 31, 2008 are as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Yrs)	Total Vested
0.50	750,000	2.50	750,000
0.58	400,000	2.41	400,000
1.00	5,845,900	2.57	5,789,800
1.30	16,106,709	3.28	15,196,959
1.50	525,000	3.10	435,250
1.70	14,651,709	3.16	14,549,409
1.80	60,000	3.90	40,000
Totals	38,339,318	3.10	37,161,417

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

NOTE 10 - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company's aggregate U.S. unused net operating losses approximate $41,710,000 which expire through 2028, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $14,185,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

For income tax reporting purposes, the Company's aggregate UK unused net operating losses approximate $7,643,000, with no expiration. The deferred tax asset related to the carry-forward is approximately $2,300,000. The Company has provided a valuation reserve against the full amount of the benefits, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Income tax expense for 2008 and 2007 represents income taxes on our Norwegian subsidiary.

Components of deferred tax assets as of October 31, 2008 and 2007 are as follows:

Non-Current	2008	2007

Net operating losses carried forward	$16,485,000	$10,455,000
Valuation allowance	(16,485,000)	(10,455,000)
Net deferred tax asset	$-	$-

NOTE 11 - CONTINGENCIES AND COMMITMENTS

Litigation

The Company is currently engaged in a lawsuit involving the former Chief Executive Officer of its subsidiary, Coda Octopus Colmek, Inc.  The former CEO claims breach of his employment contract, tortuous interference with his contract, termination in violation of public policy and failure to pay wages when due. He has filed a complaint on November 10, 2008 and an amended complaint on December 10, 2008. We have answered the amended complaint on December 22, 2008 denying the allegations, raising affirmative defenses and intend to defend ourselves vigorously.  We believe that the final disposition should not have a material adverse effect on our financial position or results of operations.

We may become subject to other legal proceedings and claims, which arise in the ordinary course of our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of any matters should not have a material adverse effect on our financial position or results of operations.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

Factoring Agreement

Until October 31, 2008, we factored certain of our receivables pursuant to a number of factoring agreements with Faunus Group International (“FGI”). Advances received pursuant to the agreement are secured by our accounts receivable and other assets of the Company.

An initial factoring agreement was entered into on August 17, 2005 between FGI and Coda Octopus Group, Inc., for a maximum borrowing in the US of up to $1 million. Subsequent agreements were added in November 2006 covering our UK businesses, Martech Systems Ltd and Coda Octopus Products Ltd.

Over the course of the year ended October 31, 2008, we factored invoices totaling $7,545,200 in receivables and we received $5,828,550 in proceeds from FGI. This compares with 2007, where we factored invoices totaling $5,088,665 in receivables and we received $3,961,695 in proceeds from FGI.

Under the arrangement, FGI typically advanced to the Company 80% of the total amount of accounts receivable factored. FGI retained 20% of the outstanding factored accounts receivable as a reserve, which it holds until the customer pays the factored invoice to FGI. The cost of funds for the accounts receivable portion of the borrowings with FGI was 1.85% for the initial 30 day credit period, up to a maximum of 45 days; thereafter, an additional fee of 0.5% was charged for each 10 day period.

On February 20, 2008, FGI, RBS and us entered into an intercreditor agreement regulating the priority of each creditor’s debts.

As of October 31, 2008 all FGI agreements were terminated and advances repaid in full.

Operating Leases

We occupy our various office and warehouse facilities pursuant to both term and month-to-month leases. Our term leases expire at various times through September 2013. Future minimum lease obligations are approximately $1,389,094, with the minimum future rentals due under these leases as of October 31, 2008 as follows:

2009	$443,781
2010	411,307
2011	359,109
2012	121,499
2013 and thereafter	53,398

Total	$1,389,094

Concentrations

We had no concentrations of purchases of over 5% during either of the years ended 2008 and 2007. We had a sales concentration of over 5% for each of the years ended October 31, 2008 and 2007 due to a sale to a customer for $1,557,130 and $2,294,279 respectively.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

NOTE 12 - NOTES AND LOANS PAYABLE

A summary of notes payable at October 31, 2008 and 2007 is as follows:

	2008	2007
The Company has a secured convertible debenture for $12M with a life of 7 years from February 26, 2008, maturing at 130% of face value, and with interest payable every six months, starting in February 2009, at a rate of 8.5%; During the term, the debentures are convertible into our common stock at the option of the Noteholders at a conversion price of $1.05. We may also force the conversion of these Notes into our common stock after two years in the event that we obtain a listing on a national exchange and our stock price closes on 40 consecutive trading days at or above $2.50 between the second and third anniversaries of this agreement; $2.90 between the third and fourth anniversaries of this agreement; and $3.50 after the fourth anniversary of this agreement or where the daily volume weighted average price of our stock as quoted on OTCBB or any other US National Exchange on which our securities are then listed has, for at least 40 consecutive trading days closed at the agreed price. the Company has failed to comply with certain  covenants contained in the debenture agreement (see Note 16)
	$12,348,493	$-

The Company, through its UK subsidiary Coda Octopus Products Ltd has a 7 year unsecured loan note for £100,000; interest rate of 12% annually; repayable at borrower’s instigation or convertible into common stock when the share price reaches $3.	162,700	200,000

The Company, through its US subsidiary Coda Octopus Innalogic, Inc., had a capital lease for equipment for monthly payments of $2,369.74 for 24 months. The Company at year end has sold the equipment and thus violated the terms of the lease that prohibit sale of equipment under the capital lease. The Company has deferred revenue of $127,340 at October 31, 2007 in relation to this capital lease. See Note 2. This capital lease was repaid in April 2008.	-	41,091

The Company has an unsecured revolving line of credit with a US bank through its US subsidiary Coda Octopus Colmek, Inc., for $50,000 with an interest rate of 12.5% annually; repayable at borrower’s instigation. The facility was repaid and closed during 2008.	-	17,181

The Company through its US subsidiary Coda Octopus Colmek, Inc., had an outstanding loan note payable for the financing of a truck over 60 months; monthly payments of $897.18; annual interest rate of 10.99%. The vehicle was disposed of during 2008 and the loan repaid in full.	-	29,145

The Company through its US subsidiary Coda Octopus Colmek, Inc., has an unsecured loan note payable to a director and former officer of the Company, which is being repaid in the short term.	10,104	34,104

Total	$12,521,297	$321,521

Less: current portion	12,358,597	56,382

Total long-term portion	$162,700	$265,139

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

In connection with the secured convertible debenture noted above, we carry $1,513,297 deferred financing costs as an asset on the consolidated balance sheet at October 31, 2008, which represents $1,694,893 in financing closing costs we incurred, net of $181,596 in amortization expense for the year ended October 31, 2008.  We amortize deferred financing costs over the debenture’s 7-year term using the straight line method.

NOTE 13 - RELATED PARTY TRANSACTIONS

The Company’s current Chief Executive Officer, and entities controlled by the Chief Executive Officer, have advanced funds to the Company for travel related and working capital purposes.  No formal repayment terms or arrangements existed.

Advances are non interest bearing and are due on demand. At the end of the year ending October 31, 2008, $41,904 was due to related parties, compared with $184,425 for the year ending October 31, 2007.

We are also owed by related parties a sum of $54,166 as at October 31, 2008, compared with $105,685 for the year ended October 31, 2007.

NOTE 14 - ACQUISITIONS

Acquisition of Martech Systems (Weymouth) Limited

On June 26, 2006, we acquired all of the issued and outstanding capital stock of Martech Systems (Weymouth) Limited, a UK company (“Martech”). Martech specializes in engineering projects and sales to the UK Ministry of Defense. The acquisition was made to expand our engineering and related services, along with the sale of products, to the UK government. The purchase price was approximately $1,536,000, payable as follows: approximately $1,180,000 in cash at closing; approximately $364,000 in cash one year after closing, which was accrued as $382,000 as at October 31, 2006, due to exchange rate movements, and was paid in June 2007. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of Martech was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations”. The results of operations for Martech have been included in the Consolidated Statements of Operations since the date of acquisition.

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

In accordance with SFAS No. 141, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s estimate. The total purchase price was allocated to the assets and liabilities acquired as follows:

Current assets acquired	$993,817
Equipment, net	37,126
Goodwill	998,591
Current liabilities assumed	$(493,262)

Purchase price	$1,536,272

The total cost of the acquisition has been allocated to the assets acquired and the liabilities assumed based upon their respective fair values in accordance with SFAS No. 141. Goodwill of $998,591 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The goodwill recognized in the acquisition result primarily from the acquisition of the assembled workforce.

Acquisition of Colmek Systems Engineering

On April 6, 2007, we completed the acquisition of Miller & Hilton d/b/a Colmek Systems Engineering, a Utah corporation (“Colmek”). The total purchase price was $2,356,750, with additional associated costs and outlays of $158,470, consisting of cash paid at the closing of the transaction in the amount of $800,000 and the issuance of 532,090 shares of our common stock, and $700,000 and 42,910 shares that are due and payable on the first anniversary of the closing date evidenced by secured promissory notes to the former Colmek shareholders. Under the terms of the stock purchase agreements, we have pledged the Colmek shares as collateral security for the performance of our deferred payment obligations under the notes. At the date of issuance of the 532,090 shares these were valued at $792,814. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of Colmek was accounted for using the purchase method in accordance with SFAS 141. The results of operations for Colmek have been included in the Consolidated Statements of Operations since the date of acquisition. In April 2008, a cash amount of $763,936 was paid in full settlement of the deferred balance due at closing.

In accordance with SFAS No. 141, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and an independent appraiser’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Current assets acquired	$231,043
Equipment, net	80,007
Current liabilities assumed	(727,913)
Customer relationships acquired	694,503
Non-compete agreements acquired	198,911
Goodwill acquired	2,038,669
Total purchase price	$2,515,220

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

The intangible assets of $893,414 at the date of acquisition consisted of customer relationships and non-compete agreements. The intangible assets acquired have an estimated useful life of 10 and 3 years, respectively, and as such will be amortized monthly over those periods. Goodwill of $2,038,669 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, plus the associated costs and outlays.

The following unaudited pro forma results of operations for the year ended October 31, 2007 assume that the acquisitions of Colmek and Martech had occurred on November 1, 2006. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved nor are they necessarily indicative of future results of operations.

2007

Revenue	$14,757,876
Net loss	(15,259,562)

Loss per common share	$(0.43)

NOTE 15 - SEGMENT INFORMATION

Due to the nature of our businesses, we are operating in two reportable segments, which are managed separately based upon fundamental differences in their operations. Martech, Colmek, and Innalogic operate as contractors, and the balance of our operations are comprised of product sales.

Segment operating income is total segment revenue reduced by operating expenses identifiable with the business segment. Corporate includes general corporate administrative costs.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.

There are inter-segment sales.

The following table summarizes segment asset and operating balances by reportable segment.

	Contracting	Products	Corporate	Totals
Revenues	$5,859,259	$9,269,121	$1,840,542	$16,968,922
Operating income/(loss)	(1,418,649)	2,266,490	(7,549,484)	(6,701,643)
Identifiable assets	5,450,331	4,384,945	7,204,009	17,039,284
Capital expenditure	26,922	58,064	57,981	142,967
Selling, general & administrative	3,586,636	2,414,753	7,202,865	13,204,254
Depreciation & amortization	263,632	76,216	207,519	547,367
Interest expense	123,941	307,700	1,107,083	1,538,724

The Company’s reportable business segments operate in two geographic locations. Those geographic locations are:

* United States
* United Kingdom

CODA OCTOPUS GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
October 31, 2008 and 2007

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. There are no inter-segment sales.

Information concerning principal geographic areas is presented below according to the area where the activity is taking place.

	2008	2007
Revenues:
United States	$7,362,966	$7,129,507
United Kingdom	9,605,956	6,723,806
Total Revenues	$16,968,922	$13,853,313

Assets:
United States	$4,357,042	$5,529,261
United Kingdom	5,478,233	6,597,202
Corporate and other	7,204,009	1,454,998

Total Assets	$17,039,284	$13,581,461

NOTE 16 - SUBSEQUENT EVENTS

In November 2008, we issued 43,694 shares of common stock which were due as compensation relating to the year ended October 31, 2008 and were subscribed for in the Company’s balance sheet as of October 31, 2008.

In November 2008, the Company started a new subsidiary, Coda Octopus Tactical Intelligence, Inc. in an effort to improve the Company’s operational and training reach in the sectors in which it competes.

In December 2008, following the repayment of FGI in October 2008, all security granted in favor of FGI was rescinded, allowing the Company’s convertible debenture holder to perfect its’ security over the assets of the Company, as envisaged in the transaction entered into in February 2008.

In December 2008, the Company made an addition to its trading entity, Coda Octopus Martech Ltd, of the assets of Dragon Design Ltd, a company based next door to our Martech business in Weymouth. Management believes the companies have complementary skills and capabilities that can enhance revenues and opportunities to our existing Weymouth operation.  The Company paid an initial £56,000 ($84,000) with the same amount due in December 2009 if certain profit targets are met.

Amendment to Convertible Debentures

Under the terms of the $12M convertible debenture issued in February 2008 (see Note 12) , the Company agreed to allocate a minimum of $6M of the proceeds for purposes of capital expenditures and acquisitions, with the balance of the proceeds, approximately $6M to be utilized for working capital purposes. If the Company fails to comply with these covenants, the debenture holders would be able to demand payment within a specified period of time.

As of October 31, 2008, the Company exceeded the $6M limit for working capital purposes, and therefore was not in compliance under the terms of the debentures.  On March 16, 2009, the Company and the Noteholder have entered into a Cash Control Framework Agreement, pursuant to which it is assumed that, subject to the Company being fully compliant with the terms of this agreement and those set out in the Transaction Documents entered into between the Company and the Noteholder on February 21, 2008, no adverse actions will be taken by the Noteholder. The agreement provides, among other things, for the placement of approximately $2.15 million into a segregated cash account.  Under the terms of the agreement, we may request the release of funds from the account from time to time for working capital purposes subject to the Noteholder's consent and agreed upon terms and conditions. Under the terms of the agreement, we must also adhere to a  cost cutting program which involves reducing selling, general and administrative expenses and research and development and capital expenditures by an annualized $3.35 million.

CODA OCTOPUS GROUP, INC.
CONDENSED   CONSOLIDATED BALANCE SHEET
JANUARY 31, 2009 (UNAUDITED) AND OCTOBER 31, 2008

	January 31, 2009 (Unaudited)	October 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,419,477	$3,896,149
Restricted cash, Note 2	-	1,017,007
Short-term investments, Note 4	127,500	153,000
Accounts receivable, net of allowance for doubtful accounts	2,170,698	2,589,174
Inventory	2,634,562	2,317,322
Due from related parties, Note 13	11,161	54,166
Unbilled receivables, Note 3	914,794	518,326
Other current assets, Note 5	315,349	407,080
Prepaid expenses	364,243	385,831

Total current assets	8,957,784	11,338,055

Property and equipment, net, Note 6	409,375	355,909
Deferred financing costs, net of accumulated amortization of $242,128 in 2009 and $181,596 in 2008, Note 12	1,452,765	1,513,297
Goodwill and other intangible assets, net, Note 7	4,351,323	3,832,023

Total assets	$15,171,247	$17,039,284

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$1,185,511	$1,159,849
Accrued expenses and other current liabilities	2,401,048	2,347,522
Deferred revenues, Note 3	202,482	268,650
Deferred payment related to acquisitions, Note 14	372,282	-
Accrued dividends on Series A preferred stock	37,670	53,874
Due to related parties, Note 13	1,621	41,904
Loans and notes payable, short term, Note 12	12,477,065	12,358,597

Total current liabilities	16,677,679	16,230,396

Loans and notes payable, long term, Note 12	190,871	162,700

Total liabilities	16,868,550	16,393,096

Deficiency in stockholders' equity, Note 8:
Preferred stock, $.001 par value; 5,000,000 shares authorized, 6,287 series A issued and outstanding, as of January 31, 2009 and October 31, 2008 respectively	6	6
Common stock, $.001 par value; 150,000,000 shares authorized, 49,000,244 and 48,853,664 shares issued and outstanding as of January 31, 2009 and October 31, 2008 respectively	49,000	48,854
Common stock subscribed	120,000	131,790
Additional paid-in capital	51,641,177	51,433,049
Accumulated other comprehensive loss	(1,707,296)	(1,317,696)
Accumulated deficit	(51,800,190)	(49,649,815)

Total deficiency in stockholders' equity	(1,697,303)	646,188

Total liabilities and deficiency in stockholders' equity	$15,171,247	$17,039,284

See accompanying notes to these unaudited condensed consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE THREE MONTHS ENDED JANUARY 31, 2009 and 2008
(UNAUDITED)

	For the three months ended January 31, 2009	For the three months ended January 31, 2008

Net revenue	$3,199,106	$3,127,231

Cost of revenue	1,442,147	1,642,776

Gross profit	1,756,959	1,484,455

Research and development	603,681	689,193
Selling, general and administrative expenses	2,902,719	3,056,927

Total operating expenses	3,506,400	3,746,120
	6
Operating income (loss)	(1,749,441)	(2,261,665)

Other income (expense)

Other income	27,640	4,857
Interest expense	(397,424)	(113,971)

Total other income (expense)	(369,784)	(109,114)

Loss before income taxes	(2,119,225)	(2,370,779)

Provision for income taxes	-	-

Net loss	(2,119,225)	(2,370,779)

Preferred Stock Dividends:
Series A	(31,149)	(46,093)

Net Loss Applicable to Common Shares	$(2,150,374)	$(2,416,872)

Loss per share, basic and diluted	(0.04)	(0.05)

Weighted average shares outstanding	48,902,367	48,250,366

Comprehensive loss:

Net loss	$(2,119,225)	$(2,370,779)

Foreign currency translation adjustment	332,900	(117,661)
Unrealized loss on investment	(722,500)	(187,000)

Comprehensive loss	$(2,508,825)	$(2,675,440)

See accompanying notes to these unaudited condensed consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY IN STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED JANUARY 31, 2009
(UNAUDITED)

	Preferred Stock Series A		Preferred Stock Series B		Common Stock		Common Stock	Additional Paid-in	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Subscribed	Capital	Loss	Deficit	Total
Balance, October 31, 2008	6,287	$6	-	$-	48,853,664	$48,854	131,790	$51,433,049	$(1,317,696)	$(49,649,815)		$646,188

Stock issued for compensation					146,580	147	(11,790)	$30,163				$18,520

Fair value of options issued for compensation								$177,965				$177,965

Preferred stock dividends Series A										$(31,149)		$(31,149)

Foreign currency translation adjustment									$332,900			$332,900

Unrealized loss from marketable securities									$(722,500)			$(722,500)

Net loss										$(2,119,225)	$	(2,119,225)
Balance January 31, 2009	6,287	$6	-	$-	49,000,244	$49,000	$120,000	$51,641,177	$(1,707,296)	$(51,800,190)		$(1,697,303)

See accompanying notes to these unaudited condensed consolidated financial statements.

CODA OCTOPUS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED JANUARY 31, 2009 and 2008
(UNAUDITED)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,119,225)	$(2,370,779)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation and amortization	161,586	97,196
Stock based compensation	196,485	196,189
Financing costs	383,571	-
Dividends	-	46,093
Changes in operating assets and liabilities:
(Increase) decrease in:
Release of restricted cash	1,017,007	-
Accounts receivable	520,222	1,588,151
Inventory	(281,987)	188,144
Prepaid expenses	21,586	60,827
Other receivables	(251,692)	(324,943)
Increase (decrease) in:
Accounts payable and accrued expenses	(446,350)	478,657
Due to related parties	(40,283)	(68,646)

Net cash used in operating activities	(839,080)	(109,110)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(36,587)	(29,006)
Acquisition of Tactical Intelligence and Dragon Design Ltd	(208,495)	-
Cash acquired from acquisitions	877	-

Net cash used in investing activities	(244,205)	(29,006)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments for) loans, net	38,026	(16,949)
Preferred stock dividend paid	(47,354)	(64,491)

Net cash used in financing activities	(9,328)	(81,440)

Effect of exchange rate changes on cash	(384,059)	(165,233)

Net decrease in cash	(1,476,672)	(384,789)

Cash and cash equivalents, beginning of period	3,896,149	916,257

Cash and cash equivalents, end of period	$2,419,477	$531,468

Cash paid for:
Interest	$13,853	$113,971
Income taxes	-	-

Supplemental Disclosures:

During the three months ended January 31, 2009, 146,580 shares of common stock were issued, 43,694 of which were subscribed for in the year ended October 31, 2008, and the other 102,886 shares were issued as payment of $18,520 of compensation.

During the three months ended January 31, 2008, 5,000 shares of common stock were issued as payment of $3,250 of compensation that was earned. In addition, 28,288 shares were issued as dividends on series A preferred stock.

Acquisition of Tactical Intelligence

Equipment, net	$5,000
Customer relationships acquired	60,000
Non-compete agreements acquired	50,000
Goodwill	135,000
Deferred payments	(125,000)
Cash paid for acquisition	$125,000

Acquisition of Dragon Design Ltd

Current assets acquired	$147,039
Equipment, net	51,336
Current liabilities assumed	(201,166)
Customer relationships acquired	29,740
Non-compete agreements acquired	29,740
Goodwill	276,414
Cash acquired	877
Deferred payments	(250,485)
Cash paid for acquisition	$83,495

See accompanying notes to these unaudited condensed consolidated financial statements.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements follows.

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and in accordance with instructions to SEC form 10Q-SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three month period ended January 31, 2009, are not necessarily indicative of the results that may be expected for the year ended October 31, 2009. The unaudited condensed financial statements should be read in conjunction with the consolidated October 31, 2008 financial statements and footnotes thereto included in the Company’s 10K filed on March 18, 2009 with the Securities Exchange Commission (SEC).

Business and Basis of Presentation

Coda Octopus Group, Inc. (”we”, “us”, “our company” or “Coda”), a corporation formed under the laws of the State of Florida in 1992 (since re-domiciled to Delaware in 2004). We are a developer of underwater technologies and equipment for imaging, mapping, defense and survey applications. We are based in New York, with research and development, sales and manufacturing facilities located in the Utah, the United Kingdom and Norway, and additional sales locations in Florida and Washington, D.C.

The unaudited condensed consolidated financial statements include the accounts of Coda and our domestic and foreign subsidiaries that are more than 50% owned and controlled. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying disclosures. Although these estimates are based on management's best knowledge of current events and actions that we may undertake in the future, actual results may differ from those estimates.

Revenue Recognition

We record revenue in accordance with the guidance of the SEC's Staff Accounting Bulletin SAB No. 104 (SAB 104), which supersedes  SAB No. 101  in order to encompass Emerging Issues Task Force ( EITF) No. 00-21 ,  Revenue Arrangements with Multiple Deliverables . Our revenue is derived from sales of underwater technologies and equipment for imaging, mapping, defense and survey applications, as well as from the performance of various engineering and manufacturing contracts. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the contract price is fixed or determinable, and collectability is reasonably assured. No right of return privileges are granted to customers after shipment.

For arrangements with multiple deliverables, we recognize product revenue by allocating the revenue to each deliverable based on the fair value of each deliverable in accordance with  EITF No. 00-21  and  SAB No. 104,  and recognize revenue for equipment upon delivery and for installation and other services as performed.  EITF No. 00-21  was effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003.

Our contracts sometimes require customer payments in advance of revenue recognition. These deposit amounts are reflected as liabilities and recognized as revenue when the Company has fulfilled its obligations under the respective contracts.

Revenues derived from our software license sales are recognized in accordance with Statement of Position (SOP) No. 97-2, “Software Revenue Recognition”, and  SOP No. 98-9 , “Modifications of  SOP No. 97-2 , Software Revenue Recognition with Respect to Certain Transactions”. For software license sales for which any services rendered are not considered essential to the functionality of the software, we recognize revenue upon delivery of the software, provided (1) there is evidence of an arrangement, (2) collection of our fee is considered probable and (3) the fee is fixed and determinable.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Foreign Currency Translation

Coda translates the foreign currency financial statements of its foreign subsidiaries in accordance with the requirements of SFAS No. 52,  Foreign Currency Translation . Assets and liabilities are translated at exchange rates existing at the balance sheet dates, related revenue and expenses are translated at average exchange rates in effect during the period and stockholders’ equity, fixed assets and long-term investments are recorded at historical exchange rates. Resulting translation adjustments are recorded as a separate component in stockholders' equity as part of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are included in the statement of income.

Income Taxes

Deferred income taxes are provided using the asset and liability method for financial reporting purposes in accordance with the provisions of SFAS No. 109,  Accounting for Income Taxes . Under this method, deferred tax assets and liabilities are recognized for temporary differences between the tax bases of assets and liabilities and their carrying values for financial reporting purposes, and for operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.

Cash and Cash Equivalents

Cash equivalents are comprised of highly liquid investments with maturity of three months or less when purchased. We maintain our cash in bank deposit accounts, which at times, may exceed insured limits. We have not experienced any losses in such accounts.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject us to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. We place our cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of applicable government mandated insurance limits.

Accounts Receivable

We periodically review our trade receivables in determining our allowance for doubtful accounts. Allowance for doubtful accounts was nil for the period ended January 31, 2009 and $74,897 for the year ended October 31, 2008.

Fair Value of Financial Instruments

SFAS No. 107, "Disclosures About Fair Value of Financial Instruments", requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, other receivables, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. Our long-term debt has interest rates that approximate market and therefore the carrying amounts approximate their fair values.

Fair Values

In the first quarter of fiscal year 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements” (SFAS No. 157) as amended by FASB Statement of Position (FSP) FAS 157-1 and FSP FAS 157-2. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. FSP FAS 157-2 delays, until the first quarter of fiscal year 2009, the effective date for SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 did not have a material impact on the Company’s financial position or operations. Refer to Note 4 for further discussion regarding fair value.

Debt and Equity Securities

The Company follows the provisions of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115). The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. These security classifications may be modified after acquisition only under certain specified conditions. Securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings but are reported as a net amount (less expected tax) in a separate component of capital until realized.

Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Inventory

Inventory is stated at the lower of cost or market using the first-in first-out method. Inventory is comprised of the following components at January 31, 2009 and October 31, 2008:

	2009	2008
Raw materials	$2,012,981	$1,917,566
Work in process	321,436	113,942
Finished goods	300,145	285,814

Total inventory	$2,634,562	$2,317,322

Property and Equipment

We record our equipment at historical cost. We expense maintenance and repairs as incurred. Depreciation is provided for by the straight-line method over three to four years, the estimated useful lives of the property and equipment.

Long-Lived Assets

We follow SFAS No. 144, "Accounting for Impairment of Disposal of Long-Lived Assets", which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. No impairment loss was recognized during the period ended January 31, 2009 or the year ended October 31, 2008.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Research and Development

Research and development costs consist of expenditures for the present and future patents and technology, which cannot be capitalized. We are eligible for United Kingdom tax credits related to our qualified research and development expenditures. Tax credits are classified as a reduction of research and development expense. We recorded no tax credits during the period ended January 31, 2009 or the year ended October 31, 2008.

Marketing

We charge the costs of marketing to expense as incurred. For the period ended January 31, 2009 marketing costs were $274,132 and $1,237,175 for the year ended October 31, 2008.

Intangible Assets

Intangible assets consist principally of the excess of cost over the fair value of net assets acquired (or goodwill), customer relationships, non-compete agreements and licenses. Goodwill was allocated to our reporting units based on the original purchase price allocation. Customer relationships, non-compete agreements and licenses are being amortized on a straight-line basis over periods of 2 to 10 years. The Company amortizes its intangible assets using the straight-line method over their estimated period of benefit. We periodically evaluate the recoverability of intangible assets and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists.

We test for impairment at the reporting unit level as defined in SFAS No. 142, “Goodwill and Other Intangible Assets”. This test is a two-step process. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value, which is based on future cash flows, exceeds the carrying amount, goodwill is not considered impaired. If the carrying amount exceeds the fair value, the second step must be performed to measure the amount of the impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. In the fourth quarter of each year, we evaluate goodwill on a separate reporting unit basis to assess recoverability, and impairments, if any, are recognized in earnings. An impairment loss would be recognized in an amount equal to the excess of the carrying amount of the goodwill over the implied fair value of the goodwill. SFAS No. 142 also requires that intangible assets with determinable useful lives be amortized over their respective estimated useful lives and reviewed annually for impairment in accordance with SFAS No. 144.

Stock Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, established and encouraged the use of the fair value based method of accounting for stock-based compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the date of the grant or the date at which the performance of the services is completed and is recognized over the periods in which the related services are rendered. The statement also permitted companies to elect to continue using the current intrinsic value accounting method specified in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, to account for stock-based compensation to employees. Prior to the adoption of SFAS 123(R) we elected to use the intrinsic value based method for grants to our employees and directors and have disclosed the pro forma effect of using the fair value based method to account for our stock-based compensation to employees.

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R (revised 2004), “Share-Based Payment” (“Statement 123R”) which is a revision of SFAS No. 123.

Statement 123R supersedes APB opinion No. 25 and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in SFAS No. 123(R). This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.” On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company had to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006. We implemented SFAS No. 123(R) on January 1, 2006 using the modified prospective method. The fair value of each option grant issued after January 1, 2006 will be determined as of grant date, utilizing the Black-Scholes option pricing model. The amortization of each option grant will be over the remainder of the vesting period of each option grant.  We did not have any unvested amounts of stock based compensation grants issued and outstanding at the date of implementation.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

We use the fair value method for equity instruments granted to non-employees and use the Black-Scholes model for measuring the fair value. The stock based fair value compensation is determined as of the date of the grant or the date at which the performance of the services is completed (measurement date) and is recognized over the periods in which the related services are rendered.

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes gains and losses on foreign currency translation adjustments and is included as a component of stockholders' equity.

Deferred Financing Costs

Deferred financing costs primarily include debt issuance costs incurred by the Company in connection with the issuance of convertible debt in February 2008 (see Note 12). Amortization is provided on a straight-line basis over the terms of the respective debt instruments to which the costs relate and is included in interest expense. Deferred financing cost expense was $60,532 and $181,596 in the period ended January 31, 2009 and the year ended October 31, 2008, respectively.

Loss Per Share

We use SFAS No. 128, “Earnings per Share” for calculating the basic and diluted loss per share. We compute basic loss per share by dividing net loss and net loss attributable to common shareholders by the weighted average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional shares were dilutive. Common equivalent shares are excluded from the computation of net loss per share if their effect is anti-dilutive.

Per share basic and diluted net loss amounted to $0.04 and $0.05 for the periods ended January 31, 2009 and 2008, respectively. For the periods ended January 31, 2009 and 2008, 46,203,559 and 37,834,628 potential shares, respectively, were excluded from the shares used to calculate diluted earnings per share as their inclusion would reduce net loss per share.

New Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”).  SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value.  Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities.  SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.  Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”.  The adoption of SFAS No. 159 is not expected to have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), which establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in an acquiree, including the recognition and measurement of goodwill acquired in a business combination. SFAS No. 141(R) is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. The company has adopted SFAS No. 141(R) for its acquisition in the current quarter.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS No. 160”), which will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity within the consolidated balance sheets. SFAS No. 160 is effective as of the beginning of the first fiscal year beginning on or after December 15, 2008. Earlier adoption is prohibited and the Company is currently evaluating the effect, if any that the adoption will have on its consolidated financial position, results of operations or cash flows.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In June 2007, the FASB ratified the consensus in EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to be Used in Future Research and Development Activities” (EITF 07-3), which requires that nonrefundable advance payments for goods or services that will be used or rendered for future research and development (R&D) activities be deferred and amortized over the period that the goods are delivered or the related services are performed, subject to an assessment of recoverability. EITF 07-3 will be effective for fiscal years beginning after December 15, 2007. The Company does not expect that the adoption of EITF 07-3 will have a material impact on its consolidated financial position, results of operations or cash flows.

In December 2007, the FASB ratified the consensus in EITF Issue No. 07-1, “Accounting for Collaborative Arrangements” (EITF 07-1). EITF 07-1 defines collaborative arrangements and requires collaborators to present the result of activities for which they act as the principal on a gross basis and report any payments received from (made to) the other collaborators based on other applicable authoritative accounting literature, and in the absence of other applicable authoritative literature, on a reasonable, rational and consistent accounting policy is to be elected. EITF 07-1 also provides for disclosures regarding the nature and purpose of the arrangement, the entity’s rights and obligations, the accounting policy for the arrangement and the income statement classification and amounts arising from the agreement. EITF 07-1 will be effective for fiscal years beginning after December 15, 2008, which will be the Company’s fiscal year 2010, and will be applied as a change in accounting principle retrospectively for all collaborative arrangements existing as of the effective date. The Company has not yet evaluated the potential impact of adopting EITF 07-1 on its consolidated financial position, results of operations or cash flows.

In March 2008, the FASB” issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133” (“SFAS No. 161”).   SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows.  Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  It is effective for financial statements issued for fiscal years beginning after November 15, 2008, with early adoption encouraged.  The Company is currently evaluating the impact of SFAS No. 161, if any, will have on its consolidated financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. SFAS No. 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”.   The Company is required to adopt FSP 142-3 on September 1, 2009, earlier adoption is prohibited.  The guidance in FSP 142-3 for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after adoption, and the disclosure requirements shall be applied prospectively to all intangible assets recognized as of, and subsequent to, adoption.  The Company is currently evaluating the impact of FSP 142-3 on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy).  SFAS No. 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.”  The Company does not expect the adoption of SFAS No. 162 to have a material effect on its consolidated financial position, results of operations or cash flows.

In May 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts ”, which clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises”,  applies to financial guarantee insurance contracts issued by insurance enterprises. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, including interim periods in that year. The Company does not expect the adoption of SFAS 163 to have a material effect on its consolidated financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”).   FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate.  FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company is currently evaluating the potential impact, if any, of the adoption of FSP APB 14-1 on its consolidated financial position, results of operations or cash flows.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. The Company does not expect the adoption of FSP EITF No. 03-6-1 to have a material effect on its consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future condensed consolidated financial statements.

Liquidity

As of January 31, 2009 we have cash and cash equivalents of $2,419,477, a working capital deficit of $7,719,895 and a deficiency in stockholders’ equity of $1,697,303. For the period ended January 31, 2009, we had a net loss of $2,119,225 and negative cash flow from operations of $839,080. We also have an accumulated deficit of $51,800,190 at January 31, 2009 (see Note 16).

NOTE 2 – RESTRICTED CASH

Under terms of the Company’s secured convertible debenture dated February 26, 2008, we maintained a $1,000,000 interest-bearing deposit in a restricted bank account until such time as advances under an accounts receivable factoring agreement were repaid in full and the agreement and related liens were terminated.  As of October 31, 2008, the Company had $1,017,007 in the restricted cash account, which was released to the Company in December 2008 after the factoring agreement was terminated and settled in full in October 2008 and the debenture holders perfected their security in December 2008.

NOTE 3 - CONTRACTS IN PROGRESS

Costs and estimated earnings in excess of billings on uncompleted contracts represent accumulated project expenses and fees which have not been invoiced to customers as of the date of the balance sheet. These amounts are stated on the balance sheet as Unbilled Receivables of $914,794 and $518,326 as of January 31, 2009 and October 31, 2008 respectively.

Billings in excess of cost and estimated earnings on uncompleted contracts represent project invoices billed to customers that have not been earned as of the date of the balance sheet. These amounts are stated on the balance sheet as Deferred Revenue of $25,122 and $57,513 as of January 31, 2009 and October 31, 2008 respectively.

Revenue received as part of sales of equipment includes a provision for warranty and is treated as deferred revenue, along with extended warranty sales, with these amounts amortized over 12 months from the date of sale. These amounts are stated on the balance sheet as Deferred Revenue of $177,360 and $211,137 as of January 31, 2009 and October 31, 2008 respectively.

NOTE 4 - INVESTMENTS

SFAS No. 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance. SFAS No. 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement is disclosed is determined based on the lowest level input that is significant to the fair value measurement.

Items recorded or measured at fair value on a recurring basis in the accompanying financial statements consisted of the following items as of January 31, 2009:

		Quoted Prices in Active Markets for Identical Instruments	Significant Other Observable Inputs	Significant Unobservable Inputs
	Total	Level 1	Level 2	Level 3
Assets:
Short term Investment	$127,500	$127,500
Total	$127,500	$127,500	$-	-

With the exception of assets and liabilities included within the scope of FSP FAS No. 157-2, the Company adopted the provisions of SFAS No. 157 prospectively effective as of the beginning of the year ended October 31, 2008.  For financial assets and liabilities included within the scope of FSP FAS No. 157-2, the Company will be required to adopt the provisions of SFAS No. 157 prospectively as of the year beginning October 31, 2009.  The adoption of SFAS No. 157 did not have a material impact on our financial position or results of operations, and the Company do not believe that the adoption of FSP FAS No. 157-2 will have a material impact on our financial position or results of operations.

The fair value of the assets, short term investments, at January 31, 2009 was grouped as Level 1 valuation as the market price was readily available, and there has been no change to the fair value of the securities at January 31, 2009.

During the year ended October 31, 2007, the Company received marketable securities in settlement of $533,147 loan and $316,853 of accounts receivable. As of October 31, 2008, the Company had an investment of $153,000 that was considered available-for-sale for financial reporting purposes which included an unrealized loss of $697,000 included in the determination of comprehensive loss. As of January 31, 2009, this investment had a value of $127,500, with an unrealized loss of $722,500 included in the determination of comprehensive loss.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5 - OTHER CURRENT ASSETS

Other current assets on the balance sheet total $315,349 and $407,080 at January 31, 2009 and October 31, 2008 respectively. These totals comprise the following:

	2009	2008
Deposits	$83,761	$110,548
Value added tax (VAT)	122,571	262,090
Other receivable	109,017	34,442

Total	$315,349	$407,080

NOTE 6 - FIXED ASSETS

Property and equipment at January 31, 2009 and October 31, 2008 is summarized as follows:

	2009	2008
Machinery and equipment	$1,169,873	$1,076,950
Accumulated depreciation	(760,498)	(721,041)

Net property and equipment assets	$409,375	$355,909

Depreciation expense recorded in the statement of operations for the period ended January 31, 2009 and year ended October 31, 2008 is $39,463 and $176,147, respectively.

NOTE 7 - INTANGIBLE ASSETS AND GOODWILL

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations.

The identifiable intangible assets acquired and their carrying value at January 31, 2009 and October 31, 2008 is:

	2009	2008
Customer relationships (weighted average life of 9.2 years)	$784,242	$694,503
Non-compete agreements (weighted average life of 2.8 years)	278,650	198,911
Patents (weighted average life of 10 years)	63,695	63,695
Licenses (weighted average life of 2 years)	100,000	100,000

Total amortized identifiable intangible assets - gross carrying value	1,256,327	1,057,109
Less accumulated amortization	(386,252)	(324,661)

Net	840,336	732,448

Residual value	$840,336	$732,448

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Our acquisition of Colmek resulted in the valuation of Colmek’s customer relationships and covenants not to compete as intangible assets (see Note 14), which have an estimated useful life of 10 years and 3 years respectively, and as such are being amortized on a straight-line basis over their respective periods. In addition, we recognized goodwill of $2,038,669 that represents the excess of the purchase price we paid over the fair value of Colmek’s net tangible and intangible assets we acquired.

Our acquisition of Dragon Design Ltd (“Dragon”) resulted in the valuation of Dragon’s customer relationships and covenants not to compete as intangible assets (see Note 14), which have an estimated useful life of 3 years each, and as such are being amortized on a straight-line basis over that period. In addition, we recognized goodwill of $276,414 that represents the excess of the purchase price we paid over the fair value of Dragon’s net tangible and intangible assets we acquired.

Our acquisition of the assets of Tactical Intelligence, LLC. (“Tactical”) resulted in the valuation of Tactical’s customer relationships and covenants not to compete as intangible assets (see Note 14), which have an estimated useful life of 3 years each, and as such are being amortized monthly over that period. In addition, we recognized goodwill of $135,000 that represents the excess of the purchase price we paid over the fair value of Tactical’s net tangible and intangible assets acquired.

Estimated annual amortization expense as of January 31, 2009 is as follows:

2009	$160,581
2010	142,720
2011	130,665
2012	75,824
2013 and thereafter	330,546

Total	$840,336

Amortization of patents, customer relationships, non-compete agreements and licenses included as a charge to income amounted to $61,591 and $189,621 for the period ended January 31, 2009 and year ended October 31, 2008, respectively. Goodwill is not being amortized.

As a result of the acquisitions of Martech, Colmek, Dragon and Tactical, the Company has goodwill in the amount of $3,510,989 as of January 31, 2009 and $3,099,575 as of October 31, 2008. The changes in the carrying amount of goodwill for the period ended January 31, 2009 and year ended October 31, 2008 are recorded below.

	2009	2008
Beginning goodwill balance at November 1	$3,099,575	$3,099,575
Goodwill recorded upon acquisition	411,414	-

Balance at January 31, 2009 and October 31, 2008	$3,510,989	$3,099,575

Considerable management judgment is necessary to estimate fair value. We enlist the assistance of an independent valuation consultant to determine the values of our intangible assets and goodwill, both at the dates of acquisition and at specific dates annually. Based on various market factors and projections used by management, actual results could vary significantly from managements' estimates.

NOTE 8 - CAPITAL STOCK

The Company is authorized to issue 150,000,000 shares of common stock with a par value of $.001 per share. As of January 31, 2009 and October 31, 2008, the Company has issued and outstanding 49,000,244 shares and 48,853,664 shares of common stock respectively. The Company is also authorized to issue 5,000,000 shares of preferred stock with a par value of $.001 per share. We have designated 50,000 preferred shares as Series A preferred stock and 50,000 preferred shares as Series B preferred stock. The remaining 4,900,000 shares of preferred stock is undesignated. There were 6,287 Series A preferred shares outstanding at January 31, 2009 and October 31, 2008 respectively, and nil Series B preferred shares outstanding at the same dates.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Series A Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series A Preferred Stock. The Series A Preferred Stock ranks senior to all classes of common and preferred stock. The Series A Preferred Stock has a dividend rate of 12% per year. The Series A Preferred Stock and accrued dividends is convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share, and at the option of the Company when the stock price reaches or exceeds $3.00.

During the year ended October 31, 2008, we issued 200 shares of Series A Preferred Stock, which were subscribed for in March 2007 and converted 320 shares of Series A Preferred Stock into 32,000 shares of common stock. The total of Series A preferred stock outstanding is 6,287 shares at October 31, 2008 and January 31, 2009, convertible into 1,013,670 shares of common stock.

Series B Preferred Stock

We designated 50,000 shares of our preferred stock, par value $.001, as Series B Preferred Stock. The Series B Preferred Stock ranks junior to our issued and outstanding Series A preferred Stock and senior to all classes of common stock. The Series B Preferred Stock has a dividend rate of 8% per year. The Series B Preferred Stock and accrued dividends are convertible at the option of the holder into shares of our common stock at a conversion price of $1.00 per share. As of October 31, 2008 and January 31, 2009, we have no shares of Series B Preferred Stock outstanding.

Common Stock

During the period ending January 31, 2009 we issued 146,580 shares of common stock, valued at $30,310, to employees, directors and consultants for services, of which $11,790 was subscribed for during the year ending October 31, 2008.

During the years ended October 31, 2008 we issued 452,937 shares of common stock, valued at $263,476, to employees, directors and consultants for services.

During the year ended October 31, 2008 we also issued 38,319 shares as dividends on Series A Preferred Stock valued at $41,537.

During the year ended October 31, 2008, 60,000 shares of common stock were issued to an investor, which were subscribed for during the year to October 31, 2007.

We also issued 38,319 shares of common stock as dividend payments due to holders of Series A Preferred stock, which had accrued over the period August 2006 to April 2008, valued at $41,537. We also issued 60,000 shares to an investor who had subscribed for these shares in February 2007 and 4,200 shares for financing, and 56,640 shares to an investor on conversion of 320 shares of Series A Preferred stock.

Other Equity Transactions

During the period ended January 31, 2009, we did not issue any common share purchase options. However, options issued in earlier periods vested resulting in a charge of $177,965 in this period.

During the year ended October 31, 2008, we issued in the aggregate 1,870,000 common share purchase options to employees and consultants, with exercise prices of $1.30 to $1.50. The initial fair value of the options was $872,170 using the Black-Scholes method at the date of grant of the options based on the following assumptions: (1) risk free interest rate of 3.43%-5.25%; (2) dividend yield of 0%; (3) volatility factor of the expected market price of our common stock of 222% - 246%; and (4) an expected life of the options of 2 years. The fair value of the options has been expensed in this period. In accordance with EITF 96-18, the fair value of consultant vesting options will be recomputed at each reporting period and any increase will be charged to expense. Due to staff departures, 50,000 options were cancelled, all of which had exercise prices of $1.70. During the year ended October 31, 2008, $257,547 was charged to expense.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 9 - WARRANTS AND STOCK OPTIONS

Transactions involving stock options and warrants issued are summarized as follows:

	Three months ended January 31, 2009		Year ended October 31, 2008
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

Outstanding at beginning of the period	38,339,318	$1.39	36,519,318	$1.39
Granted during the period	-	-	1,870,000	1.36
Terminated during the period	-	-	(50,000)	1.70

Outstanding at the end of the period	38,339,318	$1.39	38,339,318	$1.39

Exercisable at the end of the period	37,256,417	$1.39	37,161,417	$1.39

The number and weighted average exercise prices of stock purchase options and warrants outstanding as of January 31, 2009 are as follows:

Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life (Yrs)	Total Vested
0.50	750,000	2.24	750,000
0.58	400,000	2.16	400,000
1.00	5,845,900	2.32	5,789,800
1.30	16,106,709	3.03	15,226,958
1.50	525,000	2.85	500,250
1.70	14,651,709	2.91	14,549,409
1.80	60,000	3.65	40,000
Totals	38,339,318	2.85	37,256,417

NOTE 10 - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company's aggregate US unused net operating losses approximate $43,554,000 which expire through 2029, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carry forward is approximately $14,814,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

For income tax reporting purposes, the Company's aggregate UK unused net operating losses approximate $7,725,000, with no expiration. The deferred tax asset related to the carry-forward is approximately $2,327,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Income tax expense for 2008 represents income taxes on our Norwegian subsidiary.

Components of deferred tax assets as of January 31, 2009 and October 31, 2008 are as follows:

Non-Current	2009	2008

Net Operating Loss Carry Forward	$17,141,000	$16,485,000
Valuation Allowance	(17,141,000)	(16,485,000)

Net Deferred Tax Asset	$-	$-

NOTE 11 - CONTINGENCIES AND COMMITMENTS

Litigation

The Company is currently engaged in a lawsuit involving the former Chief Executive Officer of its subsidiary, Coda Octopus Colmek, Inc. The former CEO claims breach of his employment contract, tortuous interference with his contract, termination in violation of public policy and failure to pay wages when due. He has filed a complaint on November 10, 2008 and an amended complaint on December 10, 2008. We have answered the amended complaint on December 22, 2008 denying the allegations, raising affirmative defenses and intend to defend ourselves vigorously.  We believe that the final disposition should not have a material adverse effect on our financial position or results of operations.

We may become subject to other legal proceedings and claims, which arise in the ordinary course of our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of any matters should not have a material adverse effect on our financial position or results of operations.

Factoring Agreement

Until October 31, 2008, we factored certain of our receivables pursuant to a number of factoring agreements with Faunus Group International (“FGI”). Advances received pursuant to the agreement are secured by our accounts receivable and other assets of the Company.

An initial factoring agreement was entered into on August 17, 2005 between FGI and Coda Octopus Group, Inc., for a maximum borrowing in the US of up to $1 million. Subsequent agreements were added in November 2006 covering our UK businesses, Martech Systems Ltd and Coda Octopus Products Ltd.

Over the course of the year ended October 31, 2008, we factored invoices totaling $7,545,200 in receivables and we received $5,828,550 in proceeds from FGI.

Under the arrangement, FGI typically advanced to the Company 80% of the total amount of accounts receivable factored. FGI retained 20% of the outstanding factored accounts receivable as a reserve, which it holds until the customer pays the factored invoice to FGI. The cost of funds for the accounts receivable portion of the borrowings with FGI was 1.85% for the initial 30 day credit period, up to a maximum of 45 days; thereafter, an additional fee of 0.5% was charged for each 10 day period.

As of October 31, 2008 all FGI agreements were terminated and advances repaid in full.

On February 20, 2008, FGI, RBS entered into an intercreditor agreement with the Company, regulating the priority of each creditor’s debts.

Operating Leases

We occupy our various office and warehouse facilities pursuant to both term and month-to-month leases. Our term leases expire at various times through September 2013. Future minimum lease obligations are approximately $1,191,565, with the minimum future rentals due under these leases as of January 31, 2009 as follows:

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

2009	$380,156
2010	382,979
2011	284,388
2012	97,196
2013 and thereafter	46,847

Total	$1,191,565

Concentrations

We had no concentrations of purchases of over 5% during either of the period ended January 31, 2009 and year ended October 31, 2008. We had a sales concentration of over 5% for the year ended October 31, 2008 due to a sale to a customer for $1,557,130.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 12 - NOTES AND LOANS PAYABLE

A summary of notes payable at January 31, 2009 and October 31, 2008 is as follows:

	January 31, 2009	October 31, 2008
The Company has a secured convertible debenture for $12M with a life of 7 years from February 26, 2008, maturing at 130% of face value, and with interest payable every six months, starting in February 2009, at a rate of 8.5%; During the term, the debentures are convertible into our common stock at the option of the Noteholders at a conversion price of $1.05. We may also force the conversion of these Notes into our common stock after two years in the event that we obtain a listing on a national exchange and our stock price closes on 40 consecutive trading days at or above $2.50 between the second and third anniversaries of this agreement; $2.90 between the third and fourth anniversaries of this agreement; and $3.50 after the fourth anniversary of this agreement or where the daily volume weighted average price of our stock as quoted on OTCBB or any other US National Exchange on which our securities are then listed has, for at least 40 consecutive trading days closed at the agreed price. The Company has failed to comply with certain covenants contained in the debenture agreement (see Note 16).
	$12,477,065	$12,348,493

The Company, through its UK subsidiary Coda Octopus Products Ltd has a 7 year unsecured loan note for £100,000; interest rate of 12% annually; repayable at borrower’s instigation or convertible into common stock when the share price reaches $3.	142,741	162,700

The Company through its US subsidiary Coda Octopus Colmek, Inc., has an unsecured loan note payable to a director and former officer of the Company, which is being repaid in the short term.	4,104	10,104

The Company through its UK subsidiary, Dragon Design Ltd, has an outstanding loan note payable for £14,000 over 36 months, commencing in November 2007, with monthly payments of £454.42 and an annual interest rate of 14.5%. By the end of January 2009, 23 payments remained on this note.	11,600	-

The Company through its UK subsidiary, Dragon Design Ltd, has an unsecured revolving line of credit with their bank for £40,000, which is repayable on demand. The amount outstanding on this line of credit was reduced to zero after January 31, 2009.	32,426	-

Total	$12,677,936	$12,521,297

Less: current portion	12,477,065	12,358,597

Total long-term portion	$190,871	$162,700

In connection with the secured convertible debenture noted above, we carry $1,452,765 deferred financing costs as an asset on the consolidated balance sheet at January 31, 2009, which represents $1,694,893 in financing closing costs we incurred, net of $60,532 in amortization expense for the period ended January 31, 2009 and $181,596 in amortization expense for the year ended October 31, 2008.  We amortize deferred financing costs over the debenture’s 7-year term using the straight line method.

NOTE 13 - RELATED PARTY TRANSACTIONS

We are indebted to various related parties for advances for payments of operating expenses and dividends. These related parties include our biggest shareholder and other entities controlled by this shareholder. Advances are non interest bearing and are due on demand. At the end of the period ending January 31, 2009, $1,621 was due to related parties, compared with $41,904 for the year ending October 31, 2008.

We are also owed by related parties a sum of $11,161 at January 31, 2009 compared to $54,166 at October 31, 2008.

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 14 - ACQUISITIONS

Acquisition of Colmek Systems Engineering

On April 6, 2007, we completed the acquisition of Miller & Hilton d/b/a Colmek Systems Engineering, a Utah corporation (“Colmek”). The total purchase price was $2,356,750, with additional associated costs and outlays of $158,470, consisting of cash paid at the closing of the transaction in the amount of $800,000 and the issuance of 532,090 shares of our common stock (valued at $792,814), and $700,000 and 42,910 shares that were due on the first anniversary of the closing date through secured promissory notes issued to the former Colmek shareholders - the promissory note allowed for interest on these amounts and the shares due to be converted to cash at the option of the promissory note holder and the amount paid in cash in full settlement of these promissory notes was $763,936. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of Colmek was accounted for using the purchase method in accordance with SFAS 141. The results of operations for Colmek have been included in the Consolidated Statements of Operations since the date of acquisition.

In accordance with SFAS No. 141, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and an independent appraiser’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Current assets acquired	$231,043
Equipment, net	80,007
Current liabilities assumed	(727,913)
Customer relationships acquired	694,503
Non-compete agreements acquired	198,911
Goodwill acquired	2,038,669
Total purchase price	$2,515,220

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The intangible assets of $893,414 at the date of acquisition consisted of customer relationships and non-compete agreements. The intangible assets acquired have an estimated useful life of 10 and 3 years, respectively, and as such will be amortized monthly over those periods. Goodwill of $2,038,669 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired, plus the associated costs and outlays.

Acquisition of Tactical Intelligence

In November 2008, the Company formed a new subsidiary called Coda Octopus Tactical Intelligence, Inc. (“Tactical”) to facilitate our entry into the counter-terrorism and anti-piracy training markets, which we believe are integral to our efforts to help major customers deploy real time 3D sonar systems in hot spots around the world.  On November 10, 2008, Tactical acquired the assets of Tactical Intelligence International, LLC and Tactical Executive Services, LLC, which consisted of some plant and machinery, valued at $5,000, customer relationships, valued at $60,000, non-compete agreements, valued at $50,000, and goodwill, valued at $135,000.The purchase price consisted of an initial cash outlay of $125,000, with $125,000 due on November 10, 2009 in the form of a convertible promissory note, and 50,000 options to acquire common shares of Coda Octopus Group, Inc., which are due to be issued imminently. As part of the transaction we acquired the services of two specialists in the field of real world security training for domestic and international military units and government agencies to spearhead this drive. These individuals have designed or led more than 50 such training programs throughout the world since September 11, 2001, using up to 100 freelance specialists on a contract basis. The expertise of this part of the Group will be used to leverage our Echoscope and UIS capabilities in sales and training.

The acquisition of Tactical was accounted for using the purchase method in accordance with SFAS 141. The results of operations for Tactical have been included in the Consolidated Statements of Operations since the date of acquisition. In accordance with SFAS No. 141, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Equipment, net	$5,000
Customer relationships acquired	60,000
Non-compete agreements acquired	50,000
Goodwill	135,000
Total purchase price	$250,000

The intangible assets of $110,000 at the date of acquisition consisted of customer relationships and non-compete agreements. The intangible assets acquired have an estimated useful life of 3 years each and as such will be amortized monthly over those periods. Goodwill of $135,000 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.

Acquisition of Dragon Design Ltd

In December 2008, the Company acquired the assets of Dragon Design Ltd (“Dragon”), an electronics manufacturing and design business based in Weymouth, UK, and situated next to its Martech subsidiary. Management believes the companies have complementary skills and capabilities that can enhance revenues and opportunities for both companies. The purchase price for the assets consisted of an initial cash outlay of £56,250 ($83,000) and a further £56,250 in deferred consideration, payable on the first anniversary of closing. The terms of the acquisition also included a potential earn out payment of £112,500, which is dependent on Dragon meeting future agreed performance criteria, that has also been accrued on the acquisition date.

The acquisition of Dragon was accounted for using the purchase method in accordance with SFAS 141(R). The results of operations for Dragon have been included in the Consolidated Statements of Operations since the date of acquisition. In accordance with SFAS No. 141(R), the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Current assets acquired	$147,039
Equipment, net	51,336
Current liabilities assumed	(201,166)
Customer relationships acquired	29,740
Non-compete agreements acquired	29,740
Goodwill	276,414
Cash acquired	877
Total purchase price	$333,980

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

The intangible assets of $59,480 at the date of acquisition consisted of customer relationships and non-compete agreements. The intangible assets acquired have an estimated useful life of 3 years each and as such will be amortized monthly over those periods. Goodwill of $276,414 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.

The following unaudited pro forma results of operations for the period ended January 31, 2009 assume that the acquisition of Dragon occurred on November 1, 2008. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have been achieved nor are they are necessarily indicative of future results of operations.

2009

Revenue	$3,332,753
Net loss	(2,112,758)
Loss per common share	$(0.04)

NOTE 15 - SEGMENT INFORMATION

Due to the nature of our businesses, we are operating in two reportable segments, which are managed separately based upon fundamental differences in their operations. Martech, Dragon, Colmek, Tactical and Innalogic operate as contractors, and the balance of our operations is comprised of product sales.

Segment operating income is total segment revenue reduced by operating expenses identifiable with the business segment. Corporate includes general corporate administrative costs.

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies.

There are inter-segment sales between our engineering contracting businesses and our products businesses.

The following table summarizes segment asset and operating balances by reportable segment.

	Contracting	Products	Corporate	Totals
Revenues	$2,137,244	$892,217	$169,644	$3,199,106
Operating profit/(loss)	207,142	(160,739)	(1,795,844)	(1,749,441)
Identifiable assets	6,801,410	2,618,058	5,751,780	15,171,247
Capital expenditure	305,157	14,275	18,952	338,384
Selling, general & administrative	894,454	504,399	1,503,866	2,902,719
Depreciation & amortization	74,868	15,337	71,380	161,585
Interest expense	3,657	7,095	386,672	397,424

The Company’s reportable business segments operate in two geographic locations. Those geographic locations are:

* United States
* United Kingdom

The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. There are inter-segment sales which have been removed upon consolidation and for the purposes of the information shown below.

Information concerning principal geographic areas is presented below according to the area where the activity is taking place for the period ended January 31, 2009 and the year ended October 31, 2008:

CODA OCTOPUS GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

	2009	2008
Revenues:
United States	$1,380,925	$7,362,966
United Kingdom	1,648,536	9,605,956
Corporate and other	169,644	-
Total Revenues	$3,199,106	$16,968,922

Assets:
United States	$4,868,667	$4,357,042
United Kingdom	4,550,800	5,478,233
Corporate and other	5,751,780	7,204,009
Total Assets	$15,171,247	$17,039,284

NOTE 16 - SUBSEQUENT EVENTS

On February 9, 2009, we were awarded the third TSWG contract, exercising the Automated Change Detection option, with a total value of $1,152,948. This involves developing Automated Change Detection algorithms for on-line detection and post-processing analysis of captured Echoscope™ data. The data post-mission would reside on a large-scale SQL database allowing several over-time analyses to be generated as well as “known-good” baseline surveys for real-time analysis. The algorithm would be backwards compatible with existing UIS™ systems to enable all users to add this additional software capability on a per license basis.

Secured Convertible Debentures

Under the terms of the $12M convertible debenture issued in February 2008 (see Note 12) , the Company agreed to allocate a minimum of $6M of the proceeds for purposes of capital expenditures and acquisitions, with the balance of the proceeds, approximately $6M to be utilized for working capital purposes. If the Company fails to comply with these covenants, the debenture holders would be able to demand payment within a specified period of time.

As of October 31, 2008, the Company exceeded the $6M limit for working capital purposes, and therefore was not in compliance under the terms of the debenture. On March 16, 2009, the Company and the Noteholder have entered into a Cash Control Framework Agreement, pursuant to which it is assumed that, subject to the Company being fully compliant with the terms of this agreement and those set out in the Transaction Documents entered into between the Company and the Noteholder on February 21, 2008, no adverse actions will be taken by the Noteholder. The agreement provides, among other things, for the placement of approximately $2.15 million into a segregated cash account.  Under the terms of the agreement, we may request the release of funds from the account from time to time for working capital purposes subject to the Noteholder's consent and agreed upon terms and conditions. Under the terms of the agreement, we must also adhere to a  cost cutting program which involves reducing selling, general and administrative expenses and research and development and capital expenditures by an annualized $3.35 million.

[Back Cover of Prospectus]

25,784,499 Shares

Common Stock

PROSPECTUS

June 12, 2009

Until September 10, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.